AGREEMENT

BETWEEN

SIERRA PACIFIC POWER COMPANY
RENO, NEVADA

AND

LOCAL UNION 1245
OF THE
INTERNATIONAL BROTHERHOOD
OF ELECTRICAL WORKERS

AFFILIATED WITH THE
AMERICAN FEDERATION OF LABOR AND
THE CONGRESS OF INDUSTRIAL ORGANIZATIONS
AFL-CIO

JANUARY 1, 2006 - DECEMBER 31, 2009

TABLE OF CONTENTS

TITLE PAGE

Agreement 1
Preamble 1
1.	Recognition1
2.	Continuity of Service2
3.	Definitions3
4.	Wages5
5.	Transportation7
6.	Working Hours9
7.	Shift Premium21
8.	Leaves of Absence22
9.	Inclement Weather Practice24
10.	Overtime25
11.	Holidays30
12.	Vacations32
13.	Safety35
14.	Union Activity38
15.	Sick Leave39
16.	Seniority42
17.	Expenses51
18.	Apprenticeship57
19.	Miscellaneous59
20.	Supplemental Benefits for Industrial Injury66
21.	Grievance Procedure66
22.	Employee Benefit Program70
23.	Demotion and Layoff Procedure80
24.	Term of Agreement84

ATTACHMENTS PAGE

I.	Exhibit A
(1) Wage Schedules  91

II.	Exhibit B
(1) Classifications and Job Descriptions  108
(2) Deleted Job Classifications  170

III.	Letters of Understanding
1.  Clerical Bidding Notes (See Attachment IV, Exhibit “C” (1)173
2.  Sick Leave Payoff (See Title 15.9)173
3.  Communications Technician, Telecommunications Dept (Deleted 3/5/07)173
4.  Equipment Op Evaluation Committee (Deleted 1/1/98 - Reinstated 1/1/03)173
5.  Equipment Operator Program174
6.  Emergency Response Program (See Attachment VIII)174
7.  Family Sick Leave Program (See Title 15.10)174
8.  Telephone Allowance174
9.  Departmental Seniority for Laborers (Deleted 1/1/95)174
10.  Yard Operator - Power Production175
11.  Clerical Occupational Group-Changing Work Hours (See Title 6.15)175
12.  Accident Prevention Board Business Representative As Member175
E-Mail for Union Communications
New Employee Orientation Participation By Union (See Title 14.6)
13.  Joint Benefits Committee Established175
Optional Life Insurance
Long-Term Disability Bargaining Unit Insuring Plan (See Title 22)
14.  Part-Time Employees Terms And Conditions (See Titles 3.5 & 22)175
15.  Equipment Operator Progression Guidelines175
16.  Work-At-Home Schedule for CSR’s (Business Office)176
17.  Generation Work Schedules (Added 1/1/03)177
Exhibit A - Nine (9) Hour Schedule
Exhibit B - Ten (10) Hour Schedule
Exhibit C - Twelve (12) Hour Schedule
18.  Department of Transportation Hours of Service (Added 1/1/03)182
19.  Neutrality Agreement (Added 11/2/98)183
20.  Hiring Hall Agreement (Added 3/5/07)XXX

ATTACHMENTS (Continued) PAGE

IV.	Exhibit C (1) Lines of Progression for Bidding & Demotional
Purposes by Occupational Groups 187
Definition of Occupational Groups 187
Lines of Progression Fold-Out
Bidding Notes 188

V.	Exhibit D Bargaining Unit Medical/Dental/Vision192
Options Comparison

VI.	Out-of-Town Work Assignment Guidelines196

VII.	Job Site Reporting (Cancelled by the Union on 10/24/02)199

VIII.	Emergency Response Program200

IX.	Company Statement202
RE: Continuation of Post Retirement Medical Coverage

INDEX
SPPCO-IBEW LOCAL UNION 1245 AGREEMENT

PAGE

AGREEMENT (INTRODUCTION & PREAMBLE) 1
APPRENTICESHIP 57-59
ARBITRATION PROCEDURE 69-70
BANKRUPTCY CLAUSE 66
BIDDING NOTES 188-191
BULLETIN BOARDS, UNION 38
CALL OUTS  25-30
CHECK-OFF, UNION DUES 2, 38
CLERICAL BIDDING NOTES 190-191
CLERICAL - CHANGE OF WORK HOURS 21
COMMITTEES
Accident Prevention Board 36
Equipment Operator Evaluation 173-174
Joint Apprenticeship Training 57-58
Joint Benefits 80
Joint Grievance 66-67
Labor/Management 39
COMPANY VEHICLE USE 7-9
CONTINUITY OF SERVICE TO THE PUBLIC 2
DAY EMPLOYEES 11-13
DEFINITIONS OF EMPLOYEE STATUS 3-5
DEMOTION PROCEDURE  80-84
DISCRIMINATION, RACE, COLOR, ETC. 2
DISQUALIFICATION OF PREFERRED BIDDER 70
DOT HOURS OF SERVICE LETTER OF AGREEMENT 182
DOUBLE TIME  25-30
DRIVERS LICENSE REQUIREMENTS 7-9
EMERGENCY RESPONSE PROGRAM 200-201
EMPLOYEE BENEFIT PROGRAMS 70-80
EMPLOYEE DISCOUNT 79
EMPLOYEE PLACEMENT
Disabled 50-51
New Technologies 50-51
Revision of Operations 50-51
Return from Military Leave 50-51
Temperamentally Unsuited 50-51
ENHANCED SEVERANCE/RETIREMENT BRIDGE PROGRAM 61-65
EQUIPMENT OPERATOR PROGRESSION GUIDELINES 175-176

INDEX (Continued)

PAGE
EXPENSES
Meals 51-57
Board/Lodging 51-57
Subsistence 51-57
Moving 51-57
FAMILY SICK LEAVE PROGRAM 42
FOREMAN SELECTION 47-48
GENERATION WORK SCHEDULES 178-182
GRIEVANCE PROCEDURE 66-70
GROUP LIFE INSURANCE 78
HIRING HALL
HOLIDAYS  30-32
INCLEMENT WEATHER 24-25
INTERIM NEGOTIATIONS 7
JOB BIDDING  42-51
JOB DEFINITIONS (EXHIBIT B) 108-169
JOB FLEXIBILITY 60
LAYOFF, LACK OF WORK 80-84
LEAVES OF ABSENCE
Military 22
Union 22
Personal 23
Family and Medical 24
LETTERS OF UNDERSTANDING 173-186
LINES OF PROGRESSION Fold-Out
LONG-TERM DISABILITY PLAN 79
LUNCH PERIOD 10
MANAGEMENT RIGHTS 59-60
MEAL ALLOWANCES 52
MEAL PERIODS 52
MEDICAL/DENTAL/VISION 75-78
MEMBERSHIP  2, 38
METER READER ALLOWANCE  7
NEUTRALITY AGREEMENT 183-186
NON-BARGAINING UNIT ASSIGNMENTS 43
OCCUPATIONAL GROUP DEFINITIONS 187
OFF SCHEDULE ASSIGNMENT 13-14
OFFICE SERVICE EMPLOYEES 20-21
ON CALL - STANDBY 59
OPERATIONS CENTER EMPLOYEES 15
OUT-OF-TOWN GUIDELINES 196-198
OUT-OF-TOWN PREMIUM 56
OVERTIME PAY 25-30

INDEX (Continued)

PAGE

PART-TIME EMPLOYEES’ BENEFITS 79-80
PART-TIME EMPLOYEES’ DEFINITIONS 4-5
PASS - UNION BUSINESS REPRESENTATIVE 38
PAY PERIODS  5-6
POST RETIREMENT MEDICAL 72-73
PREARRANGED WORK 25-30
PROMOTION (QUALIFYING PERIOD) 48
PROVISIONAL (PEP) EMPLOYEES 3-5
RECOGNITION  1-2
RELOCATION ASSISTANCE 57
REPORTING PLACE 9-21
RESIDENTIAL REQUIREMENTS 2-3
REST PERIOD  28-30
RETIREMENT PLAN 71-72
SAFETY  35-38
SENIORITY  42-51
SERVICE EMPLOYEES 18-20
SEVERANCE PLAN 61
SHIFT EMPLOYEES 16-18
SHIFT PREMIUM 21-22
SHORT TERM INCENTIVE PLAN (STIP) 88-90
SICK LEAVE  39-42
SICK LEAVE PAYOFF 40-41
STRIKE AND LOCKOUT 2
SUPPLEMENTAL BENEFITS FOR INDUSTRIAL INJURY 66
TELEPHONE ALLOWANCE 174
TEMPORARY ASSIGNMENTS 43
TERM OF AGREEMENT 84-85
TESTING REQUIREMENTS - POWER PRODUCTION Fold-Out
TOOLS  60
TRAVEL TIME  9-10
UNION SECURITY 38
UPGRADES  6
VACATIONS  32-35
VEBA TRUST FUNDING
VOLUNTARY INVESTMENT PLAN 73-75
WAGE RATES (EXHIBIT A) 91-107
WAGE STEPS WITHHELD 6
WELLNESS PROGRAM 78
WORK-AT-HOME SCHEDULE 176-177
WORKING HOURS 9-21

AGREEMENT

THIS AGREEMENT, made and entered into this first day of January, 2006, by and between SIERRA PACIFIC POWER COMPANY of Reno, Nevada, its successors or assigns, together with such other properties of a public utility character as may hereafter be acquired, hereinafter referred to as Company, and LOCAL UNION No. 1245 of the INTERNATIONAL BROTHERHOOD OF ELECTRICAL WORKERS (affiliated with the American Federation of Labor-Congress of Industrial Organizations), hereinafter referred to as Union. (Amended 3/1/07)

WITNESSETH that:

WHEREAS, the parties hereto desire to facilitate the peaceful adjustment of differences that may from time to time arise between them, to promote harmony and efficiency to the end that Company, Union and the general public may benefit therefrom, and to establish wages, hours and working conditions for certain hereinafter designated employees of Company;

WHEREAS, the parties hereby recognize that our industry is changing and will be faced with competitive threats, expanding customer requirements, and related implications that must be addressed. Both parties agree that the magnitude of the possible changes are currently unknown; however, the Union and Company both agree to meet these challenges jointly as committed partners with the end result being the Company and Union that the customers choose. (Amended 1/1/03)

NOW THEREFORE, the parties hereto do agree as follows:

TITLE 1
RECOGNITION

1.1
For the purpose of collective bargaining with respect to rates of pay, wages, hours of employment and other conditions of employment, Company shall recognize Union as the exclusive representative of those employees for whom the National Labor Relations Board certified Union as such representative in Cases 20-R-1376 and 20-R-1403. It is agreed that the following specific classifications of employees shall be added to those classifications of employees which have previously been specifically excluded from the Bargaining Unit by mutual agreement.

1.2
Provisions of this Agreement shall be limited in their application to employees of Company as described in Section 1.1 of this Title. When the words "employee" and "employees" are used in this Agreement they shall be construed to refer only to employees described in said Section 1.1 unless otherwise noted.

1.3
Company shall deduct from their wages and pay over to the proper officers of Union, the membership dues of the members of the Union who individually and voluntarily authorize such deductions in writing. The form of check-off authorization shall be approved by Company and Union.

1.4
It is the policy of the Company and the Union not to discriminate against any employee because of race, creed, religion, gender, age, pregnancy, ethnicity, color, national origin, veteran status, sexual orientation, mental or physical impairment provided the mental or physical impairment does not render the employee incapable of performing the essential functions of his position. It is further agreed that wherever in this Agreement the masculine term is used, it shall be considered applicable to both sexes. (Amended 3/1/07)

TITLE 2
CONTINUITY OF SERVICE

2.1
Company is engaged in rendering public utility services to the public and Union and Company recognize that there is an obligation on each party for the continuous rendition and availability of such services.

2.2
The duties performed by employees of Company as part of their employment pertain to and are essential in the operation of a public utility and the welfare of the public dependent thereon. During the term of this Agreement, Union shall not call upon or authorize or permit employees individually or collectively to cease or abstain from the performance of their duties for the Company, and Company shall not cause any lockout.

2.3
Any employee in a Bargaining Unit classification shall perform loyal and efficient work and service, and shall use their influence and best efforts to protect the properties of Company and its service to the public, and shall cooperate in promoting and advancing the welfare of Company and in preserving the continuity of its service to the public at all times.

2.4
Consistent with the Provisions of this Title, the parties recognize that Union, Company, and all employees are mutually obligated to promote efficiency and cooperation in Company's operations and harmony among Company's employees. (Amended 1/1/03)

2.5
Consistent with the provisions of this Title which pertain to continuity of service to the public and duties essential to the operation of the utility, after May 1, 1979 all employees shall be required by Company to either report to work on a call out basis within 45 minutes or reside within a thirty-five (35) mile radius of the Company headquarters to which they regularly report. An employee who is unable to report for work on a call-out basis within forty-five (45) minutes, will be exempt from the provisions of Section 10.3 of the Agreement. (Amended 1/1/98)

Any employee who must change his place of residence as provided herein shall be given a reasonable period of time to move in order to avoid personal hardship.

Incumbent employees who on May 1, 1979 reside within the present district or sub-district of the Company headquarters to which they regularly report, shall not be affected by the above provisions, until such time as they voluntarily change their residence, or job classification, or reporting headquarters.

TITLE 3
DEFINITIONS

3.1	Employees shall be known as "Regular," “Provisional”, "Temporary," "Part-Time" and "Probationary." (Amended 5/18/99 by Letter of Agreement)

3.2
For the purpose of the contract, a regular employee is defined as an employee who has completed six (6) months of continuous service with the Company, excluding those hired as provisional employees. (Amended 5/18/99 by Letter of Agreement)

3.3
(a)A temporary employee is defined as an employee hired by the day for occasional or seasonal work, or for a limited time. A temporary employee shall not be eligible for sick pay, holiday pay, vacation pay, insurance coverage, pension coverage or items of similar nature, except as herein specifically provided. If a temporary employee should in the course of continuous employment, be reclassified to probationary or regular, he shall be credited with all continuous service in determining eligibility for such benefits that may accrue to him in his new status. A temporary employee shall receive not less than the minimum rate for the job except in the case of laborers. Temporary laborers, as defined in Exhibit A, may be hired for a period of not more than three (3) months at the special temporary labor rate. (Amended 5/18/99 by Letter of Agreement).

(b) A provisional employee is defined as an employee whose employment is intended to last more than six (6) months but less than two (2) calendar years. The work performed is linked to specific projects or is in anticipation of future events with a specific date at which the position will be eliminated. The use of the provisional employee will not impede the opportunities of regular employees or bypass the bidding procedure as defined under Title 16 of the Collective Bargaining Agreement (CBA) and are not subject to Title 23 nor Sections 19.10 and 19.11. Provisional employees will be required to remain in the position for the duration of their term with no bidding rights. They will accrue benefits equivalent to a regular employee for sick leave, vacation, medical insurance coverage, pension coverage and be subject to Section 3.6 of Title 3 for the duration of their assignment. They will be eligible for a Short Term Incentive Pay (STIP) payout as described in Attachment I, Exhibit “A”(1). For purposes of overtime work, preference will be extended to “regular” Sierra Pacific employees, and the company is under no obligation to balance overtime for provisional employees as specified under Section 10.3 of Title 10. A provisional employee will not receive less than the minimum rate for the job and will progress through the appropriate classification wage progression in accordance with the CBA. If employment of a provisional employee extends beyond two (2) calendar years, the employee will be reclassified to “regular” with a hire date and seniority date equivalent to the start date of his provisional term. (Added 5/18/99 by Letter of Agreement)

(c) A provisional employee who is offered and accepts a bargaining unit position as a probationary employee with no break in service shall be eligible for health and welfare benefits and vacation accrual based on their continuous service as a provisional and probationary employee. (Added 3/19/02 by Letter of Agreement)

3.4
A probationary employee is defined as an employee hired for a position that has been regularly established and is of indeterminate duration. A probationary employee shall receive sick pay, vacation pay, insurance coverage, pension coverage or items of a similar nature as he shall become eligible, but in all other respects shall be equivalent to a regular employee, subject to the provision of 3.6 of this Title. A probationary employee shall receive not less than the minimum rate for the job.

3.5 (a) A part-time employee is one scheduled to work less than five (5) days per week or less than eight (8) hours per day. A limited number of part-time employees may be assigned to work covered by the Bargaining Agreement, provided that such assignment shall not result in the loss of regular employment for regular employees, nor shall the employees so assigned affect the status of or impede the promotional opportunities of regular employees. Part-time employees shall be paid the wage rates established in Exhibit A for the work performed. In determining allowances for vacations, sick leave, and other benefits hereunder, such allowance shall be prorated in direct ratio that the number of hours worked per week bears to forty (40). (Amended 1/1/95)

(b) The number of part-time employees in all "Clerical Department" classifications will not exceed 15% of the aggregate number of employees in all "Clerical Department" classifications. (Amended 1/1/98)

Schedules will be established in full hour increments and the employee's classification, i.e., one-half (1/2) time or three-quarter (3/4) time will be based on the established schedule at the time they are hired and an annual (payroll year) review of hours actually worked (excluding non-productive time) thereafter. Status changes will apply prospectively only. (Amended 1/1/98)

3.6
The retention of temporary, provisional and probationary employees is at the sole discretion of the Company, and termination of employment of such employees shall not be subject to review through the grievance procedure. (Amended 5/18/99 by Letter of Agreement)

3.7
Continuous service with Company shall start with the date of employment and consist of the entire period of employment. Continuous service will be broken when (a) an employee is discharged for cause; (b) an employee voluntarily terminates employment; (c) an employee has been laid off for more than twelve (12) consecutive months; (d) an employee has violated the provisions of 8.4; (e) an employee has taken a leave of absence of over thirty (30) calendar days as defined in Section 8.1. (Amended 5/1/88)

TITLE 4
WAGES

4.1	The wage to be paid employees of the Company covered by this Agreement shall be at the rates specified in the schedule hereto attached, numbered Exhibit A, and made a part hereof.

4.2
All employees shall be placed on an hourly rate of pay and shall be paid on alternate Fridays for all time worked during the two (2) week period ending the previous Saturday midnight; exclusive of overtime worked during the second week of the two week period. Any such deferred payment shall be included with the paycheck for the payroll period next succeeding the period in which such overtime was worked. In order to spread the payroll work the Company reserves the right to divide the payroll into two groups, paying each group on alternate Fridays. If a payday falls on a holiday, the day next preceding such holiday shall be pay day. However, if a payday falls on the Day after Thanksgiving the following Monday shall be payday. Payroll deductions for employees shall occur semi-monthly (first and second paycheck each month) including, but not limited to, Employee-only/Dependent Medical premium payments, Long-term Disability Insurance premiums, Life Insurance premiums, Union Dues, and Credit Union deposits or payments. (Amended 4/11/00 by Letter of Agreement)

4.3         (a) An employee who temporarily assumes the duties and responsibilities of a classification having a higher minimum rate shall be paid not less than the minimum rate of the higher classification for the time worked, meal and travel time, as applicable, computed to the next quarter (1/4) hour. (Amended 5/1/83)

1.  Any upgrade position, within a specific headquarters, lacking an incumbent employee and continuing for a cumulative period of 1500 straight-time hours in a 12-month period shall require posting of the position. This provision does not apply to those classifications designated as “upgrade only”. Exceptions to this provision can be made by mutual agreement between the Company and Union, i.e., training positions and special projects. (Amended 1/1/03)

(b) When an employee is temporarily reassigned to work in a classification higher than his regular classification, he shall be paid, upon such reassignment, the rate of pay he last received in such higher classification, plus any general wage increase or adjustments subsequently made therein.

(c) When an employee is temporarily assigned or reassigned to work in a classification lower than his regular classification, his rate of pay will not be reduced.

(d) Where automatic progression between classification or within the pay rate range of a classification is provided by the Agreement, it is understood that the employee's performance must be satisfactory to qualify for advancement. Where an employee's performance is unsatisfactory and an automatic progression wage step has been withheld, the Investigating Committee, provided for in Section 21.2 of the Agreement, may review the employee's performance.

(e) Where automatic progression in any classification is provided by the Agreement, an automatic progression wage step will be withheld after an employee is off work for sixty (60) calendar days or more. (Amended 5/1/83)

4.4
Company and Union may agree to additional classifications and/or revisions of existing classifications and wages and lines of progression with respect thereto, during the term of this Agreement. Pending negotiations with respect to such classifications, wage rates and lines of progression, the Company may establish temporary classifications and wage rates.

The Company will promptly notify the Union of any such temporary classifications and/or revisions and wage rates which are established. When the Company and Union reach agreement on the wage rate for the new classification and/or revised classification, it shall be retroactive to the date when the classification was first temporarily established or revised.

TITLE 5
TRANSPORTATION

5.1
Company or public transportation shall be furnished all employees requiring, at the discretion of the Company, transportation in the performance of their duties. In the event an employee is asked to use his own automobile for Company business, he shall be reimbursed at the current rate sanctioned by the Internal Revenue Code, Section 274, Treasury Regulations and Administrative Interpretations. (Amended 1/1/95)

5.2
Regular full-time Reno area Meter Readers shall be required to use their personal vehicles in the performance of their assigned duties within the Reno/Sparks metropolitan area for which they shall be reimbursed at the rate of One Hundred Eighty Dollars ($180.00) effective 5/1/96 per month for each month personal vehicles are so used. An allowance has been included in the reimbursement for the difference in cost between pleasure and business vehicle insurance coverage. As a condition of employment, personal vehicle insurance coverage shall be provided by the employee in an amount not less than the minimum state insurance requirements for such vehicle's use, and; a certificate of insurance with a thirty (30) day cancellation clause shall be required from each employee's insurance Company naming Sierra Pacific Power Company as an "Additional Insured Non-Owner" for each such vehicle used. Reno area Meter Readers shall not be required to use their personal vehicles outside the Reno/Sparks Metropolitan area. (Amended 1/1/98)

5.3        (a) Any employee who may be required to operate Company vehicles and/or equipment while performing duties pertinent to his job classification must possess and maintain the appropriate licenses or permits required by applicable laws and/or Company policy. (Amended 5/1/82)

 (b)  An employee incumbent in any such job who is unable to maintain the necessary driver's license, shall be returned to his former classification and rate of pay or, by mutual agreement between the Company and Union, shall be placed in another classification. (Amended 5/1/82)

In the specific event of where an employee is unable to maintain the necessary driver’s license for driving under the influence or controlled substance abuse, the following shall apply: (Added 1/1/98)

1.  Said employee for a 1st occurrence shall retain his rate of pay but may be required to work in another classification by mutual agreement between the Company and Union. However, a return to work agreement will be made between the Company, Union and employee specifically addressing terms and conditions of continued employment. (Added 1/1/98)

2.  In the event of a 2nd occurrence, within 5 years of the 1st, said employee will not be accommodated in existing position. The Company and Union will endeavor to place the employee; however, if no vacancies exist, this could result in termination. (Added 1/1/98)

3.  In the event of a 3rd occurrence, within 5 years of the 1st, the Company is not obligated for any reason whatsoever to accommodate said employee in any position. (Added 1/1/98)

(c) A successful bidder on any job requiring vehicle and/or equipment operation will be given a thirty (30) day period beyond the date of the job award to obtain the proper licenses and/or permits. Additional training must be arranged through Department Management. Bidder must be trained and/or evaluated prior to receiving approval to operate Company vehicles and/or equipment. (Amended 1/1/98)

(d) Any employee who is considered for an upgrade to a position requiring the operation of Company vehicles or equipment must be qualified by training or experience prior to upgrade. Employee will be subject to the provisions of Section (a) and (b) above. (Added 5/1/83)

(e) The provisions of Sections (a), (b) and (c) shall also apply to any employee operating a personal vehicle while being compensated by the Company for its use. (Added 5/1/82)

5.4	Employees shall be authorized to utilize Company vehicles only for the purpose of performing their assigned duties. Use of such vehicles for personal reasons is prohibited.

TITLE 6
WORKING HOURS

6.1
All regular employees shall receive full-time employment for each work week employed provided they physically report for duty at their regularly assigned reporting place in accordance with the terms and conditions of this Agreement and are in condition to perform their work. This is not interpreted to mean that the Company does not have the right to lay off or release employees on account of lack of work or any other valid reason at the end of the work week.

6.2         (a) Each employee shall have a regular reporting place, a regularly established schedule of work hours and work days. Such schedule shall indicate the starting and quitting times, the regularly scheduled meal period and the scheduled non-work days. The arrangement of such schedule shall be in accordance with the provisions hereafter contained for the classification in which the employee is regularly employed. Schedules with work periods providing for starting times after 12:00 noon or before 6:00 a.m. shall provide eight (8) consecutive hours of work.

By mutual agreement between the Company and Union, Generation employees may work under alternate Work Schedule Agreements as defined in Attachment III. (Amended 1/1/03)

(b) Employees who are assigned to work away from their regular assigned reporting place will be required to report to work at the established starting time and at the temporary reporting place designated by Company. When board and lodging are provided by Company, the reporting place will be the lodging designated by Company. It is understood that the temporary reporting place designated by the Company may change from time to time due to changes in Company's operational requirements. When necessary, Company shall provide water and sanitation facilities for the employee's use at the temporary reporting place. When the change of temporary reporting place occurs, the employee(s) will be notified as far in advance as practicable. (Amended 3/1/07)

(c) When employees are scheduled for required training, the Company shall be responsible for all travel, training expenses and all out-of-town expenses, subject to Titles 6.2(a), 10 and 17.8.

When employees are scheduled for volunteer training, the Company may alter the employees’ schedule, for the workweek, to match that of training. Overtime will only be paid if said employee is required to attend training and/or perform work for more than eight (8) hours on any day or if his total workweek (training and work time) goes beyond 40 hours. No employee will be denied 40 hours of pay for said week, subject to Title 17.12. (Added 3/1/07)

6.3
The work week shall be defined to be that period of 168 hours comprising seven (7) consecutive calendar days. For all employees but those in classifications listed in Section 6.13 the work week shall be that period beginning one (1) minute after 11:59 p.m. Sunday and ending 168 hours later.

6.4
A change in the regularly scheduled lunch period for any reason shall be deemed to require the payment of overtime for work performed during the regular lunch period and the employees may eat their lunch on Company time. Lunch periods may be advanced or delayed one-half (1/2) hour without the payment of overtime.

6.5
Employees, including those on Out-of-Town assignment, who are required to report for work on their non-work days, or on holidays which they are entitled to have off, or outside their regular work hours on work days, shall be paid overtime compensation for the actual work time, commencing at the time they physically report at their regularly assigned reporting place, and travel time in the amount of fifteen (15) minutes each way in connection therewith. An employee who is called out for such work shall be paid overtime compensation for travel time in the amount of thirty (30) minutes from his home and fifteen (15) minutes to return home. If an employee who is called out for such work outside of his regular work hours on a work day continues to work into or beyond his regular work hours, he shall be paid overtime compensation for actual travel time in the amount of thirty (30) minutes only from his home. (Amended 1/1/95)

In applying this Section 6.5 to work to be performed at Tracy or Ft. Churchill Steam Plants by those employees whose regularly established headquarters are either the Frank A. Tracy or Fort Churchill Steam Plants, a travel time allowance of "30 minutes" shall be substituted for "15 minutes" wherever it appears in the paragraph next preceding.

In applying Section 6.5, employees whose regular established headquarters is North Valmy Steam Plant but who reside in Winnemucca, will be compensated for "45 minutes" travel time each way and employees residing in Battle Mountain will be compensated for "30 minutes" each way.

The portion of this Title relating to travel time shall not apply to the following situation:

(a) Prearranged extended work schedules on regular work days. (Amended 5/1/81)

6.6         (a) If an employee is instructed by his Supervisor to report for prearranged overtime on a non-work day, or on a holiday which he is entitled to take off with pay, and the employee reports for work as instructed, the employee shall be paid overtime compensation for a minimum of four (4) hours provided, however, this will not apply to cases in which the employee is prevented from completing the assignment or earning the minimum through no fault of the Company, for reasons such as inclement weather, accidents, illness, or other reasons beyond the control of the Company. In such cases the employee shall be paid overtime compensation for the actual time worked, but in no event less than the two (2) hour minimum. (Amended 5/1/81)

(b) In the event an employee is instructed to report for prearranged overtime as provided in 6.6(a) above, and such work is canceled, the employee shall be paid overtime compensation for a minimum of four (4) hours, if he has not had notice of such cancellation at least eight (8) hours prior to the designated reporting time. (Amended 5/1/81)

(c) If an employee is instructed by his Supervisor to report for prearranged overtime prior to his regular starting time on a scheduled work day, the employee reports for work as instructed and for any reason the work is canceled, the employee shall be paid overtime compensation for actual time worked, but in no event less than a two (2) hour minimum time. (Added 5/1/91)

6.7
For the purposes of application of the provisions of this Title, all employees not specifically denoted by Sections 6.13, 6.14 and 6.15 shall be considered to be day employees. Sections 6.13, 6.14 and 6.15 shall determine the designation of all others.

6.8          (a) Day employees' hours of work shall be regularly scheduled as either 7:00 a.m. to 11:00 a.m. and 11:30 a.m. to 3:30 p.m. or 7:30 a.m. to 11:30 a.m. and 12:00 noon to 4:00 p.m. or 8:00 a.m. to 12:00 noon and 12:30 to 4:30 p.m. or 8:00 a.m. to 12:00 noon and 1:00 p.m. to 5:00 p.m. and the regular work days shall be Monday through Friday.

Working hours will be the same for all employees within an occupational group at their specific reporting place. If Company desires to split starting times for employees within the same occupational group it shall be established by mutual agreement between Company and Union.

(b) (Deleted 3/1/07)

(c)
The regular hours of work established herein may be changed by Company at the request or direction of public authorities, provided, however, that before any such change is made Company shall discuss it with Union. Company shall not be required to pay overtime compensation by reason of any change made as provided in this Section.

6.9         (a) Company may schedule employees to work for periods equal in length to their normal work period and overtime, if necessary, at other than their regular hours in any of the following situations: (Amended 3/1/07)

1.	The maintenance or repair of any generating plant or substations. (Amended 3/1/07)

2.	Work involving cleaning debris from the water intake of a power plant. (Amended 3/1/07)

3.	Restoration of the Valley Road Gas Plant to operating condition and the production of gas.

4.	To provide relief in a regularly scheduled job which has been temporarily vacated by absence of an incumbent.

5.	To provide public safety and the protection of Company facilities underground which may be exposed to possible damage by excavating operations performed by other than Company employees.

6.	(Deleted 3/1/07)

7. Infra-red inspections of outdoor electric facilities. (Added 1/1/98)

8.	At the request of the customer, special project construction or unique maintenance requirements of facilities where customer impacts must be minimized. (Added 1/1/98)

(b) In the event such assignment is for four (4) regular work days or less, the employees shall be paid at the rate of one and one-half (1 1/2) times the applicable straight-time rate for all such work except that if the schedule continues beyond four (4) regular work days, the employee shall be paid one and one-half (1 1/2) times the applicable straight-time rate only for the first two (2) days of any such situation, and shall upon the third day, be paid at the straight-time rate for the duration of the assignment. Where the provisions of Title 10.1(a), (1), (2), (3), and (4) or the paragraph (c) next following are applicable, such day shall not be counted as one (1) of the premium days under this Section 6.9.

(c) In the event the employee is required to begin work in a temporary "off schedule" assignment with less than forty-eight (48) hours notice he shall be paid at the applicable overtime rate for all work performed on the "off schedule" assignment between the time of notice and the expiration of the forty-eight (48) hour period. Wherever possible, assignment to an "off schedule" status and return to the regular schedule shall be made in such a manner as to provide the same number of hours off between work periods as is provided by the employee's regular schedule. Where this is not possible and a change is made with less than the required time interval, the difference between the amount of time off and the required time interval shall require the payment of an additional one-half (1/2) times the straight-time or overtime rate which may be applicable.

(d) Upon completion of the temporary off schedule assignment, which may include scheduled days off, the employee shall be returned to his regular status and schedule. In all cases an assignment to an "off schedule" status shall not operate to deprive an employee of a forty (40) hour work week.

(e) Except for operating employees who are assigned to supplement maintenance employees as provided in (a) above, and for employees who are assigned to relief as provided in (a) above, the employees' regular schedules of days of work shall not be changed.

(f) If any such situation extends beyond four (4) weeks, Company and Union may agree to rotate the shift assignments without additional payment of overtime for such change.

(g) The application of this Section shall in no way limit the right of the Company to establish schedules which would provide for work hours in excess of eight (8) on a work day, or more than five (5) days in a work week.

6.10        "Operations Center" employees shall have work schedules as follows:

(a) They may be regularly scheduled to work any eight (8) consecutive hours, exclusive of meal period, between 6:00 a.m. and 7:00 p.m., Monday through Friday.

(b) Operations Center employees, other than those working hours as provided in Section 6.10(a) above, may be assigned to work any eight (8) consecutive hours between 1:00 p.m. and 12 midnight.

(c) Group schedules when required shall be developed to provide rotation of assignments and equalization of conditions. Schedules may be established or revised during the term of the Agreement, provided however that such arrangements shall be first mutually agreed upon by Company and Union.

6.11        (a) This section means that except as noted below, there is a prohibition against requiring an employee to work more than twenty-one (21) consecutive days. (Amended 3/1/07)

If an employee has performed any work on each of the twenty-one (21) consecutive days, the employee must be granted the next two (2) days off. If either of the next two (2) days occur on regular work days for that employee, such employee shall, nonetheless, be granted the day(s) off at the straight-time rate of pay. (Amended 3/1/07)

(b) Employees may work beyond the twenty-one (21) day limit only under the following condition:

1.	Any work situation involving an immediate hazard to life or property. This does not include situations limited to a loss of money or revenue only. (Added 1/1/95)

6.12	The work week and work hours of part-time employees shall be governed by the following rules:

(a) Company shall notify Union of all part-time employees hired, the work being performed and the schedule of work hours and work days, if any, for such employees.

(b) Schedules of work hours and work days for part-time employees which would fall within the regular work hours and work days established in Section 6.8(a) may be established at the convenience of the Company.

(c) Schedules of work hours or work days for part-time employees which would fall wholly or in part outside the regular work hours and work days established in Section 6.8(a) shall be established by mutual agreement between Company and Union.

6.13	"Shift" employees are as listed below:

Building Services Worker, Lead
Foreman, Scrubber, Working
Foreman, Shift, Working
Operator, Assistant, Control Room
Operator, Assistant, Distribution System
Operator, Clarifier
Operator, Control Room
Operator, Distribution System
Operator, Emergency Relief (Grid)
Operator, Emergency Relief (Scrubber)
Operator, Emergency Relief (Steam)
Operator, Grid Reliability
Operator, Service Utility
Operator, Scrubber Utility
Operator, Transmission System
Technician, Shift, Instrument & Control (Pinon)
(Amended 3/1/07)

(a) The work week for shift employees shall be regularly scheduled but may be any seven (7) consecutive days. The normal work week of shift employees may start on any day of the week and at any hour of the day, and shall consist of one (1) eight (8) hour shift for five (5) days. The five (5) work days and two (2) non-work days may be arranged in one, two, three or four (4) week cycles. The shift employee's work day shall consist of eight (8) consecutive hours. The starting time of such shifts are presently established at 8:00 a.m., 4:00 p.m., and 12:00 midnight. During the term of the Agreement, present shifts may be changed or additional shifts added, provided however, that such arrangements shall be first mutually agreed upon by Company and Union. The term "shift" shall be defined as a schedule of employee's work days, non-work days, working hours, and the arrangement of work week cycles.

(b) When generating plant operations personnel are not specifically assigned to operations duties, they may be temporarily assigned to other duties at the generating facilities of the Power Production Department subject to the provisions of Section 4.3. (Amended 3/1/07)

When assigned to report to their regular generating facility, they may be reassigned to perform duties in any occupational group established in that facility.

The working days of operating personnel so assigned shall remain unchanged.

The working hours of operating personnel so assigned may be changed and consist of the hours worked by the employees in the Power Production Department Occupational Group to which assigned.

Such change in working hours and the return to the regular operations schedule hours shall require, after proper notice of such change of hours or return to regular hours, twelve (12) hours off between change to temporary hours or return to regular operations schedule hours. Where this is not possible and a change is made with less than twelve (12) hours off after proper notice, the difference between the amount of time off and twelve (12) hours shall require the payment of an additional one-half (1/2) times the straight-time or overtime rate which may be applicable. The provisions of Section 6.9 will not apply.

(c) When generating stations are operated on a 3 shift, 24 hour basis, the work periods of shift operating personnel shall be in accordance with Subsection (a) above.

When generating stations are operating on less than a 3 shift, 24 hour basis, the normal work week shall be in accordance with (a) above and the starting time of such shifts shall begin between the hours of 5:00 a.m. and 8:00 a.m. for the one shift, and between the hours of 1:00 p.m. and 4:00 p.m. for the other shift. Such schedules will be regularly established and will only be used to meet peak load conditions as they exist.

(d) An employee classified as Emergency Relief Operator shall be regularly scheduled and shall perform the regularly scheduled assignments for operators at substations and generating plants. He may be reassigned to any existing schedule for relief assignments in such plants without advance notice. Such employee shall not, as a result of such relief assignment, be entitled to overtime compensation for work performed during the regularly scheduled hours of such shift, except that, in the event he shall be required to report for work without having had twelve (12) hours off following the end of his last preceding work period, he shall be paid overtime compensation for any time worked in the twelve (12) hour period following the end of his last preceding work period. (Amended 1/1/03)

(e) (Deleted 5/1/87)

(f) Employees, when required by the Company to make relief, shall be compensated at the appropriate wage rate. (Added 3/1/07)

6.14	"Service" employees are as listed below:

Apprentice, Fabricator-Welder**
Apprentice, Gas Pressure Operator
Apprentice, Mechanic, Plant
Apprentice, Serviceman, Customer
Apprentice, Technician, Communications
Apprentice, Technician, Electrical Plant
Apprentice, Technician, Instrument
Apprentice, Technician, Lab
Coordinator, Fleet Repair/Licensing**
Electrician, Plant
Fabricator-Welder **
Fabricator-Welder, Certified**
Foreman, Communication Systems, Working
Foreman, Gas Pressure, System Working
Foreman, Lab, Working
Foreman, Machinist, Working**
Foreman, Maintenance, Working
Foreman, Technical, Working
Foreman, Utility Materials, Working***
Foreman, Utility Materials, Working (Power Plants)
               Foreman, Working**
Foreman, Yard, Working
Garageman**
Helper **
Helper (Power Production Maintenance)
Janitor (Power Plant)
Machinist-Tool Repair**
Maintenanceman, Street Light
Mechanic/Machinist, Plant
Mechanic, Plant
Mechanic, Utility Fleet**
Mechanic/Welder, Plant
Operator, Gas Pressure
Operator, Yard
Operator, Yard, Senior
Parts Clerk**
Senior Parts Specialist, Utility Fleet
Serviceman, Customer
Serviceman, Electric
Serviceman, Equipment
Technician, Communications
Technician, Communication Systems
Technician, Electrical Plant
Technician, Instrument
Technician, Lab
Troubleman
Utilityman, Gas
Utility Materials Specialist***
Utility Materials Specialist I***
Utility Materials Specialist, Trainee***
Utility Materials, Specialist (Power Plants)
Utility Materials, Specialist I (Power Plants
Utilityworker, Communications
(Amended 3/1/07)

**	No current employee as of 5/1/91 will be affected unless he/she voluntarily bids one (1) of these Service job classifications. (Amended 1/1/98)

***	No current employee as of 1/1/98 will be affected unless he/she voluntarily bids one (1) of these Service job classifications. (Added 1/1/98)

Incumbent employees specified by ** or *** are considered “Operations Center” employees. (Added 3/1/07)

(a) The normal work week for each Service Employee shall be regularly scheduled and may be any five (5) consecutive days, starting on any day of the week. The arrangement of work hours, work days, non-work days and work week cycles, where applicable, shall be considered as the employee's work schedule and shall be developed to provide rotation of assignments and equalization of conditions.

(b) Working hours for Service Employees assigned to work schedules providing for one-shift operations shall be either 7:00 a.m. to 11:00 a.m. and 11:30 a.m. to 3:30 p.m., or 7:30 a.m. to 11:30 a.m. and 12:00 noon to 4:00 p.m. or 8:00 a.m. to 12:00 noon and 12:30 p.m. to 4:30 p.m. or 8:00 a.m. to 12:00 noon and 1:00 p.m. to 5:00 p.m.

(c) Schedules for two-shift operations shall be as follows: First shift shall consist of any eight (8) consecutive hours between 7:00 a.m. and 5:00 p.m., exclusive of a thirty (30) minute meal period. Second shift shall consist of any eight (8) consecutive hours between 1:00 p.m. and 12 midnight. Employees assigned to the No. 2 shift shall be allowed necessary time to eat a meal on the job on Company time.

The Company agrees to schedule Service Employees on the No. 1 shift to take lunch four (4) hours after his regular starting time.

(d) Group schedules when required shall be developed to provide rotation to assignments and equalization of conditions. Schedules may be established or revised during the term of the Agreement, provided however, that such arrangements shall be first mutually agreed upon by Company and Union.

(e) New work schedules may be established and present schedules may be revised during the terms of the Agreement, provided, however, that such arrangements shall be first mutually agreed upon by Company and Union.

6.15        (a) "Office Service" employees are listed below: These employees may be regularly scheduled to work any eight (8) consecutive hours, exclusive of a meal period, between 6:00 a.m. and 12:00 midnight, Monday through Friday.

Clerk
Clerk, Print Shop
Clerk, Remittance Processing, Senior
Foreman, Customer Services, Working
Foreman, Meter Reader, Working-Reno
Foreman, Service Utilityman, Working
Foreman, Support Services, Working
Messenger, Outside
Meter Reader-Collector
Operator, Data Entry
Operator, Data Entry, Trainee
Operator, Data Entry, Senior
Operator, Mail Inserter
Operator, PBX
Operator, Phototypeset
Representative, Accounts Payable
Representative, Accounts Payable, Senior
Representative, Clerical
Representative, Customer Services
Representative, Customer Services, Senior
Service Utilityman, Outside Clerical
Specialist, Meter Data
(Amended 3/1/07)

(b) The Company will schedule Office Service employees to take lunch during the period from three (3) hours after the employee's regular starting time to five (5) hours after his regular starting time. Office Service employees, with consent of the Supervisor, may exchange lunch periods on any given day.

(c) The provisions of Section 6.4 shall not apply to employees covered by this section. Schedules of Office Service Employees may be established or revised during the term of the Agreement, provided, however, that such arrangements shall be first mutually agreed upon by Company and Union. (Amended 5/1/80)

(d) Office Service employees may change their working hours and/or lunch period, with prior supervisory approval, by up to two (2) hours within the same work day with no penalty to the Company. This allows the employee to schedule personal time off while maintaining their regularly scheduled number of work hours, i.e. making time up within the same day of no more than two hours.

A request to change an employee's work schedule must be arranged with the supervisor at least one day prior to the change, other than for emergency situations.

When an employee has requested personal time off, the employee has the option to make up time within the same day by adjusting his or her work schedule, or may use vacation or floating holiday hours, or sick leave (under Title 15 or Family Sick Leave guidelines), or may elect time off without pay. A minimum of 1/2 hour lunch period must be taken in accordance with Section 6.15, unless required by operational needs.

TITLE 7
SHIFT PREMIUM

7.1
All eight (8) hour work periods regularly scheduled to begin at 4:00 a.m. or thereafter, but before 12:00 noon shall be designated as first shifts. All eight (8) hour work periods regularly scheduled to begin at 12:00 noon or thereafter, but before 8:00 p.m., shall be designated as second shifts. All eight (8) hour work periods regularly scheduled to begin at 8:00 p.m. or thereafter, but before 4:00 a.m., shall be designated as third shifts. No shift premium shall be paid for the first shift. (Amended 3/1/07)

2007  2008  2009
2nd Shift  $1.45  $1.60  $1.75
3rd Shift  $1.65  $1.80  $1.95

7.2	When a shift premium is applicable to time worked at the overtime rate of pay, the overtime rate shall be applied to the applicable shift premium.

7.3	Shift premiums shall be payable only for hours actually worked, and shall not be paid for non-work time such as holidays, sick leave, vacations, etc.

7.4	Shift premium shall be paid for meal and travel time at the applicable overtime rate. (Added 5/1/83)

TITLE 8
LEAVES OF ABSENCE

8.1
"Leaves of Absence" and "Leaves" signify approved absence without pay. A leave shall commence on and include the first work day on which an employee is absent and shall terminate upon the agreed-to date of expiration of the leave of absence. An individual's seniority shall not be affected, except for personal leaves of thirty (30) or more calendar days. The employee's status as a regular employee shall not be impaired by a leave of absence and the conditions of the leave shall be governed by the provisions herein applicable to the type of leave granted. Any demotion of an employee caused by a reinstatement of an employee who has been absent on an approved leave of absence shall be governed by the Demotion and Layoff Procedure. (Amended 1/1/95)

Military Leave

8.2
A leave of absence shall be granted to employees who enter the Armed Forces of the United States, provided, however, that any such leave of absence and the reinstatement of any such employee shall be subject to the terms of any Act of Congress which provides for re-employment. The seniority rights for employees who are members of the Armed Forces shall accrue while they are absent on military duty.

Union Leave

8.3
Company shall, at the written request of Union, grant a leave of absence without pay to an employee who is appointed or elected to any office or position in the Union and whose services are required by the Union, provided adequate arrangements can be made to take care of the employee's duties, without undue interference with the normal routine of work. Such Union leave shall be subject to the following conditions:

1.	The term shall be for a fixed period not to exceed three (3) years. The period shall be stated in the request for leave.

2.
The employee shall be returned to employment in his same classification held at the time the leave was granted and at the same headquarters at which he was last employed, or at the nearest headquarters to that location in which a vacancy exists.

3.	The seniority of an employee who is granted a leave of absence under the provisions of this Title shall accrue during the period of such leave.

(Amended 1/1/98)

Personal Leave

8.4
Leaves of absence for urgent, substantial personal reasons may be granted to regular employees provided that mutual agreement is reached thereon by Company and employee, and subject to the following conditions:

1.
The leave will not exceed a period of six (6) months, or a six (6) month extension thereof, but in no case shall any leave or extension be granted which extends the total leave of absence beyond a period of one (1) year.

2.	The purpose for which the leave is granted will not lead to the employee's resignation.

3.
If an employee fails to return immediately on the expiration of the leave of absence, or if he makes application for unemployment benefits, or if he accepts other employment while on leave, he shall thereby forfeit the leave of absence and terminate his employment with the Company.

4.	An employee returning from an authorized leave of six (6) months or less shall be reinstated to his former classification and headquarters location.

5.
An employee returning from an authorized leave exceeding six (6) months shall be reinstated to his former classification and headquarters provided a vacancy exists in his former classification. If no such vacancy exists, the employee shall be reinstated in a lower classification thereto in the same Line of Progression. If such reinstatement in a lower classification is required under this section, the employee will be given preferential consideration over other employees in the filling of vacancies in higher classifications in the line of progression until such time as he is returned to his former classification or rate of pay. (Amended 5/1/82)

8.5	The Company will not consider the bid of an employee on a leave of absence. (Added 5/1/87)

Family and Medical Leave

8.6	Leaves for care of child, spouse, parent or serious illness of employee in accordance with the Federal Family and Medical Leave Act.

(a) Employees are eligible if they have attained regular status and have at least six (6) months of continuous service with the Company when the leave begins. Part-time employees are eligible if they have attained regular status and have worked 1040 hours.

(b) Eligible employees can take six (6) months unpaid leave of absence for a qualifying reason.

(c) Employees should give thirty (30) days advance written notice of intent to take leave. The employee should make a reasonable effort to schedule his/her leave so as not to interrupt Company operations. If an unforeseeable event occurs, employees should give notice as soon as practicable.

(d) An employee returning from an authorized leave under Section 8.6 will be reinstated to his/her former classification and headquarters location.

(e) Employees may be required to provide medical certification from a qualified health care provider.

(f) Leave may be denied if adequate notification or proper medical certification is not provided as required.

(Added 1/1/95)

TITLE 9
INCLEMENT WEATHER PRACTICE

9.1
Regular and probationary employees who are unable to work in the field because of inclement weather, "red" air quality days, as ordered by any air quality regulatory agency, or other similar causes, shall receive pay for the full day, provided they physically report for duty at their regularly assigned reporting place and are in condition to perform their work. However, they may be held pending emergency calls, and may be given first aid, safety or other instructions, or they may be required to perform miscellaneous work in the warehouses or other sheltered locations. Temporary employees under the same conditions shall receive pay for time they worked or are held on Company property, or ordered to stand-by. They shall not be paid in any event for less than four (4) hours.

When "red" air quality days occur, strenuous work activity shall cease within affected areas except when emergencies, and/or public safety or welfare are involved, and in those instances, the Company shall provide appropriate respirators for those employees required to work. (Added 1/1/95)

9.2
The employee in charge at the job site shall be responsible for determining whether weather conditions warrant cessation of outside work. In arriving at a decision with respect to weather conditions, the following shall be taken into account: (Amended 1/1/98)

1. Employee safety

2. Operating requirements

3. Undue hazards

4. Service to the public

5. Job site working conditions

6.	Anticipated duration of time required to leave unfinished job in safe condition

7. Anticipated duration of inclement weather

8. Distance from job site to operating headquarters

9.	Any other pertinent factors which in his opinion should be taken into account in reaching his decision relative to stopping or continuing work. (Amended 1/1/98)

TITLE 10
OVERTIME

10.1       (a) Overtime is defined as (1) time worked in excess of forty (40) hours in a work week, (2) time worked in excess of eight (8) hours on a scheduled work day, (3) time worked on a non-work day, (4) time worked on a holiday, and (5) time worked outside of regular work hours on a work day. Overtime shall be computed to the nearest quarter hour.

(b) Prearranged overtime shall be defined as overtime for which notice has been given prior to the employee's release at the end of the last regularly scheduled work period or an extension thereof, of no more than two (2) hours on that work day.

1.	Company may extend prearranged overtime as necessary. (Amended 5/1/81)

(c) Callout overtime shall be defined as overtime for which prior notice has not been given the employee as per 10.1(b). (Added 5/1/81)

(d) Overtime work should be assigned in accordance with the following principles, which are intended to guide the actions of both Supervisors and employees:

1.	The nature of the utility business requires the working of overtime and is reflected in the language of this Agreement.

2.	The right to determine the importance and necessity of any work assignment rests within the rights of Management.

3. Refusal shall be supported by a valid reason.

4.	A reasonable and sympathetic approach shall be taken by Supervision, with employees receiving as much advance notice as possible in order to allow them to alter their plans.

5.	Extenuating circumstances and health of the employees shall be considered.

6.	The time necessary to complete the work assignment and the availability and practicability of the use of other employees shall be considered.

7.	Above all, the rule of reason shall be used by employees and Supervisors.

10.2
If an employee is called out by a responsible authority of the Company outside the employee's regularly scheduled hours and works less than two (2) hours, the employee shall receive not less than two (2) hours to be compensated at the applicable overtime rate, for each such call out, provided the employee has finished his first call out and has returned to his home. If the employee is sent on another job or jobs prior to returning home from the initial call without a break in work time it shall be considered a single call out. It shall be the policy of the Company to avoid a second assignment except those of such urgency as would ordinarily warrant a call out, but the determination of such urgency shall be determined solely by the Company Representative dispatching the call.

Such minimum call out pay provision shall not apply and the overtime payment shall be made only for actual work time outside regular hours where:

1.	The call-out is less than two (2) hours prior to his regular starting time and the work extends into the regular work day.

2.
The call-out is an extension of the regular work day or the employee has not left the plant premises when called. Any employee required to keep a radio-equipped Company vehicle at home when off duty shall, upon completion of a tour of duty, proceed directly to his home. Any call-out while in transit shall be considered an extension of the regular day without interruption in time. A call-out received after reaching home and signing off the radio shall be considered a separate call-out. (Amended 5/1/81)

10.3  (a) Overtime shall be divided as equally as is practicable over the course of the payroll year, among those employees qualified and available within a classification and headquarters. All overtime for individuals in each headquarters shall be posted every 30 days. Employees new to a classification or headquarters shall be averaged into that classification and headquarters’ year to date overtime list. (Amended 1/1/03)
(b)	Deviation from the distribution of overtime as stated in Section 10.3 (a) must be established in writing and agreed to by both Company and Union. (Added 1/1/98)
(c)
Deviation from the distribution of overtime as stated in Section 10.3 (a) will be allowed in select cases where employees within classification possess special skills (certifications, licenses, or training) unique to that job requirement. (Added 1/1/98)

(d)
Employees temporarily assigned to a new headquarters (excluding Special Project Agreements) for a period greater than five (5) days shall be placed on the temporary headquarters’ overtime list with one (1) hour more than the employee with the greatest amount of overtime within his classification.

He shall work from his new headquarters’ overtime list and be removed from the list at his permanent headquarters.

Once the employee returns to his permanent headquarters, he shall be placed on his permanent headquarters’ overtime list with all year-to-day overtime worked. (Added 1/1/03)

(e)
First consideration will be given to the employee(s) within a headquarters and within the required job classification(s) for staffing a project within that headquarters. Second consideration will be given to employee(s) from other headquarters. If employees from other headquarters are used to staff a project and scheduled weekend overtime occurs, the employee(s) (or crew(s) of equal size) will be afforded the opportunity to work an equal amount of scheduled weekend overtime. (Added 3/1/2007)

10.4	Nothing contained herein shall be construed to require the payment of overtime compensation under more than one (1) of the foregoing definitions for a single period of operation.

10.5       (a) Overtime compensation at the rate of one and one-half (1 1/2) times the straight rate of pay shall be paid to employees for overtime as defined in Section 10.1 (a) (1), (2), (3), (4), and (5) and Section 10.1 (b). (Amended 5/1/81)

(b) The time worked in excess of sixteen (16) consecutive hours (which includes unpaid meal period) and continuing until the employee is dismissed from such work shall be paid at the rate of two (2) times the employee's straight rate of pay. (Amended 5/1/82)

(c) Prearranged overtime worked in excess of twelve (12) consecutive hours and continuing until the employee is dismissed from such work shall be paid at the rate of two (2) times the employee's straight rate of pay. (Added 5/1/81)

(d) If, following an employee's dismissal from work or on an employee's non-work day, the employee is called out for work, he shall be paid at two (2) times his straight rate of pay for all work performed outside his regular work hours or on a non-work day. (Added 5/1/81)

(e)  (Deleted 5/1/91)

10.6       (a) Any regular or probationary employee who, as the result of a call out or a prearranged work assignment, has worked at overtime rates between his regular quitting time and his next regular starting time on regular work days, shall be entitled to a rest period under the following conditions:

1.	If he has worked eight (8) hours or more at overtime rates, he shall be entitled to a rest period of nine and one-half (9-1/2) consecutive hours upon completion of such overtime work. (Amended 1/1/03)

2.
If he has worked a minimum of two (2) hours at overtime rates and such work extends beyond nine and one-half (9 1/2) hours after his regular quitting time, he shall be entitled to a rest period of nine and one-half (9-1/2) consecutive hours upon completion of such overtime work. (Amended 1/1/03)

3.
If he has worked a minimum of two (2) hours at overtime rates and such work commences later than nine and one-half (9 1/2) hours after his regular quitting time, he shall be entitled to a rest period of nine and one-half (9-1/2) consecutive hours upon completion of such overtime work. The above provisions shall not apply if such work commences later than four (4) hours before his next regular starting time. (Amended 1/1/03)

4.	Rest periods, as provided above, shall commence upon completion of the employee's overtime work or the start of his regular work hours, whichever occurs first.

(b) The provisions of Section 10.6(a) shall apply to an employee who works at overtime rates on his regularly scheduled day off or on a holiday observed by the Company as follows:

1.	The overtime must have been worked immediately preceding his regular starting time on the next regularly scheduled work day, and

2.	During the corresponding time period normally observed by him as off-duty hours on consecutive work days.

(c) If the employee becomes eligible for a rest period in accordance with any of the conditions above, and the Company requires the employee to continue work into his regular work period, the employee shall be paid at two (2) times the standard rate of pay for all hours worked until he is given a rest period. If, however, the employee is not entitled to a rest period, the employee shall revert to the straight-time rate at the beginning of his regular work period irrespective of whether he continues to work at said overtime work or changes to regular duties.

(d) If the employee becomes eligible for a rest period and is called back to work during his nine and one-half (9-1/2) hour rest period, the employee shall be paid overtime compensation at the rate of pay equivalent to two (2) times the standard rate of pay for all work performed until he has been relieved from duty for at least nine and one-half (9-1/2) consecutive hours, and a new rest period will commence at the conclusion of such work. (Amended 1/1/03)

(e) Should a rest period provided for above extend into his regular work hours, the employee may be required to report for work at the end of said rest period for the remainder of that regular work period. The employee shall be paid at straight time for any portion of his regular work period which he is allowed to take as a rest period. He will in any event be paid at the straight-time rate for the said regular work period.

TITLE 11
HOLIDAYS

11.1
It shall be the policy of the Company to perform only necessary work on any of the holidays observed by the Company. The necessity for holiday work and the number and choice of employees required to work on the holiday shall be determined by the Company.

11.2
For regular, provisional and probationary employees, "holiday" as used herein is defined as a day on which each of the following holidays is observed by the Company: (Amended 5/18/99 by Letter of Agreement)

New Year's Day
Martin Luther King Day
Memorial Day
Independence Day
*Floating Holiday #1
*Floating Holiday #2
*Floating Holiday #3
Labor Day
Veterans’ Day
Thanksgiving Day
Day After Thanksgiving
Christmas Day
(Amended 3/1/07)

*An employee, during his first payroll year of employment, shall be entitled to Floating Holidays in accordance with the following table: (Amended 1/1/98)

Hired From To Inclusive Floating Holidays

Beginning of Payroll Year April 30   3
May 1 August 31   2
September 1 End of Payroll Year 1

Employees shall observe their floating holidays on a workday before the end of the payroll year at the convenience of the Company and the Company will not pay in lieu of unused floating holidays. In the event an employee is prevented from taking his floating holidays due to operational requirements, he shall be entitled to defer the floating holidays into the next ensuing payroll year. (Amended 1/1/98)

11.3
If a holiday is observed by Company on a regular or probationary employee's non-working day, the employee shall, during the ensuing twelve (12) months be given a work day off with straight-time pay at the convenience of the Company. The employee may have the option of foregoing the work day off and accepting regular straight-time pay for the holiday if he so desires.

11.4
If a holiday is observed by Company on a regular or probationary employee's scheduled non-work day and the employee works on that day, he shall be paid at the applicable overtime rate for all work performed plus his holiday allowance.

11.5
If a holiday is observed by Company on a regularly scheduled work day of a regular or probationary employee and he performs no work that day, he shall be given a holiday allowance equal to his regular straight-time pay for the day.

11.6	If a holiday is observed by Company on a regularly scheduled work day of an employee and he works that day, the employee shall have the option to:

1.	be paid the applicable overtime rate for all work performed plus his holiday allowance of eight (8) hours straight-time pay, or

2.	be paid the applicable overtime rate for all work performed and carry over the holiday, to be observed at another time, subject to the provisions of Section 11.3 of the Agreement . (Amended 5/1/83)

11.7       (a) If a holiday falls on a Saturday, the Company shall observe the holiday on Friday. If a holiday falls on a Sunday, the Company shall observe the holiday on Monday.

(b) If a holiday falls on a Saturday or Sunday, employees regularly scheduled to work that day shall observe the actual holiday rather than the Company observed holiday.

11.8
If an employee takes off any of the days observed by the Company as holidays and is absent without bona fide reason on the work day either immediately preceding or following such day observed by the Company as holiday, he shall not receive holiday pay.

TITLE 12
VACATIONS

12.1
All active employees except temporary employees begin accumulating vacation time upon employment. Vacation time shall be computed from the employee's continuous service date and will be credited bi-weekly.

(a) An employee's continuous service date shall be his/her most recent date of hire which may be adjusted subject to the provisions of Title 8.

(b) When an employee's accrual rate changes as stated in 12.2 below, the new accrual rate will be effective at the beginning of the pay period in which the continuous service date falls. (Amended 5/1/87; Effective 1/1/88)

12.2	Full-time employees except temporary employees earn vacation time as follows and subject to the provisions of Title 20:

(a)	First (1st) through Fifth (5th) year of continuous service:

From one (1) day through sixty (60) months from your continuous service date you begin accruing 3.076 hours biweekly for a total of ten (10) days' vacation per year.

(b)	Sixth (6th) through Twelfth (12th) year:

At the completion of five (5) full years (60 months) from your continuous service date you begin accruing 4.615 hours biweekly for a total of fifteen (15) days' vacation per year.

(c)	Thirteenth (13th) through Nineteenth (19th) year:

At the completion of twelve (12) full years (144 months) from your continuous service date you begin accruing 6.153 hours biweekly for a total of twenty (20) days' vacation per year.

(d)	Twentieth (20th) through Twenty-sixth (26th) year:

At the completion of nineteen (19) full years (228 months) from your continuous service date you begin accruing 7.692 hours biweekly for a total of twenty-five (25) days' vacation per year.

(e)	Twenty-seven (27) or more years:

At the completion of twenty-six (26) full years (312 months) from your continuous service date you begin accruing 9.230 hours biweekly for a total of thirty (30) days' vacation per year.
(Amended 5/1/91; Effective 4/28/91)

12.3
Each employee who has completed five (5), ten (10), fifteen (15), twenty (20) years, etc., of continuous service with the Company will be credited with five (5) days vacation (40 hours) in the pay period in which the continuous service date falls. (Amended 5/1/87; Effective 1/1/88)

12.4	Part-time employees except temporary employees shall earn vacation time as stated in Section 12.2 and 12.3, but adjusted as follows and subject to the provisions of Title 20.

(a) Vacation time credits shall be prorated as outlined in Section 3.5. (Amended 5/1/87)

12.5
An employee must complete six (6) months of continuous service to be eligible to take vacation. After completion of six (6) months of continuous service, vacation may be taken as earned, subject to operational needs of the Company and by mutual agreement of Company and employee. (Amended 5/1/87)

12.6	Vacation time shall be paid at the straight-time rate of pay. (Amended 5/1/87)

12.7	All vacation shall be taken on consecutive days unless otherwise mutually agreed upon between Company and the employee.

(a) An employee may, upon his request, and with the consent of his Supervisor, take a vacation of less than five (5) consecutive work days, providing that:

1.	Such request is submitted as far in advance as is possible.
2.	Such request is no less than ¼ hour. (Amended 1/1/98)

12.8
Earned vacation which is not used by an employee may be allowed to accumulate. Such vacation may be carried over from one (1) payroll year to the next following payroll year provided that the carryover vacation does not exceed a maximum amount based on years of continuous service as stated below: (Amended 1/1/98)

Years of Continuous Service Maximum Carryover Vacation
1st through 5th year  20 days or 160 hours
6th through 12th year  30 days or 240 hours
13th through 19th year  40 days or 320 hours
20th through 26th year  50 days or 400 hours
27 years or more  60 days or 480 hours

(a) All vacation carried over from one (1) payroll year to the next following payroll year in excess of the maximum as stated in 12.8 above will be forfeited. (Amended 1/1/98)

12.9
When an employee is required to carry over a vacation from one (1) payroll year to the next payroll year due to an approved absence from work because of an extended illness or industrial injury, such vacation will be taken at the convenience of the Company and at such time as not to interfere with vacation schedules of other employees. Such vacation will not be subject to forfeiture as stated in 12.8(a). (Amended 1/1/98)

12.10
When an employee's approved scheduled vacation is canceled by the Company due to unforeseen emergency conditions, or an employee foregoes his/her vacation for the convenience of the Company, the employee shall be allowed to reschedule his vacation by mutual agreement between Company and the employee. If such vacation must be carried over to the next following payroll year, it shall not be subject to forfeiture as stated in 12.8(a). (Amended 1/1/98)

12.11	If a holiday is observed by the Company on a work day within an employee's vacation period, the holiday shall not be considered a vacation day. (Amended 5/1/87)

12.12	Company shall not require an employee to take his vacation in lieu of sick leave or leave of absence on account of illness. (Amended 5/1/87)

12.13
Regular, provisional and probationary employees whose employment with the Company has been terminated for any reason shall receive vacation pay for all accrued vacation time in lieu of any vacation allowance. (Amended 5/18/99 by Letter of Agreement)

12.14
Before April of each year, there will be a sign-up in each department so that the employees may designate their choice of vacation periods. The Company shall prepare the annual vacation schedule on the basis of such sign-up, effecting whenever possible the selections of the employees within each classification in the order of Company seniority.

(a) If, in accordance with 12.7, an employee has arranged to take his vacation in two (2) or more periods the use of seniority as a factor in securing preferential consideration over other employees shall be limited to one (1) of such periods.

(b) Service employees shall be allowed to include one (1) night shift in their first choice vacation period. (Amended 5/1/87)

(c) Shift employees are front-loaded scheduled holidays. When these holidays are scheduled in blocks of two (2) days or more and subject to Title 12.14, the Company will cover with overtime, when necessary. (Added 3/1/07)

12.15
Vacation lists shall be posted on or before April 15 of each year. Scheduled vacation shall be taken as posted unless otherwise agreed to by Company. Any request for changes in scheduled vacation shall be submitted by the employee in writing and subject to written approval by Company. Such request shall include the alternate date(s) proposed by the employee. (Amended 5/1/87)

TITLE 13
SAFETY

Working SAFELY prevents suffering, loss of wages to ourselves and families, and damage to property and injury to others.

An important part of everyone's acceptance of employment is to accept responsibility to do his work in accordance with the latest safety practices and to cooperate with other employees with whom he works to carry out safety rules and practices. Therefore, every employee of this Company is automatically pledged to study the safety rules and put them into effect for every applicable circumstance.

Every employee must be familiar with the special safety rules and regulations pertaining to his particular classification, in addition to the general overall safety rules.

13.1
Company shall make reasonable provisions for the safety of employees in the performance of their work. Union shall cooperate in promoting the realization of the responsibility of the individual employee with regard to the prevention of accidents.

13.2	The Company will draft reasonable safety rules for employees and it will be the responsibility of all employees to observe these rules. A copy of the rules will be furnished the Union.

13.3
The Company shall hold not less than eight (8) safety meetings each year at practical points throughout the system. When practicable, such meetings shall be scheduled to permit as many employees as possible to attend. Employees shall be required to attend safety meetings except for good cause. The programs of the safety meetings shall be arranged by the Company and in general will cover material appropriate to each group.

13.4
The Company will promptly notify the Union Business Representative of any accident resulting in death or serious injury to an employee. The Union Business Representative of Local 1245 shall be a member of the Company Accident Prevention Board. (Amended 1/1/98)

13.5
The Company and Union recognize the importance of timely, well-documented investigative reports for any serious accident/incident determined to be worth investigating. To this end, the Company and Union agree that a Committee comprised of not more than twelve (12) members of the Bargaining Unit and twelve (12) members of Management will be selected by their respective parties to receive special training from the Safety Department in the appropriate methods of conducting accident investigations -- such training to be provided on Company time at Company expense.

Thus, when an accident/incident occurs, there will be a trained group of personnel from who to select the Joint Accident Investigating Committee members as described in the remainder of this section. Selection to serve as a member of the Joint Accident Investigating Committee shall be based on the knowledge and experience of the individual committee members so that, to the extent practicable, the Committee will be comprised of members experienced in the field of work in which the accident/incident occurred. In no case shall the members of the Joint Accident Investigating Committee be selected from the reporting place in which the accident/incident has occurred, unless mutually agreed between the Company and Union. (Amended 1/1/03)

At the request of either the Company or the Union, any accident/incident of a serious nature shall be investigated by a Joint Accident Investigating Committee. The Joint Accident Investigating Committee shall consist of not more than four (4) employees, two (2) of whom shall be appointed by the Company and two (2) by the Union.

If such investigation is requested by the Company, the Company will pay wages at the appropriate hourly wage rate, for approved hours so worked by the Union committee members. Normal out of pocket expenses required for the proper conduct of the investigation will also be paid by the Company.

If such investigation is requested by the Union, the Company will not be liable for any lost wages or expenses incurred resulting from the Union member’s participation in the investigation.

After investigating a serious accident/incident, the Joint Committee may, at its discretion, file a joint or separate report or reports with the Company covering its recommendations for prevention of the recurrence of accidents of similar nature. It is understood and agreed that the Company is not obligated or required to accept the committee's recommendations. If the Company accepts or rejects any or all such recommendations, Company will give written explanation to the Joint Accident Investigating Committee within 30 days. (Amended 1/1/03)

13.6
A Department Safety Committee shall be established consisting of three (3) non-Supervisory employees. A "chairman", "co-chairman" and "member" shall be selected by the members of the committee. Each year the chairman moves off the committee, the co-chairman moves to chairman, and the member becomes co-chairman, and a new member will be appointed. In establishing said committee, it is specifically recognized and acknowledged that the employer is obligated to provide to the employees a safe and healthy place of employment and that the operation and/or establishment of the aforementioned committee shall in no way relieve the employer of that obligation. The Department Safety Committee shall be established to function in the prevention of accidents by ascertaining unsafe working conditions and recommending measures to be taken for correction thereof. Such recommendations shall be in the form of written reports, copies of which will be sent to the appropriate Supervisors, Safety Manager and each member of the Safety Committee. Within ten (10) working days from receipt of such recommendations, a written reply from the Manager will be returned to the Chairman of the Committee with a copy to the Safety Manager. There shall be as many such Committees in each district as may be warranted by the extent of the territory of such district and the number of employees therein. District Supervisors and Department Heads shall make appointments to the Safety Committees for their respective districts and departments. Union shall have the right to suggest names for appointment to such committees. In April and October each Committee shall make inspections of Company's properties, vehicles, equipment, and activities in its designated territory. Members of such committees will have time off with pay for the purpose of making said inspections and shall be reimbursed by Company for expenses incurred therefore.

13.7
The Company Safety Manager or their representative will meet with the Department Safety Committee at such times and places as may mutually be agreed upon. At such meetings the Department Safety Committee may submit suggestions to Company concerning the revision and enforcement of safety rules. (Amended 1/1/98)

13.8
If the Company requires any employee to wear steel-toed safety shoes (as defined in ANSI Standard Z.41), the Company will provide the shoes. The employee is then required to wear in the performance of his duties, steel-toed safety shoes recognized as such by ANSI Standard Z.41. (Added 5/1/91)

TITLE 14
UNION ACTIVITY

14.1	The Union will use one-half (1/2) of the Company's regular bulletin boards and Company shall designate by lettering the portion of the Board reserved for Union use.

14.2
The Company shall not discriminate against an employee because of his or her membership in the Union or his or her legal activity on behalf of the Union, and the Union agrees not to discriminate against any employee because of his non-affiliation with the Union. (Amended 3/1/07)

14.3
The Union's use of bulletin boards shall be limited to the posting thereon of official notices of meetings and similar matters relating to official Union business, and Union shall not post thereon any matter relating to the solicitation of employees to join Union or the collection of dues, or any matter derogatory to Company.

14.4
At the request of the Union, the Company shall issue a temporary pass, renewable yearly, to any representative of the Union authorizing him to enter any Company property where any employee within the Bargaining Unit is employed.

14.5
All employees hired by Company in the State of California after May 1, 1990 shall after thirty (30) days of employment (1) become a member of the Union; or (2) in the alternative, an employee must tender a registration fee to the Union in such an amount as the Union may prescribe (but in no event to exceed the initiation fee required of Union members) and shall tender, monthly, an agency fee as established by the Union in an amount not to exceed the amount of the monthly dues and per capita fees required of BA members in his wage rate.

14.6	(a)	APB Member: It has been agreed that the I.B.E.W. Business Representative will become a member of the Accident Prevention Board (APB). (Amended 1/1/98)

(b)	E-Mail: E-Mail will be made available to the Union for Union communications.

(c)	New Employee Orientation: I.B.E.W. Business Representative will be allowed to participate in the New Employee Orientation.

(d)
Employee Electronic Access to Information: Company shall post on the Company Intranet and make available the CBA, Grievance Resolutions, Letters of Agreement and any other beneficial communications unless excluded by mutual agreement between the Company and Union, to be fully implemented by 12/31/05. (Added 1/1/03)

14.7    The Company and Union agree to hold Labor/Management Committee meetings to discuss matters which are covered by the Agreement and/or of importance to both parties. These meetings will be held on Company premises during work hours, at Company expense and shall be held in accordance with established Committee Charter. (Added 1/1/03)

TITLE 15
SICK LEAVE

15.1
A regular employee shall, in addition to any accumulated unused sick leave with pay to which he may be entitled as of May 1, 1968, also be entitled to accumulate further unused sick leave with pay at the rate of one (1) day of sick leave for each month worked subsequent to May 1, 1969, and calculated biweekly. An unlimited number of working days of sick leave may be accumulated in this manner, subject to the provisions of Section 20.1. (Amended 5/1/86)

15.2
The Company may require satisfactory evidence of an employee's illness or disability before sick leave will be granted. If it is found that the employee is using sick leave for reasons other than a bona fide personal sickness or disability, said employee shall forfeit all sick leave accumulated up to that date. As soon as an employee determines that he will be unable to report for work, he must notify his Supervisor or arrange for his Supervisor to be so notified. Such notification must be provided prior to normal starting time. In the event an employee is unable to determine when he will be able to return to work, he must, on each day of his illness or disability, notify his Supervisor that he will be unable to report for work. When the employee does become aware of the date when he will be capable of returning to work, he must give as much advance notice of this fact as possible to the Supervisor. Lack of notification will result in denial of sick pay benefits.

15.3
If a holiday is observed by the Company on a work day within the sick leave period of an employee who is entitled to holidays off with pay, the holiday shall not be charged to the employee's sick leave (see 11.5).

Except as provided in Section 15.4, nothing in the foregoing Title shall be interpreted to entitle the employee to sick leave while on vacation, temporarily laid off by the Company, upon severance of employment, or while receiving industrial compensation.

15.4	If an employee is confined to a hospital during his vacation period, upon request he will be granted sick leave for the period of confinement.

15.5 (Deleted 5/1/83)

15.6 (Deleted 5/1/83)

15.7 (Deleted 5/1/83)

15.8	Sick leave time may be granted in ¼ hour increments.
(Added 1/1/98)

15.9	Sick Leave Payoff

Pursuant to the agreements reached during 1983 General Negotiations relative to the deletion of Sections 15.5, 15.6 and 15.7, Title 15, the following applies to payback of unused sick leave:

A.	The eligibility requirements and future payoffs will be based on the following guidelines:

1.	An employee whose years of continuous service plus age total sixty-five (65) or more shall upon retirement or death be paid for 40% of his unused sick leave.

2.	An employee who terminates his employment with the Company shall be paid for 20% of his unused sick leave provided he has a minimum of ten (10) years' continuous service.

3.	Any employee who is terminated by the Company for disciplinary reasons shall receive NO pay for unused sick leave.

4.
In the event an employee dies leaving unused sick leave, payback under the provisions of item 1 or 2 above shall be paid to the beneficiary designated in the employee's Company sponsored Group Life Insurance Policy, or if no such beneficiary is designated then to his or her estate.

B.	The hours accrued between date of hire and the date of ratification will be "frozen" and will be the only hours included in the payoff calculation.

C.	Payoffs will be based on the provisions of Paragraph A, items 1 and 2 above.

D.	The rate to be used for unused sick leave payback in Paragraph A, items 1 and 2, shall be the employee's final average pay as outlined in the terms of the Retirement Plan.

E.	Employees who terminate prior to meeting the eligibility requirements of Paragraph A above will not receive any payback.

F.	Employees transferring out of the Bargaining Unit will not be eligible for any payback.

G.	If an employee uses any part of the "frozen" hours, the payoff calculation will be based on the hours remaining at the time of retirement or termination.

H.
An employee may replace sick leave used from his "frozen" hours from future sick leave accumulation; however, under no circumstances will the employee be allowed to replace more than those sick leave hours originally "frozen". In other words, the hours "frozen" as of September 6, 1983, will never be increased.

15.10	Family Sick Leave Program

The parties, in an effort to meet the needs of employees while maintaining sick leave usage at an acceptable level, hereby agree to the following:

A.
Employees may be granted up to thirty-two (32) hours sick leave per payroll year (assuming sufficient hours of accrued sick leave) for immediate family illness/emergency. The accrual rate remains unchanged. (Amended 1/1/98)

B.
Family illness/emergency is any situation involving the employee's immediate (as defined in the Company's funeral leave policy) family requiring the employee's personal attention which cannot be attended to outside normal work hours.

C.	Family sick leave time may be granted in ¼ hour increments. (Amended 1/1/98)

D.	Proven abuse will be handled pursuant to the provisions of Section 15.2

E.	Employees at any stage of progressive discipline for attendance related problems are not eligible.

F.	It is recognized that this program does not provide an additional benefit to employees. Time is provided, as described above, at the sole discretion of the Supervisor.

G.	The Company will communicate this program to Supervisors in a manner designed to foster consistency and understanding. (Amended 1/1/95)

H.	Family sick leave usage will not be a consideration in employee performance appraisals. (Added 1/1/98)

TITLE 16
SENIORITY

16.1
There shall be two (2) types of seniority, namely, Occupational Group Seniority and Company Seniority. Company Seniority shall be defined as total length of continuous service with the Company as determined in accordance with 3.7. Company Seniority shall be used as the basis for determining such benefits as sick leave, retirement, vacations and protection against demotion and lay-off. Occupational Group Seniority shall be defined as the total length of service in one (1) of the occupational groups shown in Exhibit C attached hereto. Occupational Group Seniority shall be used in determining the preferred bidder within an occupational group and line of progression in the sequence outlined in 16.5. Attached hereto and made a part hereof is Exhibit C, an appendix outlining the "Occupational Groups" and "Lines of Progression" to be used for promotion and demotion. It is understood that the Occupational Groups have no relationship to "departments" as used in prior contracts between the parties nor shall Exhibit C be construed to limit in any way the right of the Company to choose any form of organizational arrangement it prefers.

16.2
Company shall make up and post on bulletin boards, a Company seniority list and an occupational seniority list every six (6) months. If no opposition shall be made in writing within thirty (30) days after posting, the respective seniorities shall be considered as correct as listed. A copy shall be furnished the Union.

16.3       (a) The seniority status of employees as of July 1, 1959, shall be that shown on the personnel records of the Company, and seniority shall accumulate in the occupational group where then employed.

(b) An employee who, after May 1, 1974, bids or is transferred from one occupational group to another or is transferred out of the Bargaining Unit shall, for a period of six (6) months following the date he is awarded his new job in the new occupational group, or out of the Bargaining Unit, be assumed to be continuing in the occupational group from which he transferred and shall have no seniority in the group to which he transferred. At the end of the six (6) month period specified, he shall be credited with six (6) months of seniority in the new group, and shall retain in the group from which he bid or was transferred, the seniority he had earned in that group as of the beginning of the six (6) month period specified.

(c) An employee who is transferred out of the Bargaining Unit on a temporary assignment shall be considered to be continuing in the occupational group and classification from which he has been transferred. Assignments of a temporary nature which are expected to continue beyond twelve (12) months shall first be discussed with the Union.

(d) Such employee may not use the previous group seniority for bidding on posted jobs in the previous group, but if he is re-transferred to the previous group he may use the seniority to re-establish himself in that group.

(e) All non-Bargaining Unit employees who are used on the job for training purposes shall be exempt from the provisions of this Agreement.

They shall be assigned to fully manned and supervised crews and for periods not to exceed ninety (90) calendar days.

16.4
When an employee is temporarily transferred from the occupational group in which he is regularly employed to another occupational group, his seniority will continue to accumulate in his regular occupational group while he is temporarily working elsewhere.

16.5
When new jobs are created as provided in 4.4, additional jobs and vacant jobs will be posted on the bulletin boards by the Company for a period of ten (10) calendar days. It shall be the duty of the Company to set forth in said bulletin the date of postings, the nature of the job, its duties, qualifications required and the rate of pay. The Company shall furnish the Union with a list of bidders on all jobs and it shall be the duty of the Company within ten (10) working days of the close of the bidding period to post on bulletin boards the name of the applicant, if any, awarded the job, and mail a copy of such notice to the Union. If no bids are received for the job classification during the bidding period, the Company may fill the job from any source whatsoever. After a period of six (6) months, if Company has not hired an applicant to fill the posted vacancy, Company shall re-post the job vacancy if such vacancy still exists. If a job is filled and the job again becomes vacant within forty-five (45) days from the date the job was last filled, it shall not be necessary to again post the job. If the job was awarded to a qualified bidder and becomes vacant within forty-five (45) days from the date the job was last filled it shall be awarded to the next highest bidder. If the next highest bidder has been awarded another job, he shall have the option to accept either job. The vacant position shall be filled by the next highest bidder. (Amended 1/1/98)

Attached hereto and made a part hereof and numbered Exhibit B are the "Job Descriptions and Qualifications" of those jobs coming within the scope of the bidding procedure. Bids to job vacancies will be given preferential consideration in the following manner. Subject to 16.7 and 16.10, the employee with the greatest occupational group seniority shall be awarded the job, except under (c) and (e) below, the Company seniority shall be used:

(a) Bids from employees within the same occupational group in the same classification or classifications higher than the existing vacancy.

(b) If there are no bidders under (a), all bids from employees in the next lower classification within that occupational group.

(c) Where no bids are received under (a) and (b), all bids from employees in another occupational group with the same classification.

(d) If there are no bids received under (a), (b) or (c), all bids from employees within the occupational group in which the vacancies exist.

(e) Should there be no bids from any employee under (a), (b), (c) or (d), all other bids from any employee in any occupational group, regardless of classification and subject to 16.7 and 16.10, the bidder with the greatest Company seniority shall be awarded the job. (Amended 5/1/87)

1.
Incumbents are defined as those employees hired prior to January 1, 1995 and listed in classifications in Exhibit C both below the entry level line and in double-lined boxes above the entry level line. Incumbents shall retain their group seniority for bidding purposes subject to provisions listed below.

2.
Employees hired or who bid after January 1, 1995 in classifications below the entry level line listed as "E" bidders shall only accrue Company seniority until they are awarded a position above the entry level line, at which time they will also begin accruing occupational group seniority per Sections 16.1 and 16.3(a).

3.	All bids to Apprentice classifications shall be considered "E" bids (except those incumbents hired before January 1, 1995 subject to Section 16.5(8).

4.	All bids to classifications in the double-lined boxes except apprenticeships shall be considered "E" bids unless group seniority as an "A", "B", or "D" bidder applies.

5.	All classifications listed below the entry level line shall not have group seniority and will be considered "E" bidders to all classifications except those incumbents designated under Section 16.5(1).

6.	Any apprentice who does not complete his/her apprenticeship after January 1, 1995 shall not be considered an incumbent.

7.
An incumbent will have one (1) opportunity to accept a bid using group seniority per 16.5(1) for a double-lined classification, and will then continue to progress in his/her line of progression in accordance with Section 16.5.

8.
If incumbent above or below the entry level line bids a position within his/her line of progression at any location but elects to turn down such position or fails to place a bid, he/she will lose the opportunity to use group seniority for that particular position and location. Future bids to that position and location, if posted again, shall be based on Company seniority only.

Examples: An Apprentice Lineman position is posted in Yerington.

If incumbent Field Clerk in Tonopah elects not to bid the above position because he/she is waiting for an opportunity to bid an Apprentice Lineman in Tonopah, incumbent loses the opportunity to use group seniority in bidding a future Apprentice Lineman position in Yerington, should it be reposted, per Section 16.5(8).

If incumbent bids the position in Yerington, but is not the senior bidder, he/she retains group seniority to bid the same position in Yerington, should it be reposted.

If incumbent bids the position in Yerington, and is awarded the job, he/she no longer retains any preferential bidding rights to double-lined classifications within that occupational group per Section 16.5(7). (Added 1/1/95)

16.6        (a) When the occupational group seniority is identical for two (2) or more employees whose bids are entitled to equal consideration under paragraph (a),(b), or (d) of Section 16.5, preferential consideration shall be given to the employee with the greatest Company seniority, subject to the provisions of Sections 16.7 and 16.10. (Amended 4/6/00 by Letter of Agreement)

(b) When there is a tie between two (2) bidders for the same job and it decided that to award the job, the tie must be broken. The person representing the Company and a representative of the Union will meet and have a coin toss. This will determine which of the bidders will be offered the position. Because in this case, there are only two (2) bidders tied, the Union representative will decide which side of the coin (heads or tails) will represent which employee. The Company representative will then toss the coin and which ever side (heads or tails) comes up that bidder will be offered the position.
When there is a tie between more than two (2) bidders for the same job and it is decided that to award the job, the tie must be broken. The same process will be used as in the above paragraph only that after the first person is eliminated, the process will be repeated until there is only enough bidders left to award the position. (Added 4/6/00 by Letter of Agreement)

16.7       (a) Nothing in this Agreement shall be construed as limiting the right of the Company to determine the number of employees required in each classification nor shall it be construed as limiting the right of the Company to determine whether a vacancy shall be filled. Except as provided in Section 16.7(b), awards to jobs posted for bid shall be made in accordance with Section 16.5. However, whenever a vacancy occurs in any job classification, Company may, in its discretion, temporarily fill such vacancy. Any such temporary appointment shall, if practicable, be given to an employee who would be eligible to bid therefore under the seniority and job bidding provisions of this Agreement, subject to the provisions of Sections 16.7(b) and 16.10(a).

(b) In filling vacancies in jobs hereinafter collectively referred to in Subsection 16.7(c) as "Working Foreman jobs," Company shall consider the appointment of employees to any such vacancy as herein provided, and where the Company determines that the following qualifications are relatively equal, seniority shall govern:

1.	The quality of the employee's performance on his
current job.

2.	His background of education and experience in similar or related work.

3.	The amount of special preparation for the new job, if any is necessary or pertinent, which the employee has completed at the time the bid is made.

4.        His previous demonstrations of leadership and
progress.

It is the intent of the parties that the Union shall not have the right to arbitrate the "judgment" of the Company, but that the Union shall have the right of appeal if it believes there was not a fair submission of facts upon which that judgment was made.

After selecting an applicant on the above basis, the Company shall notify the Union by letter. During a period of fifteen (15) calendar days following the receipt of such notification, the Union may investigate the facts used by the Company in making its selection. If, after such investigation, the Union feels that it would serve a useful purpose to further review the matter, the Union may request a meeting with an officer of the Company or his representative. The Union Representative at such meeting shall not have participated actively in the original investigation. The Union and Company representatives would review the facts used by the Company in making the selection. Company's initial decision will stand unless, after such review of the facts, Union and Company representatives agree that the decision was arbitrary. In any event, the Union and Company representatives shall, within thirty (30) days, dispose of the case and their decision shall be final and binding upon the Company, the Union, and the employees involved.

(c) The term "Working Foreman" as used in this Section 16.7 shall be construed to include any of the following: (Amended 5/1/86)

1. Crew Chief
2. Facilities Locator, Senior (LOA 05/30/03*)
3. Foreman, Working (All Classifications)
4. Inspector, Gas
5. Inspector, Electric
6. Inspector, Transmission (Traveling)
7 Operator, Assistant Distribution System (LOA 06/16/03*)
8. Operator, Distribution System (LOA 06/16/03*)
9. Operator, Emergency Relief (All Classifications)
10. Operator, Grid Reliability (LOA 06/16/03*)
11. Operator, Transmission System (LOA 06/16/03*)
12. Representative, Accounts Payable, Senior (LOA 04/25/05*)
13. Representative, Customer Services, Senior
14. Specialist, Meter Data
15. Technician, Instruction/Standards
16. Utilityman, Maintenance, Senior
(Amended 3/1/07) *LOA = Letter of Agreement

16.8       (a) An employee promoted to a higher classification shall be given a qualifying period of not more than six (6) months. Such period shall be for determining whether he can meet the job requirements. If the employee fails to demonstrate his ability to perform the job or lacks the ability to progress during the six-month trial period, he shall be returned to his former job classification and rate of pay.

(b) In the event it is necessary for the Company to demote a "Working Foreman," as defined in Subsection 16.7(c) for failure to discharge the duties of his position, the identical procedures of notice to Union, investigation and review procedure for appointment as outlined in Subsection 16.7(b), shall be used prior to completion of demotion.

16.9
All bids shall be submitted by United States Mail to the Labor Relations Offices at the Company at its general offices in Reno. The Company will not consider any bid postmarked later than the closing date on the posted bid form. (Amended 5/1/86)

16.10     (a) Notwithstanding anything contained herein, Company need not consider the bid of any employee who does not possess the knowledge, skill, efficiency, adaptability and physical ability required for the job on which the bid is made.

(b) Company need not consider the bid of any employee for a posted vacancy in another District or sub-District of the Company, if the employee has not worked for a minimum of six (6) months in his present classification within the District or sub-District in which he is currently employed. The provisions of Section 16.10 (b) are not to be construed as placing any time limitation upon the subsequent advancement of an employee within the line of progression in the District or sub-District to which he is qualified to bid.

(c) Company need not consider the bid of any employee for a posted job vacancy in another occupational group, if the employee has not worked for a minimum of six (6) months in his present classification within the occupational group in which he is currently employed. The provisions of Section 16.10 (c) are not to be construed as placing any time limitation upon the subsequent advancement of any employee within the line of progression in the occupational group to which he is qualified to bid.

(d) Company will not consider the bid of any employee in an Apprentice classification for a posted job vacancy in another Apprentice classification. (Amended 1/1/95)

(e) Company will not consider the bid of any employee for an apprenticeship who has not met the requirements of the Apprentice Pre-Qualification Pool Agreement. The requirements are described in the Supplementary Agreement titled, Administration of Apprenticeship Programs. (Added 5/1/83)

(f) Company need not consider the bid of a Lineman, who has completed an apprenticeship in any district other then the Central District, for any other Lineman vacancy outside his district or sub-district for a period of one (1) year following his attainment of Journeyman status.

Company need not consider the bid of a Journeyman Lineman hired from outside the Company for any other Lineman vacancy outside his district or sub-district until he has worked for a period of one (1) year in his present district. (This Section will not apply to incumbents [5/1/79])

(g) Company need not consider the bid of a Service Employee for a posted non-service job vacancy in their present district, if the employee has not worked for a minimum of one (1) year in his/her present classification within the occupational group in which he/she is currently employed. The provisions of Section 16.10(g) are not to be construed as placing any time limitation upon the subsequent advancement of any employee within the line of progression in the occupational group to which he is qualified to bid.

Note: All current incumbents that come under the Service Employee designation will not be affected by the above proposal. This section applies to the Electric Department Occupation Group only. (Added 5/1/91)

(h) The Company will not consider the bid of an employee for any position if the employee has an overall unsatisfactory appraisal in their current classification. (Added 1/1/95)

16.11 (Deleted 5/1/82)

16.12	The seniority rights of employees who are members of the Armed Forces shall accrue while they are absent on military duty.

16.13
Both the Company and Union recognize that there will arise situations with respect to partially incapacitated employees, employees displaced by new technologies or revisions of operational procedures, employees who are temperamentally unsuited to their jobs, employees returning from military service (other than annual field training) or employees who are displaced either directly or indirectly by other employees returning from military service with the Armed Forces of the United States (other than annual field training) who have been granted leaves of absence by the Company under Section 8.2 of the Agreement, and that in such cases the bidding procedure may be waived by mutual agreement in order to properly protect the seniority of employees who have given long and faithful service. The Company will discuss such cases with the Union as far in advance as possible with the object of avoiding any inequitable situations which might result. Both parties will endeavor to provide for retention of employees in the Company, in jobs suitable to their capabilities, first in the areas where they are employed at the time, or secondly in other areas of the Company's operations. If after full discussion of such cases and survey of all possibilities available to the solution of the problem, the Union and the Company are unable to agree on a satisfactory solution, the Company shall have the right to make changes or layoffs as it may deem necessary, consistent with the provisions of the Agreement. Should a partially incapacitated employee, an employee displaced by new technologies or revisions of operational procedures, or an employee who is temperamentally unsuited to his job, or employees returning from military service (other than annual field training) or employees who are displaced either directly or indirectly by another employee returning from military service with the Armed Forces of the United States (other than annual field training) who have been granted leaves of absence by the Company under Section 8.2 of the Agreement, agree to be transferred to work falling outside of the Bargaining Unit, and should the employee not prove to be satisfactory in this assignment, Company and Union may mutually agree to waive the bidding procedure and return the employee to a Bargaining Unit job suitable to his capabilities, under the provisions of this Section.

Employees requesting a limited duty assignment must first obtain a release to do so from their physician. The Company will make every reasonable effort to identify and make available, limited duty work assignments to employees that cannot perform some or all of the essential functions of their classification due to illness or injury. When possible, such work will be made available in the employee's own headquarters. (Added 1/1/03)

16.14
After attainment of journeyman status through the Apprenticeship Program, the Company need not consider the journeyman’s bid back into another Apprentice Program for a period of one year. (Added 1/1/98)

TITLE 17
EXPENSES

This Title is amended and restated as of 3/1/07.

Overtime Meals (Titles 17.1 through 17.7)

17.1          (a) The Company will provide adequate meals or a meal allowance and  allow employees to procure adequate meals when an employee has earned a meal according to Sections 17.1 through 17.6. Adequate meals are defined as  those which are appropriate at the time and adequate in quantity and quality.  Nourishment provided by the Company, but not considered adequate shall not be considered as a meal taken.

(b) The provisions of this Title shall be applied in a reasonable manner by the Company and the Union to conform to the intent of the parties, namely, that the Company will provide adequate meals when employees are prevented from observing their normal meal practices, and such other meals as provided for in this Title. Time necessary to consume the meals provided shall be considered as time worked. Union will cooperate with the Company to insure that the time necessary to consume meals will not be excessive. Company shall have right to consider excessive time taken to consume meals as time not worked.

(c) “Normal Meal Practice":

Breakfast: The two (2) hour period immediately preceding the time corresponding to an employee's regular starting time on regular work days.

Lunch: From four (4) hours after the time corresponding to an employee's regular starting time on regular work days to five (5) hours after this starting time.

Dinner: From one and one half (1½) hours after the time corresponding to an employee's regular quitting time on regular work days to two and one half (2½) hours after this quitting time.

The meal practices observed on work days shall prevail on non-work days.

(d) In connection with all assignments, except those designated as Out-Of-Town assignments, employees shall be paid a meal allowance for each meal earned and not provided by the Company. The meal allowance will be paid through the payroll system on the employee’s next paycheck. The meal allowance will be $24.96. All meal allowances include taxes and tip.

The value of such allowance shall be reviewed an updated annually. The basis for such adjustment shall be the change in the appropriate Consumer Price Index for the preceding calendar year.

(e) Meal cards may only be used when crews of 3 or more employees dine together. The amount of the meal allowance defined in 17.1(d) shall not be exceeded per employee. (Subject to Title 17.1(g))

(f)  Any amounts exceeding the meal allowance will be billed to the employee whose card was used. When using a meal card, receipts must be attached to the timesheet of the employee using the meal card with the name(s) of each employee covered by the receipt. If the use of a meal card is not supported by a valid receipt, the entire amount will be billed to the employee who used the card. If such billings are not paid by the employee within thirty (30) calendar days after receipt of said billings, the Company shall have the right to deduct such amounts from the employee's paycheck.

(g)  Upon prior approval of Management, meal allowance limits may be exceeded.

(h) Parties recognize that certain meals may take more or less than thirty (30) minutes to consume. Any excessive time may be subject to justification.

17.2 If the Company requires an employee to perform work for one and one-half (1½) hours beyond regular work hours, the employee will earn a meal at that time and every four (4) hours thereafter for as long as the employee continues to work.

17.3 (a) On callout overtime, outside of regular hours on work days, the employee will earn:
1)	Breakfast, if callout work begins prior to two (2) hours before the time corresponding to the employee's regular starting time on regular work days.
2)	Lunch, if callout work begins prior to two (2) hours before the time corresponding to the employee's regular starting time on regular work days and he has qualified for a lunch through time worked.
3)
Neither breakfast nor lunch, if callout work begins two (2) hours or less before the time corresponding to the employee's regular starting time on regular work days, unless the employee has not been allowed sufficient time by his Supervisor, at the Supervisor's discretion, to eat his breakfast and prepare his lunch before reporting for work.

4)
Other meals at intervals of four (4) hours as long as the employee continues to work. Where any such work extends into regular work hours the normal meal practice as defined in Section 17.1(c) shall apply.

(b) On callout overtime on non-work days, the employee will earn:

A meal at intervals of four (4) hours as long as the employee continues to work. A meal as soon as the work time encroaches upon a meal period as defined in Section 17.1(c), unless the employee has earned a meal in the preceding four (4) hours.

Normal meal practice shall prevail for work performed during those hours described in Section 17.1. (Amended 5/1/81)

17.4              (a) On prearranged overtime assignments, the employee will earn a meal if such work begins prior to two (2) hours before the time corresponding to the employee's regular starting time on work days and non-work days. If such work begins two (2) hours or less before the time corresponding to the employee's regular starting time on a work day or a non-work day the normal meal practice relating to work days shall prevail. If such work continues, the employee will earn meals in accordance with Section 17.2 for the duration of the assignment.

(b) If such prearranged overtime is wholly outside of regularly scheduled work hours on work days or anytime on non-work days, the employee shall provide one (1) meal on the job and shall be allowed thirty (30) minutes for consumption of such meal, approximately four (4) but not more than five (5) hours after beginning work, to be considered as time worked. If such work continues, Section 17.2 or 17.3 will be applicable. (Amended 6/18/04 by Letter of Agreement)

17.5             An employee will earn a meal whenever an employee’s normal meal practice, as defined in 17.1(c), is disrupted.

17.6             An employee who has earned a meal(s) based on Sections 17.1 through 17.5 but elects not to eat the meal(s) on Company time shall be compensated with thirty (30) minutes at the applicable overtime rate and one meal allowance for each meal missed. All thirty (30) minute periods will be considered as time worked and will count towards rest period eligibility. Rest period, if earned, will commence after all compensation for time worked and meals missed has ended.

Out-Of-Town Expenses (Titles 17.7 through 17.12)

17.7	Nothing in the preceding Sections of this Title shall be construed as altering in any way the lunch time provisions set forth in Title 6.

17.8 (a) Regular employees who are assigned to temporary work at such distance from their headquarters that it is impractical for them to return thereto, shall be allowed actual personal expense for meals and lodging for the duration of such assignment, provided they lodge at places to be designated by Company. Under such circumstances, the Company designated lodging will be the reporting place.

(b)  An employee may elect to provide his own regular meals on an out-of-town work assignment requiring overnight stay. In such cases, employees will be paid a meal-only subsistence for providing their own meals. The daily meal subsistence will be:

Service Territory areas not listed below $39 10/1/06 to 9/30/07
Washoe County (Reno/Sparks/Incline) $49 10/1/06 to 9/30/07
Douglas County (Carson City) $64 10/1/06 to 9/30/07
El Dorado County (South Lake Tahoe) $54 10/1/06 to 9/30/07
Nevada County (Truckee) $59 10/1/06 to 9/30/07
Placer County (Tahoe City) $59 10/1/06 to 9/30/07

Any overtime meals which occur while on an out-of-town assignment shall be subject to the provisions of Sections 17.1 through 17.7.

(c) Upon the approval of the Company, an employee may elect to provide living accommodations and meals in lieu of those provided by the Company. In such cases, employees will be paid a meal and lodging subsistence allowance. The subsistence allowance for each day of the work assignment will be:

Service Territory areas not listed below $99 10/1/06 to 9/30/07
Washoe County (Reno/Sparks/Incline) $150 10/1/06 to 5/31/07
$188 6/1/07 to 8/31/07
$150 9/1/07 to 9/30/07
Douglas County (Carson City/Stateline) $147 10/1/06 to 9/30/07
El Dorado County (South Lake) $176 10/1/06 to 11/30/06
$198 12/1/06 to 3/31/07
$160 4/1/07 to 6/30/07
$176 7/1/07 to 9/30/07
Nevada County (Truckee) $146 10/1/06 to 9/30/07
Placer County (Tahoe City) $157 10/1/06 to 9/30/07

On the last day of the whole aforementioned assignment, the subsistence allowance will be one half (½) of that provided above.

The dollar amounts prescribed above in Sections 17.8(b) and 17.8(c) will be adjusted based on Section 274 of the Internal Revenue Code, Treasury Regulations and Administrative Interpretations. (Amended 1/1/95)

Employees working a five (5) day work week and electing to remain within the project area on their two (2) non-work days will not be entitled to the meal and lodging subsistence allowance for the non-work days. If assigned to work six (6) days during the work week, the meal and lodging subsistence allowance will be granted for each of the seven (7) days in the work week. In this situation, an employee may elect not to take the extra day(s) of meal and lodging subsistence in lieu of traveling home and back in a Company vehicle and on Company time. (Amended 1/1/03)

An employee shall not be entitled to the meal and lodging subsistence allowance for any day he is absent from duty for personal reasons.

In the event of the illness of an employee, meal and lodging subsistence allowance shall be granted only for the first regularly scheduled work day. If such illness exceeds one (1) regularly scheduled work day, employees shall be encouraged to seek proper medical attention at facilities properly equipped to render same.

Transportation and allowances shall be provided to employees by the Company in accordance with the terms of Sections 17.8(a) and 17.9 of the Agreement, except that time spent by employees traveling in their personal vehicles to the project at the beginning of the employee's assignment and from the project at the end of the employee's assignment shall not be considered as time worked.

A travel allowance equal to that provided for under Title 5, Section 5.1, for one (1) round trip, will be allowed each employee providing his own meals and lodging under the following conditions: (Amended 1/1/95)

1. Travel to the project at the beginning of the employee's assignment and from the project at the end of the employee's assignment.

2.  Travel from one (1) temporary reporting place designated by Company to another such Company designated temporary reporting place within the project for the purpose of relocating an employee's personal living accommodations.

Employees will be required to report for work at the established starting time and at the temporary reporting place designated by Company. It is understood that the temporary reporting place designated by Company may change from time to time due to changes in Company's operational requirements. Such changes shall occur at Company's option.

Employees receiving the meal and lodging subsistence allowance in accordance with the foregoing provisions shall report for work on the first scheduled work day of the work week, at the established starting time, at the temporary reporting place designated by Company.

Employees providing their own meals and lodging shall accept full responsibility for the health, welfare and safety of any family members or personal property taken with them while on this job assignment. Employees shall hold the Company harmless of any and all liability involving family members, friends, personal property or equipment. (Amended 5/1/82)

(d) Employees who are assigned to temporary out-of-town, overnight work assignments, as outlined in Sections 17.8(a), 17.8(b) and 17.8(c), shall be paid an additional $2.00 per hour out-of-town premium, commencing on departure the first work day and ending on the start of the last work day after the last night's stay. Such premium shall be paid for the duration of the assignment, excluding days not worked, even though such assignment may be interrupted by weekends or authorized days off during which the employee returns to his headquarters. (Amended 1/1/95)

When out-of-town premium is applicable to time worked at the overtime rate of pay, the overtime rate shall be applied to the out-of-town work premium.

Out-of-town premium shall be applicable only for hours considered time worked and shall not be paid for non-work time such as sick leave, time off own accord, etc. (Added 5/1/83; Effective 5/1/84)

17.9        If on their non-work days any such employees remain at such designated places, their expenses for meals and lodging on such days shall be paid by Company, but if they go elsewhere for their personal convenience Company shall not reimburse them for any expense they incur thereby. If any such employees return to their headquarters on their non-work days, Company at its option shall (1) allow them the equivalent of any saving it realizes in their meals and lodging costs, or (2) reimburse them for the expenses of round-trip transportation by public carrier, or (3) provide round-trip transportation by Company vehicle, if such travel is at Company's request.

17.10     An employee who is required to change his residence from one (1) locality to another for the Company's convenience, shall be eligible for authorized relocation expenses (Company reserves the right to select approved expenses) consistent with the current Company policy/procedure if the employee's place of residence is at least 50 miles from his/her new headquarters. This benefit does not apply if the move results from an employee exercising his/her rights under Title 16, except when there is only one qualified bidder for a journeyman or above job, qualified moving expenses, not to exceed $2,000 with a limit on availability to said bidder once every five years, will be available. (Amended 1/1/98)

17.11      Insofar as possible, the Company will give at least one (1) day's notice to an employee who is to be sent out of town for work in order that the employee may have time to prepare for the trip. The cost of Company provided meals for which the employee qualifies during each day of such assignments shall not exceed meal allowances specified in Section 17.8(b) for such meals.

Meal cards may only be used when employees are given an out-of-town assignment and do not have sufficient time to request and receive the up-front meal allowance. The amount of the meals charged to the card will be limited to the appropriate per diem amount for the location of the assignment.

17.12  On optional or voluntary training related travel out of Sierra’s service territory, the following shall apply.
•	Company to reimburse for actual expenses.
•	Out-of-town premium will not be in effect.
•	No overtime will be paid; however, Company Management to be sympathetic to travel connections and delays. (Added 1/1/98)

TITLE 18
APPRENTICESHIP

18.1        (a) A committee, known as the Joint Apprenticeship Training Committee, shall be established for the purpose of working out apprenticeship problems.

(b) The committee shall be composed of four (4) members appointed by the Company and four (4) members appointed by the Union. (Amended 1/1/95).

(c) The committee members shall serve from the date of their appointment until their successors are duly selected.

(d) The Project Administrator, Apprenticeships shall be the committee chairman and the secretary will be selected from the Union Representatives on the Committee.

(e) The chairman will be responsible for an agenda of, and presiding over scheduled meetings. The secretary shall record the minutes of each meeting and distribute them to all appropriate persons.

(f) Committee meetings shall be held once a month or as designated by the chairman. (Amended 5/1/82)

18.2
The JATC shall have the responsibility for developing new apprenticeship programs, amending existing apprenticeship programs, and investigating problems related to such areas as entrance requirements, standards of progress, methods of testing and scoring, apprenticeship working conditions, and procedures for removal or freezing when apprentices fail to meet established requirements. (Amended 5/1/82)

18.3	The Company shall not be liable for lost time or expenses of the Union appointed members of the Apprenticeship Committee.

18.4
Any programs or plans which may be agreed upon by the Committee with reference to items listed in 18.2 shall be reduced to writing and upon approval and acceptance by the President of the Company and the Business Manager of the Union, such supplemental agreements shall constitute an amendment to this Agreement as of the date specified in such supplementary agreement.

18.5
The Company may post and fill Apprentice Lineman job vacancies within any District of the Company, subject to the provisions of Title 16. When an Apprentice Lineman has completed six (6) months at the top step of the Lineman Apprentice wage progression and has successfully met all requirements for advancement to Journeyman status, he shall automatically be reclassified to the classification and wage rate of a Lineman within the Headquarters in which his apprenticeship has been served, and the Company shall not be required to post a Journeyman vacancy. When an Apprentice Lineman has reached the thirty-six (36) month step of the Lineman Apprentice wage progression and has successfully met all requirements for advancement to Journeyman status, he may be, at Company's discretion, reclassified to the classification and wage of a Journeyman Lineman within the Headquarters in which his apprenticeship has been served, and the Company shall not be required to post a Journeyman vacancy. Apprentice Linemen shall be required to serve their entire apprenticeship training period in one (1) Headquarters of the Company unless otherwise agreed to by Company and Union. (Amended 5/1/91)

18.6
When an apprentice in any formalized Apprenticeship Training Program has completed six (6) months at the top step of his apprentice wage progression and has successfully met all requirements for advancement to Journeyman status, he shall automatically be reclassified to the classification and wage rate of a Journeyman within the Department in which his apprenticeship has been served, and the Company shall not be required to post a Journeyman vacancy. When an apprentice has reached the top step of his wage progression and has successfully met all requirements for advancement to Journeyman status, he may be, at Company's discretion, reclassified to the classification and wage rate of Journeyman within the Department in which his apprenticeship has been served, and the Company shall not be required to post a Journeyman vacancy. (Amended 5/1/81)

18.7	All apprenticeship job vacancies will be filled in accordance with the provisions of Section 16.10 of this Agreement. (Added 5/1/83)

TITLE 19
MISCELLANEOUS

19.1
No employee shall be required to be "on call." An employee placed on standby duty shall be considered working and shall receive pay as such. Provisions to this section do not apply to the Emergency Response Program (Attachment VIII). (Amended 1/1/98)

19.2	(Deleted 5/1/80)

19.3
The Company has the right to subcontract work. The Company agrees that is will not subcontract work normally performed by the bargaining unit where as a direct result of such subcontracting, bargaining unit employees will be laid off.

If due to lack of work, the Company chooses to reduce staffing levels and it has contract employees performing the same type of work normally performed by bargaining unit employees, the Company will lay off the contract employees prior to bargaining unit employees; provided the bargaining unit employees are qualified to perform the work and willing to accept reassignment. This paragraph and restriction will not apply to subcontracts or contracts covering a defined scope of work or to contracts which are bid and accepted on a basis other than a per hour per employee cost.

Upon request of the Union, the Company will review on a quarterly basis, in the labor management committee, the status of the outside contracts. (Amended 3/1/07)

19.4
This Agreement sets forth all benefits which the Company has agreed to provide. However, the Company shall not, by reason of the execution of this Agreement, abrogate or reduce the scope of any present plan or rule providing a benefit to current employees if: 1) such benefit is set forth in a signed, written Agreement between the parties or is a binding past practice; and 2) is not inconsistent with this Agreement. All benefits are only agreed to be furnished during the term of this Agreement. (Amended 3/5/07)

19.5
Job descriptions are not intended to be so restrictive as to prohibit performance of work not specifically mentioned in the job descriptions themselves. Such work assignments shall be in accordance with Section 4.3 of the Agreement.

Employees will perform any and all tasks for which they are properly trained and can competently and safely perform. The employee has discretion in determining his ability to perform the work safely. (Added 1/1/03)

When the Company proposes that employee(s) perform tasks in another job description, the Company will provide task specific and related safety training. The Company will ask for volunteers for such training and periodic retraining. An employee’s decision not to volunteer will not affect his performance evaluation or his opportunity to advance. The Company and Union will reach mutual agreement prior to implementation of such tasks or training. This training is not intended to replace a journeyman or qualified employee, nor shall it impact overtime. (Added 1/1/03).

19.6
Nothing herein contained shall be construed as to limit the right of the Company to determine the character, extent and methods of its operations, the amount of production, the number of employees required in total and in the specific classifications of work.

19.7
The Company will furnish for use by employees all special tools it deems necessary that may be required by any classification in the performance of the job therein. The Company will replace all personal hand tools, as normally purchased by the Company, which are worn out in the service of the Company and are turned in to the Company for replacement.

19.8	If any part or portion of this contract should be invalid or be superseded by either state or Federal law, the remaining portions of the contract shall, nevertheless, remain in full force and effect.

19.9 (Deleted 1/1/98)

19.10
Severance benefits shall be provided pursuant to the Sierra Pacific Power Company Bargaining Unit Employees Severance Pay Plan, which became effective January 1, 1995, for employees laid off through the application of Title 23. (Added 1/1/95)

BARGAINING UNIT EMPLOYEES SEVERANCE PAY PLAN

Severance Provision (if laid off for lack of work):

# of Weeks for Each
Full Year of
Continuous Service Minimum # of Weeks Maximum # of Weeks
(Max. 17 Years) + of Severance =  of Severance
One (1)  One (1)  Eighteen (18)

For the duration of the severance benefit period, employees will receive medical/dental/vision benefits based on whatever plan they were enrolled in at the time of layoff provided that they make any required premium contributions. (Amended 1/1/98)

19.11 Enhanced Severance & Retirement Bridge Program

Employees are eligible for “enhanced severance & retirement bridge program” options if they are determined to be no longer required due to displacement as a result of a sale, divestiture, merger, or any other significant business event (e.g., the closing of an office or the termination of an operation). Affected employee is defined as an employee in a specific classification and location. (Amended 3/1/07)

(See 19.11(g), Enhanced Severance & Retirement Bridge Program Flow Chart.)

A.	NOTIFICATION OF INDIVIDUALS: Company will notify Union and employees affected by an event as soon as possible.
B.	PLACEMENT: Company and Union will work to place affected employees in available positions for which they are qualified:
1.	Volunteers will be requested and selected by company seniority. If there are no volunteers, reverse seniority will be used to select employees for enhanced severance and retirement bridge program.
2.
Employee offered comparable position [defined as the same headquarters location (i.e., located within a 35-mile radius of the previous location) and same wage (i.e., comparable or higher wage if qualified)], it will be offered to the affected employee(s). The employee will have five (5) working days to notify the Company of their decision. If the employee accepts the position, it will be awarded to them at the appropriate wage rate. If the employee refuses the position, he/she will be terminated with no severance. (Amended 3/1/07)

3.	Employee offered non-comparable position (defined as a new headquarters located more than a 35-mile radius from the previous headquarters and/or wage reduction): (Amended 3/1/07)
a)  the employee will have five (5) days to notify the company of his/her decision to accept the offer at the appropriate wage rate.
b)  if employee accepts and is awarded the position, he/she will be eligible for retraining, if required, and up to $2000 relocation expense.
c)  if employee declines, he/she will be eligible for:
1. Enhanced Severance defined as:
•	two (2) weeks of pay for each year of service, with a maximum of 52 weeks
•	a lump sum payment of $4,500 for training or outplacement services
•	six (6) months of company-paid COBRA
OR
2.  Retirement Bridge Program options:
a)
An affected employee who has achieved 80 (eighty) points in combination of age and credited service at the time they are affected will not have to reach the minimum age 55 requirement for retirement or post retirement medical. The employee’s retirement benefit will be reduced by 4% per year for each year under age 62.

_For example, an employee who is age 49 with 31 years of service (for a total of 80 points) at the time they are affected would be eligible to “retire” and receive post retirement medical regardless of their minimum age and would receive the benefit of the 4% reduction for each year under age 62 rather than the previous 6% reduction for each year under age 65.
OR
b)
An affected employee may add the following schedule of points to either their age or service or a combination thereof to affect their retirement eligibility. The employee must achieve a minimum age of 55 (including points) with at least 10 years of service to be eligible to retire and receive post retirement medical.

Years of Service  Points
0-9                                  0
10-14                              3
15-19                              4
20+                                 5

•
For example, an employee who is age 52 with 28 years of service at the time they are affected can add 3 points to their age and effectively become age 55 and 2 points to service, which gives them 85 points, which qualifies them for full retirement at the time they retire.

Retirement-bridge points can be applied to an employee’s age and/or years of credit service (or a combination thereof) to achieve eligibility for retirement and post-retirement medical and/or to improve an employee’s pension benefit:

•
For example, an employee who is age 58 with 19 years of service at the time they are affected can add 4 points to his age to achieve age 62, which qualified him for an unreduced pension benefit, OR 4 points to his service to achieve 23 years of credited service, whichever combination provides the most advantage to the employee. (Added 4/11/00 by Letter of Agreement)

c) Employees can select only one option - either Severance OR Retirement Bridge.

d)  If employee declines Enhanced Severance and Retirement Bridge Program options, they will be eligible for consideration under Title 23, Demotion and Layoff Procedure (bumping).

e)  Title 19.10 severance calculation will apply with one (1) week per year with a minimum of one (1) week of severance, i.e., a one year employee would receive two (2) weeks of severance pay. Rehire rights will be limited to one year. The IBEW 1245 will be responsible for monitoring the program. The Company will provide the list of affected employees and listings of job openings as they occur.
f)  When an employee exercises Title 23, Demotion and Layoff Procedure (bumping), the affected employee (bumped employee) will start at the “placement” step of the enhanced severance and retirement bridge program options. (Added 1/1/98)

Section 19.11(g), Enhanced Severance & Retirement Bridge Program Flow Chart
(this chart should only be used as a guide when reviewing Section 19.11)

19.12
In the event Company seeks protection from bankruptcy, it shall as soon as practical thereafter file with the bankruptcy court a motion to assume this agreement, and it shall take every reasonable step in support of the motion. (Added 1/1/03)

TITLE 20
SUPPLEMENTAL BENEFITS FOR
INDUSTRIAL INJURY

20.1
When an employee is absent by reason of injury which comes within the application of the Nevada Industrial Insurance Act, the Nevada Occupational Diseases Act, or the Workman's Compensation and Insurance Chapters of the State of California Labor Code, he shall be entitled to supplementary benefits for the duration of such temporary disability. Benefits shall begin with the first work day of absence following the day of injury. The amount of Supplemental benefit payable for each day of absence shall be 85% of the employee's basic daily wage less the sum of any payments to which he may be entitled under the aforementioned acts or any other acts applying to the case. The Company will investigate any employee off work on industrial injury. If there is reason to believe that the intent and/or benefits of this section are being abused, the supplemental benefit will be terminated. After six (6) months off on industrial injury the employee will no longer accrue vacation or sick leave until such time as he reports back to work. Reference is hereby made to Section 16.13, relative to employees permanently injured in the Company's services.

TITLE 21
GRIEVANCE PROCEDURE

21.1
Any grievance which may arise between Union or any employee in a Bargaining Unit classification and Company with respect to the interpretation or application of any of the terms of this Agreement and with respect to such matters as the alleged discriminatory or arbitrary discharge, discipline, or demotion of an individual employee shall be processed through the procedure set forth in the following paragraphs of this Title.

21.2
An Investigating Committee shall be established and shall consist of at least two (2) members, one (1) appointed by Union and one (1) by Company. The Investigating Committee shall serve at the discretion of the Grievance Committee. Time allotted for completion of an investigation and resources allowed shall be dictated by the Grievance Committee. (Amended 3/1/07)

21.3
A Joint Grievance Committee shall be established consisting of four (4) members appointed by Union, one (1) of which will be the Union Business Representative, and four (4) members appointed by Company. The Grievance Committee shall meet at a time and place to be designated by mutual consent of the members thereof. The meetings shall be limited to one (1) per month but need not be held each month if there is a lack of business for the Committee to conduct.

21.4 (a) STEP 1 - As the initial step in the adjustment of an alleged grievance of an employee, the Union Shop Steward shall discuss same with the Supervisor in charge and the Union Shop Steward shall inform the Supervisor that this is the first step of the grievance procedure. The Supervisor shall have five (5) working days from date of notification to give his verbal response.

(b) STEP 2 - If they are unable to resolve the alleged grievance as provided in Subsection 21.4(a), the Union Shop Steward shall present a written statement of the alleged grievance to the Supervisor in charge within five (5) working days after completion of the first step. Such grievance report form shall have been approved by Company and Union. The Supervisor shall present his answer in writing on grievance form to the Union Shop Steward as soon as possible, but in no event more than ten (10) working days from the date Union Shop Steward presents the written statement of the alleged grievance to the Supervisor in charge.
(c) Discussions between Union Shop Steward and the Supervisor may be on Company time but shall be at such time and place as not to interfere with the work in progress.

(d) Grievances shall be introduced at the initial step of the grievance procedure within the time limits specified in subsections (1) and (2) hereof:

1.
A grievance involving the alleged discriminatory or arbitrary discharge of an employee shall be introduced at the initial step of the grievance procedure not later than ten (10) working days after an employee discharge becomes effective. Company shall answer, in writing, within five (5) working days after receipt of Union's written grievance.

2.
Grievances as described in Section 21.1 other than specified in (1) above shall be introduced at the initial step of the grievance procedure not later than thirty (30) calendar days after the date of the incident or action complained of which is the basis of the grievance, or in a situation beyond the control of the employee, thirty (30) calendar days after the date the employee became aware of said incident or action.

21.5
STEP 3 - If the Union Shop Steward and Supervisor involved are not able to reach an agreement on the disposition of a grievance, or if the Company fails to answer within the time limit above, it may be referred by the Shop Steward to the Union's Business Representative. If the alleged grievance is not presented to the third step of the grievance procedure within ten (10) working days after receiving the Supervisor's answer in Step 2; the grievance shall be considered closed. The Union's Business Representative may present such grievance in duplicate on the proper form to the Human Resources Business Partner or Labor Relations. The form shall be completed by the Company and returned to the Union's Committee Chairman within ten (10) working days from receipt thereof. Grievances may be extended before referring to the next step by mutual agreement between the Company and Union. (Amended 1/1/03)

21.6 (a) STEP 4 - If no settlement is reached at Step 3, or the Company fails to submit a written answer within the specified time limit, the Union may refer such alleged grievance to the next step of the grievance procedure which is the Joint Grievance Committee.

(b) If the grievance is not settled as provided in Sections 21.4 and 21.5, it shall be discussed by the Joint Grievance Committee at its next regular meeting. The Committee shall consider grievances referred to it as provided in Section 21.5 and shall conscientiously endeavor to effect their settlement. The decision of this Committee shall be final and binding upon both parties. Minutes shall be kept of the Committee's proceedings and the disposition of all grievances shall be recorded.

(c) All grievances will be processed in the manner prescribed in Sections 21.4 and 21.5 and 21.6(a) except those involving alleged discriminatory or arbitrary discharge, discipline, or demotion of an individual employee, which, if not settled in the manner prescribed in Sections 21.4 and 21.5 shall be referred directly to the Investigating Committee. The Investigating Committee shall make a complete investigation of all the facts pertinent to the grievance and shall strive to reach agreement on disposition of the grievance. Their agreement shall be recorded and shall be final and binding on Company, Union and the aggrieved employee. If the Committee is unable to reach agreement, it shall refer the grievance to the next regular meeting of the Joint Grievance Committee with a full and complete report of its investigation and the separate recommendations of the Investigating Committee members. Company and Union agree that they will attempt to settle grievances involving alleged discriminatory or arbitrary discharge of an individual employee as expeditiously as possible.

21.7
STEP 5 - If a satisfactory settlement cannot be reached by the Joint Grievance Committee in two (2) consecutive meetings (unless mutually otherwise agreed), it shall be referred to the Review Committee, such committee to be composed of a Union Representative who was not involved in any of the preceding discussions and his appointee, and an Officer of the Company and/or his appointee. Only “Union Representative” and “Officer of the Company” or his appointee shall have a vote in resolutions. This Committee shall meet within thirty (30) working days after the date the case is referred to the Committee, and shall endeavor to make a decision based on the record referred to it. It may, in its discretion, return the grievance to the Joint Committee with a request for further investigation and consideration by that Committee. It may, at its discretion, conduct a hearing on any grievance submitted to it. This Committee shall be authorized to make a decision which shall be final and binding on Company and Union. If the members agree on the disposition of a grievance a statement to that effect shall be signed by the members. (Amended 3/5/07)

21.8
STEP 6 - If a satisfactory settlement cannot be reached under the foregoing procedure, either party may refer the case to arbitration by notifying the other in writing to that effect. The parties shall then agree upon a Neutral Arbitrator. In the event the parties are unable to agree on a person to act as a Neutral Arbitrator , within forty-eight (48) hours they shall jointly request the Director of Federal Mediation and Conciliation Service to submit a list of five (5) persons qualified to act as a third member. After receipt of such list, the Union and Company shall alternately challenge two (2) names, the party to have first choice to be determined by lot. The remaining name shall be accepted as the Arbitrator. The Arbitrator shall hear all evidence and arguments on the points in dispute and the written decision shall be final and binding upon the parties hereto. The Arbitrator shall have jurisdiction and authority to interpret and apply the provisions of this Agreement, insofar as shall be necessary to the determination of the grievance of complaint, but it shall not have jurisdiction or authority to alter in any way the provisions of this Agreement.

The Arbitrator may make such retroactive award, or settlement, of any grievance or complaint as the equities of the case may demand, but in no event shall any award be retroactive beyond the date of the occurrence of the latest incident which gave rise to the grievance, nor shall any award be retroactive for more than one (1) year prior to date of submission of grievance at Step 3. The Company and the Union shall each bear the expense of its own representatives. The expense of the Arbitrator shall be borne equally by the Company and the Union. Either party may call any employee as a witness in any proceeding before the Arbitrator, and if the employee is on duty, the Company agrees to release such employee from duty so he may appear as a witness. If an employee is called to appear before the Arbitrator, the party calling the witness will reimburse him for all expenses including time lost. (Amended 3/1/07)

21.9
The disqualification of a preferred bidder as provided in Section 16.5 to a job classification listed in Exhibit C by reason of Company application of Section 16.10 shall be referred to Union's member of the Investigating Committee. The Union's member shall within fourteen (14) calendar days notify Company member that an investigation is desired. If no notification is made the award shall be made permanent. Where notification is given the Committee shall make a complete investigation of all the facts pertinent to the grievance and this investigation shall substitute as the initial step in the adjustment of a grievance provided in Section 21.4. Such investigation shall commence as soon as reasonably possible after referral and the Committee shall diligently carry on its investigation and shall strive to reach agreement on disposition of the grievance. Their agreement shall be recorded and shall be final and binding on Company, Union and the aggrieved employee. If the Committee is unable to reach agreement it shall refer the grievance to the next regular meeting of the Joint Grievance Committee with a full and complete report of its investigation and the separate recommendations of the Committee members.

TITLE 22
EMPLOYEE BENEFIT PROGRAMS

The Company maintains the right to make administrative changes to any benefit plan that will not adversely affect the employee’s benefit or cost of such benefit, but may reduce the Company’s obligation. These changes will be reviewed and discussed with the Joint Benefits Committee. (Amended 1/1/03)

Except in the event of the election of a different funding medium by Sierra Pacific Power Company, if any Benefit Plan is terminated the Union or Company shall have the right to open negotiations for the purpose of negotiating a replacement plan or program but for no other purpose.

Post Retirement Medical Options Summary:

The following text box reflects the post retirement medical plan buy down payments for active employees.

Post Retirement Medical Payment Scenario - Active Employees

Age	25-29	30-34	35-39	40-44	45-49	50-54	55-59	60+
Payment	$6k	$10k	$19k	$30k	$40k	$50k	$52k	$46k

▪
Pre 1998 employees who retire within 1 year of the date of ratification: Choice of current post retirement medical (including comparable Union Best plan design) or buy down payment and defined dollar post retirement medical(1) ($260/$130 up to 35 YOS, Advantage or HMO). However, any employee with less than 75 points that will be eligible to retire (i.e. 55 yrs of age and 10 years service ) within one year of the ratification date may, upon making their election, opt to refuse the buy down and maintain current retiree medical benefits.  However, such employee must actually retire within one year of ratification or they will be transitioned to the defined dollar benefit and receive the buy down.

▪
Pre 1998 employees with 75 points as of 12/31/07 who retire after 1 year of the date of ratification: Choice of defined benefit post retirement medical (80% / 20% premiums Advantage or HMO) or buy down payment and defined dollar post retirement medical(1) ($260/$130 up to 35 YOS, Advantage or HMO).

▪
Pre 1998 employees with less than 75 points as of 12/31/07 who retire after 1 year of the date of ratification: Receive buy down payment and defined dollar post retirement medical(1) ($260/$130 up to 35 YOS, Advantage or HMO).

▪	Post 1998 employees: Receive defined dollar post retirement medical(1) ($260/$130 up to 35 YOS, Advantage or HMO).

▪	Selections must be made within 90 days after contract ratification. The buy down payments will be contributed to the 401(k) plan as soon as administratively possible after selections are made.

▪
The company will make retiree medical buy down payments to affected employee’s 401(k) plan up to the maximum annual amount subject to legal restrictions including IRS limitations and non-discrimination requirements.

▪
Any employee whose retiree medical buy down amount is in excess of the amount contributed by the Company (referenced in the paragraph above), will receive additional contributions in subsequent years subject to legal restrictions including IRS limitations and non-discrimination requirements until the excess amount is received.

▪
Retiree medical buy down amounts that have not been contributed to employee accounts will earn interest at the 30 year Treasury Rate as of the date of contract ratification. These funds will be segregated from the Company’s general fund in order to track appropriate earnings.

▪
If an employee separates from the Company for any reason after the initial contribution has been made to the 401(k) plan (other than gross misconduct) but prior to receiving the full buy down, the remaining amount will be paid out to the employee minus applicable taxes.

(Note 1) Explanation of defined dollar post retirement medical plan $260/$130 to 35 Years of Service:

•	Employees must be 55 years of age and have 10 years of service to qualify for Post Retirement Medical.

•	This benefit is capped at 35 Years of service.

•	The post-retirement calculation for the employer contribution is as follows:

a)
For employees who retire from the Company prior to reaching age sixty-five (65), the Company will contribute $260 per year of service. If an employee retires prior to reaching age sixty-two (62) and has not obtained 85 points as outlined in the Retirement Plan, the $260 is reduced by 5% for each year under age sixty-two (62). Upon reaching age sixty-five (65), the $260 is reduced to $130 per year of service.

b)	For employees who retire from the Company on or after reaching age sixty-five (65), the Company will contribute $130 per year of service.

•	Pre-age 65 retirees could choose any medical plan offered under the Collective Bargaining Agreement between IBEW Local 1245 and Sierra Pacific Power Company.

Examples:

•	Employee retires at age 60 with 25 Years of Credited Service would receive $6500 annually to purchase offered medical benefits. $260X25=$6500

•	Employee retires on or after age 65 or subsequently becomes age 65 would receive $3250 annually to purchase offered medical benefits. $130X25=$3250.

•	Employee retires with 35 years or more of service would receive $9100 annually if under age 65 and $4550 upon reaching age 65. $260X35=$9100 and $130X35=$4550.

•	Employee retires at age 60 with 22 years of service (did not reach 85 points) would receive $5148 annually and $2574 upon reaching age 65. ($260X22)-10%=$5148 and ($130X22)-10%=$2574

Active Medical Summary:

•	All employees to pay 16% in 2007, 17% in 2008 and 18% in 2009 premium share.

•
Available Medical plans: Union PPO (Advantage Plan) and HMOs. However, the Company reserves the right to discontinue HMO coverage if the HMO plan(s) lose their economic viability. If this occurs, the Company will substitute a substantially comparable plan, however the Company will not be required to contribute more money to the new plan than it contributes to the PPO (Advantage Plan).

•	Additional Plan To Be Developed: High Deductible Health Plan (HDHP) or other catastrophic coverage.

•	New employees will be eligible for medical coverage on the first day of the month following the date of hire.

Employee Discount Options Summary:

•	All Employees hired prior to the contract ratification date will have the option to exchange their present employee discount for an increased 401(k) match.

•	Employees who accept the option to exchange 401(k) improvement for their employee discount will receive a 401(k) match of 100% up to the first 6% of employee contributions.

•	Employees hired after the ratification date will not receive an employee discount on electrical and gas services and will receive a 401(k) match of 100% up to the first 6% of employee contributions.

22.1 Retirement Plan

1.
The "Retirement Plan for Employees of Sierra Pacific Power Company", hereinafter referred to as "Retirement Plan", which became effective July 1, 1958, and last amended January 1, 1998, is the Plan Document filed with the Department of Labor. For more detailed information regarding the “Retirement Plan” refer to the formal Plan Document or Summary Plan Description.

2.
While this Contract is in effect, the Company will not change or discontinue the Retirement Plan unless terminated through the election of a different funding medium by Sierra Pacific Power Company, or by operation of law, in which event the rights theretofore accruing to participants under said Retirement Plan shall not be adversely affected.

3.
Retirement Plan Document will be amended as follows effective July 1, 1998, or other dates as specified. Retirement Plan Summary Plan Description will be updated and distributed to all participants on or before December, 1998.

a)
Unreduced retirement benefit available at age 62 with at least 10 years of Service; at age 65 with one year of Service; or upon achieving age 55 and a total of 85 points when age and Service are added together. All service will be counted toward the 85 points, including those years for which an employee did not make contributions. (Amended 4/11/00 by Letter of Agreement)

b)	Reduced early retirement benefit available upon attaining a minimum age of 55 with at least 10 years of Credited Service. Early Retirement benefits are reduced by 4% for each year under age 62.
c)	Credited Service recognizes the first year of Service.
d)
Credited Service recognizes all Service prior to age 21, except for those years during which the participant did not make the necessary contributions to the Retirement Plan when the Plan was contributory. The first year of service, however, shall be considered as “credited”, whether the employee was contributory or not as the employees were not eligible to contribute. (Amended 4/11/00 by Letter of Agreement)

e)	Covered Compensation includes: 1) Base Pay; 2) Incentive Compensation; 3) Out of Town Premium; 4) Upgrade; and 5) Shift Pay.
f)
Effective January 1, 2005, sick leave accrued at retirement (excluding frozen sick leave hours) will be added to years of Credited Service for vested participants. Frozen sick leave under Title 15.9 remains unchanged. (Amended 1/1/03)

4.
The retirement benefit calculation is as follows: Final Average Earnings X Years of Credited Service X 1.5%. Please refer to the Plan Document or the Summary Plan Description for more detailed explanation.

22.2 Post Retirement Medical

1.	Employees who “retire” under the qualified Retirement Plan (minimum age 55 with at least 10 years of service), are eligible for Post Retirement Medical benefits.

2.	Post Retirement Medical benefit provisions are incorporated within the Retirement Plan and the “Medical and Dental Benefit Plan for Bargaining Unit Employees”.

3.	Employees retiring on or after January 1, 1998, who are under age 65, will be eligible for the same medical, dental and vision plan options as active Bargaining Unit (“BU”) employees.

4.
Employees who do not transition into the defined dollar retiree medical plan and who are under age 65 and retire on or after July 1, 1998, will pay 20% of the applicable Medical Plan premium (including Dental and Vision); plus an additional 4% of the applicable Medical Plan premium (including Dental and Vision) for each year less than 20 full years of Credited Service. (Amended 3/1/07)

5.
Company and Union agree to engage in ad hoc negotiations regarding post 65 retiree medical plans beginning as soon as practical after ratification. The parties will negotiate to design post 65 retiree medical plans which are substantially comparable to or better than the current plan designs of the Advantage PPO plan, Union Best PPO plan, and HMO plans respectively. Once developed, all current retirees and employees who retired within one year of ratification will transition into these Medicare Enhancement Plans upon reaching age 65. All employees who retire after one year of ratification will transition into the Medicare Enhancement plans which are substantially comparable to or better than the Advantage PPO plan and the HMO plans respectively upon reaching age 65. The cost of the plans will be equal to or less than the cost of the current plans as adjusted for inflation.

If agreement cannot be reached, the Company reserves the right to implement the plans with the Union maintaining the right to challenge whether the plans are “substantially comparable or better” and “of equal or lesser cost” through expedited arbitration. (Amended 3/1/07)

6.
Employees who do not transition into the defined dollar retiree medical plan and who are age 65 or over and retire on or after July 1, 1998, will pay 15% of the applicable Medical Plan premium (including Dental and Vision); plus an additional 4% of the applicable Medical Plan premium (including Dental and Vision) for each year less than 20 full years of Credited Service. In additional, retirees age 65 or over are required to enroll in and pay the cost of Medicare Part “B” or Medicare Part “C”. (Amended 3/1/07)

7.
Grandfathering: Employees who are age 60 or greater with at least 10 years of service as of July 1, 1998, will not be required to pay 20% (or 15% if over age 65) of the applicable premium at the time they retire, but will be required to pay 4% for each year less than 20 full years of Credited Service. For example, an employee who turns 60 on May 1, 1998, but chooses to retire May 1, 2001, when he has 20 years of service, will not be required to pay 20% of his applicable Medical Plan premium.

8.	Retirees may choose to waive their medical coverage at the time of retirement or any time thereafter. Retirees may re-join the plan, for any reason, only once. (Amended 3/1/07)

9.
Retirees may change plans once each year during an annual open enrollment period without pre-existing exclusions. Retirees can change their coverage level (retiree only; retiree plus spouse; etc.) if they incur a family status change within the plan year.

10.	Medical Plan premiums will be actuarially determined each plan year. Retirees will be rated separately from active employees for self-funded plans.

11.	(Deleted 3/1/07)

12.
Current Retirees and Employees who retire within one year of ratification will have the option to remain in their current medical plan choices including the Union Best Plan. During open enrollment each year, Retirees may choose between any plan which was available to them at the time they retired, or any plan currently available to active employees. (Added 3/1/07)

22.3 Voluntary Investment Plan [401(k) Plan]

1.
The "Voluntary Investment Plan for Bargaining Unit Employees of Sierra Pacific Power Company", hereinafter referred to as "VIP", which became effective January 1, 1987, and last amended January 1, 1998, is the Plan in effect during the term of this Contract. For more detailed information regarding “VIP” refer to the formal Plan Document or Summary Plan Description.

2.	The Company will pay the normal administrative fee (excluding loan and other individual transaction costs) for all plan participants.

3.	Effective January 1, 2003, the maximum contribution of employee earnings is the IRS limit. They are defined as:
a) Base Pay
b) Incentive Compensation
c) Out of Town
d) Upgrade
e) Shift Premium
f) Overtime
g) Rest Period
h) Pager Pay
i)  Any other cash earnings.

Employees hired after ratification will receive a Company match of $1 for each $1 up to 6% of qualified earnings. Automatic enrollment will increase to 6% of qualified earnings at ratification. Company match will begin the first full pay period following hire date. (Added 3/1/07)

4.
Effective January 1, 1998 (May 2, 2000 for those indicated with an *), the Company will provide a match of fifty (50) cents for each dollar of employee contributions up to six (6) percent of the following total earnings:

a) Base Pay
b) Incentive compensation
c)   Out-of-Town
d)   Upgrade
e)   Shift Premium
f)   Overtime*
g)   Rest Period*
h)   Pager Pay*
i)   Any other cash earnings*
(Amended 4/11/00 by Letter of Agreement)

5.
If an employee reaches the IRS limit, at any time during the tax year, and their company match is negatively affected, their company match will be made whole within 30 days following the end of the plan year.

6.	Please see the Summary Plan Description for Local 1245 or the Vanguard Website for the investment options available.

7.	Effective January 1, 1998, changes to allocations, payroll deductions, etc., and transfers among funds can be done on a monthly basis.

8.	Effective January 1, 1998, the following changes were made to the BU Voluntary Investment Plan loan provisions:
a)	Loans are available for any reason for up to 50% of the participants total account balance or $50,000; whichever is less
b)	Limit of two outstanding loans; (limit of one outstanding loan for Primary Residence)
c)	Loan interest rate is Prime plus one percent
d)	10 year loan term for Primary Residence, 5 year loan term for all others.

9.
Maximum employee contributions for pre/post tax and catch-up contributions will be subject to IRS provisions. Company match will apply to all employee contributions to a maximum of 6% of qualified earnings. (Amended 3/5/07)

22.4 Medical, Dental, and Vision

1.
The "Medical and Dental Benefit Plan for Bargaining Unit Employees", hereinafter referred to as "Medical Plan", which became effective January 1, 1993, and last amended January 1, 1998, is the Medical Plan in effect during the term of this Contract. For more detailed information regarding the “Medical Plan” refer to the formal Plan Document or Summary Plan Description.

2.
While this Contract is in effect the Company will not change or discontinue the Medical Plan, which is provided for through a Voluntary Employee Benefits Association (VEBA). If by operation of law the Medical Plan is terminated the rights accruing to participants shall not be adversely affected.

3.
Effective January 1, 1998, a Cafeteria Plan, as defined by Internal Revenue Code Section 125, is established to allow pre-tax premium contributions. Health Care and Dependent Care Flexible Spending Accounts (FSA’s) are also available on a pre-tax basis.

4.	The Medical Plan provides the following five (5) options. The options are outlined in Exhibit D.

a) Preferred Provider Organization at 80% (Local 1245 Union PPO Plan - Advantage)
b) HealthFirst (HMO)
c) Hometown Health Plan (HMO)
d) High Deductible Health Plan (HDHP) or other catastrophic coverage
e) No coverage, contingent upon proof of other insurance
(Amended 3/1/07)

The Company reserves the right to discontinue HMO coverage if the HMO plan(s) lose their economic viability. If this occurs, the Company will substitute a substantially comparable plan; however, the Company will not be required to contribute more money to the new plan that it contributes to the PPO Plan (Advantage). (Added 3/1/07)

New employees will be eligible for medical coverage on the first day of the month following the date of hire. (Added 3/1/07)

5.
Elections of medical plan options will be made each year during an open enrollment period. The election remains in effect for the entire Plan Year, unless the employee incurs a "Family Status Change" as defined by Internal Revenue Code Section 125, Cafeteria Plan. If an employee fails to enroll, he will default to previous year's coverage for himself and his dependents.

6.
Under option (a), when services are rendered in a community where the PPO is available and there is more than one (1) PPO physician available to perform the services, the employee will be subject to PPO provisions. (Amended 3/5/07)

7.
Under option (a), employees and their dependents are eligible under the provisions of the Preferred Provider Organization (PPO) to receive payment of 80% of usual, reasonable and customary charges when:

a)	PPO services are not available within thirty (30) miles of the community in which the employee and dependents reside or;
1. For employees residing in the communities of North Lake Tahoe, South Lake Tahoe, Minden and Carson City this provision shall be fifteen (15) miles. (Amended 3/14/05 by Letter of Agreement)
b)	Employee has an eligible dependent attending school away from home and there is not a PPO provider available or;
c)	Employee or dependent is traveling away from home and PPO services are not available or;
d)	Employee is required to work away from their principle residence and PPO services are not available.
(Amended 3/1/07)

8.	Self-funded Dental and Vision benefits are included in options #4(a), (b), (c) and (d). (Amended 3/5/07)

9.	Within options (b) and (c), employees and their dependents who live in specified zip code areas will be eligible under the Health Maintenance Organization (HMO). (Amended 3/5/07)

10.	(Deleted 3/5/07)

11.
The rate structure for the Medical Plan options shall consist of four-tiers: employee only; employee plus spouse; employee plus children; and, employee plus spouse and children. Employee contributions will be made semi-monthly on a pre-tax basis.

12.
The rates for the self-funded Union PPO Plan will be actuarially determined each plan year, based on previous year’s claims experience. The rates for the HMO options will be as quoted by the respective insurance carriers. The Company contributions to the HMO options will not exceed contributions to self-funded options. (Amended 3/1/07)

13.	Employees will contribute the following percentages of premiums: 16% in 2007, 17% in 2008 and 18% in 2009. (Amended 3/1/07)

14.	(Deleted 3/1/07)

15.	(Deleted 3/1/07)

16.	The Joint Benefits Committee shall evaluate claims experience and actuarially determined rates in each year of the Collective Bargaining Agreement. (Amended 1/1/03)

17. (Deleted 3/1/07)

18.
The medical options, with the exception of the fully-insured HMO's, will have a $2,000,000 lifetime maximum benefit. The Company reserves the right to increase the specific stop-loss coverage or eliminate it by self-insuring this provision. (Amended 3/1/07)

19. (Deleted 3/1/07)

20.	Coverage under the Medical Plan for any participant shall immediately terminate on the earliest of the following dates:
a)	The last day of the calendar month during which the participant voluntarily terminates or is dismissed from the employment of the Company, or otherwise ceases active work for the Company, except:
1)
In the event of retirement, the participant is eligible for continuance of coverage on the date of his retirement, provided he was covered under the Plan on the day prior to his retirement. However, a participant who terminates employment with the Company with vested retirement rights in the Company's Retirement Plan and later retires upon reaching normal retirement age, is not eligible for coverage under this Plan;

b)  The last day of the calendar month during which the participant enters full-time military service;
c)  The last day of the calendar month for which contributions were last paid;
d)  The date the Plan terminates.

22.5 Wellness Program

1.	Bargaining Unit employees, their spouses, retirees and their spouses shall be eligible to participate in the Company's Wellness Program. The following requirements shall apply:
a)	Employee's participation shall be voluntary.
b)	Employee's health care premiums shall not be, in any way, affected by their "Health Risk" category assessment.
c) Entire cost of the Wellness Program paid by Company
d) Spouses and retired employees may not be eligible for incentives or subsidies defined in the program for active employees.
(Amended 3/1/07)

22.6 Group Term Life Insurance

1.
All regular, full-time, Bargaining Unit employees shall have Group Life Insurance coverage with a basic benefit level of $50,000. Employees who “retire” under the qualified Retirement plan after 1/1/95 will receive a life insurance benefit in the amount of $10,000.

2.
Sierra will provide Bargaining Unit employees the opportunity to purchase optional life insurance (in excess of the base amount provided at no cost by Sierra) which will be portable at employee cost. This will be in the form of Group Term Life subject to any underwriting restrictions and premium schedules set by the insurance carrier. Employee contributions will be made semi-monthly on a post-tax basis. If the Company changes insurance carriers, it shall include full portability as a condition of coverage by any new carrier.

(Amended 3/1/07)

22.7 Employee Discount

1.
Regular Bargaining Unit employees receive a 50% discount on electric service and a 25% discount on natural gas service. These discounts apply only to services provided by Sierra Pacific Power Company. Employees will pay any applicable taxes levied by the Internal Revenue Service as established each year for the following year. (Amended 8/3/01 by Letter of Agreement)

2.	Employees hired after ratification will not receive an employee discount. (Added 3/1/07)

22.8 Long-Term Disability Income Plan

1.	Sierra will provide Bargaining Unit employees the opportunity to purchase optional long-term disability income insurance at employee cost.

2.
Bargaining Unit employees will pay premiums in excess of the insurance rate determined by the carrier until the funding shortfall associated with the conversion from self-insured to fully-insured is repaid.

3.	Coverage amount is equal to 60% of monthly base pay, effective February 1, 2003. (Amended 1/1/03)

4.	Maximum benefit amount is $10,000 per month, effective February 1, 2003. (Amended 1/1/03)

5.	The "own occupation" disability period is twenty-four (24) months.

6.	The option to enroll or terminate participation will be limited to an annual open enrollment "window".

7.	Premiums will be paid on post-tax basis.

8.
At such time as CIGNA verifies the funding shortfall has been eliminated, thus permanently absolving Sierra Pacific Power Company of any financial responsibility for past, current, or future claims, the premiums shall be adjusted to those actuarially justified based on actual claims experience.

22.9 Benefits for Part-Time Employees

1.
The following provisions apply to part-time employees hired on or after January 1, 1995, and to part-time employees who assume full-time status and subsequently revert to part time on or after January 1, 1995, and to full-time employees who become part-time on or after January 1, 1995.

a)	Allowance for vacation, sick leave, holidays and other nonproductive time will be prorated as described in Title 3.5(a).
b)	To participate in the benefits programs, employees must work a minimum of 20 hours per week.
c)	All welfare benefits will have the appropriate premium allocation between Company and the employee based on the following formula:
1.	Twenty (20) hours per week = one-half (1/2) time.
2.	More than twenty (20) but less than thirty-one (31) hours per week = three-quarter (3/4) time.
3.	Thirty-one (31) or more hours per week = full time.

22.10 Joint Benefits Committee

1.
A Joint Benefits Committee was established as of January 1, 1995, for the purpose of reviewing Medical, Benefit and Dependent Care costs, issues and trends and to make non-binding recommendations for improving savings and enhancing Medical, Benefit and Dependent Care Programs/Policies and to assist employees in dealing with Child/Elder Care issues. The Joint Benefits Committee meets at least quarterly unless mutually agreed to meet more often when necessary. Direct payroll costs for Bargaining Unit members are shared equally by Local #1245 and Sierra Pacific Power Company. (Amended 1/1/03)

2.
The Committee will consist of the Union Business Representative and four (4) Union members and the Representative of the Vice President-Human Resources and four (4) MPA employees assigned by the Vice President. The Committee will be chartered to review health and welfare plans, pension and 401(k) plans during the term of the contract. (Amended 1/1/03)

3.  Deleted 1/1/03

TITLE 23
DEMOTION AND LAYOFF PROCEDURE

23.1

I. General Rules

(a) Employees shall be given as much notice as practicable of Company's proposed action. Following such notice, and prior to the date of the actual layoff, employees to be affected by the procedure shall be considered as though they have already been demoted, and notwithstanding the provisions of Title 16, have their bids to fill vacancies in the normal line of progression considered under the provisions of VI below.

(b) An employee's Company seniority, as defined in Sections 3.7 and 8.1 shall be determining factors in the application of this procedure.

(c) Where a vacancy in an appropriate classification exists, the filling of such vacancy shall be in accordance with the appropriate provisions of this procedure. If such vacancies exist at more than one (1) headquarters, Company shall provide an employee with a list of such vacancies and the location thereof. Employee may then elect to fill any of such vacancies for which he has sufficient Company seniority [I(b)].

(d) An employee may not elect to demote another employee whose Company seniority is equal to or greater than his own. An employee may not demote an employee in a classification having a wage rate higher than that of his own classification.

(e) Employees scheduled for demotions under this procedure shall exercise one (1) of two (2) options:

1.	Employee may demote a junior employee in the employee's present job classification at another headquarters, or

2.	Employee may demote within his occupational group at his present headquarters.

In either of these options, the demoted employee shall be considered to have displaced the most junior employee in the classification.

If the exercise of Options (e) 1) and/or (e) 2) would result in a senior employee being laid off, then, and only then, the employee may exercise Option 3). If exercise of this Option would still result in a senior employee being laid off, the employee may then exercise Option 4).

3.	Employee may demote a junior employee in any occupational group at his present headquarters.

4.	Employee may demote a junior employee in any occupational group at any headquarters.

Options 3) and 4) above are intended to protect employees whose job classifications fall "below the entry level line", but who have more seniority than other employees in occupational groups and/or headquarters. In either of these options, the demoted employee shall be considered to have displaced the most junior employee in the job classification at that headquarters location.

(f) In the application of this procedure, an employee shall not be placed in a job unless qualified to perform the duties.

II. Notices

The following notices shall be given in connection with the demotion and layoff provisions of this procedure.

(a) Company will give an employee who is to be demoted as much notice thereof as possible, but not less than three (3) days, advising him of the classification to which he is to be demoted and whether there are any jobs with respect to which he may exercise an election by filling a vacancy or by demoting another employee.

(b) Not more than three (3) days after receiving the notice provided for in Subsection (a), the employee shall advise the Company of his decision with respect to exercising the election. If he desires to exercise the election, Company shall, within two (2) days thereafter, provide him with a list of the jobs and the locations thereof to which the election may be applied.

(c) Within three (3) days after receipt of the list described in Subsection (b), the employee shall notify Company of his election to transfer and indicate the job locations in the order of his preference. Preferential consideration shall be given to employees in the order of their Company seniority. While Company shall endeavor to give effect to an employee's preference in the order he has indicated, Company seniority shall be the determining factor where two (2) or more employees express a preference for a single job classification or headquarters location. Company shall notify an employee as to the specific location to which he will be transferred and the effective date of the transfer.

(d) An employee's failure to give the notices prescribed in Subsections (b) and (c) will operate to forfeit his right of election.

(e) Any transfer resulting from the application of this Section shall be effective not later than fifteen (15) days from the giving of the notice provided for in Subsection (a).

III.	When a demotion is to be made in a job classification(s) at a Company headquarters [see I(e)], the employee(s) with least Company seniority in such classification(s) shall have the option to:

(a) Elect to displace that employee in his same classification and occupational group within the Company who has less Company seniority than he.

(b) Elect to demote to the next lower classification in the reverse order of the normal line of progression in his occupational group.

An employee shall be demoted on a step by step basis; that is, he shall first be demoted in the reverse order of the normal line of progression for his classification to the next lower classification. If successive demotions must be made, the same procedure shall apply at each step until the employee is either placed in another job or is laid off. If more than one (1) demotion is to be made, the described procedure shall first be applied to the highest classification to be affected, and then to successively lower classifications.

(c) If an employee cannot for any reason effect an election in accordance with (a) or (b) above, he shall demote into the general demotional pool.

(d) All jobs below dotted line, including Laborer in Exhibit C, shall be considered as a general demotional pool for demotion purposes. All demotions to be by Company seniority. (Amended 1/1/03)

(e) In all demotions and/or layoffs, the employees demoting into a job must be able and willing to perform the duties of the job with a minimum of further training. Company shall make the determination of minimum training needed in all such cases.

(f) Journeymen who can demote apprentices shall retain Journeyman status and the junior apprentice(s) shall be demoted.

IV. Layoff

If there is no job to which the employee can demote under III above, he or she will be laid off.

V. Notice of Layoff

When it is necessary for Company to lay off employees because of lack of work, Company shall give employees involved as much notice thereof as practicable, but in no event shall an employee be given less than thirty (30) calendar days' notice of layoff, provided, however that notice of layoff need not be given to employees who are employed on a temporary or probationary basis.

VI. Accelerated Promotion

For the purpose of enabling employees who have been demoted or transferred under the provisions of this procedure, Company will give preferential consideration in the following sequence to the bids made by such employees on any job vacancy:

(a) Bids made by employees who formerly worked in such job classification and headquarters; demoted from such classification from such headquarters. An employee's bid shall not be considered under this subsection if following his demotion or transfer he has not exercised each opportunity available to him to bid on a job in his former classification and headquarters;

(b) Bids made by employees listed in Subsection (a) above who formerly worked in such job classification.

In considering, under Subsection (a) or (b), bids received from two (2) or more employees on the same job, Company shall give preferential consideration to the bid made by the employee who has the greatest Company seniority.

An employee who has been demoted or transferred under the provisions of this procedure who thereafter voluntarily removes himself from the Line of Progression and occupational group to which he was previously transferred or demoted shall not be given consideration under this section.

VII. Enabler

By written agreement between Company and Union, special provisions may be substituted for the provisions of this procedure. (Added 5/1/82)

TITLE 24
TERM OF AGREEMENT

24.1
This Agreement shall take effect as of the date of execution of this contract. The term of this Agreement shall continue in full force and effect until the first day of January 2010 and thereafter from year to year unless written notice of change or termination shall be given by either party ninety (90) days prior to the expiration date above or the expiration date of any year thereafter. (Amended 3/1/07)

24.2
Whenever notice is given for changes, the nature of the changes desired must be specified in the notice, and until a satisfactory conclusion is reached in the matter of such changes, the original provision shall remain in full force and effect.

24.3	This Agreement shall not be amended or supplemented except by agreement of the parties hereto, reduced to writing and duly signed by each.

24.4	This Agreement cancels and supersedes that certain Agreement and Exhibits attached thereto, entered into on January 1, 2003, by the parties hereto. (Amended 3/1/07)

AGREEMENT BETWEEN SIERRA PACIFIC POWER COMPANY
AND LOCAL UNION 1245 OF THE
INTERNATIONAL BROTHERHOOD OF ELECTRICAL WORKERS, AFL-CIO
January 1, 2006 through December 31, 2009

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written, acting by and through their duly authorized officers.

SIERRA PACIFIC  LOCAL UNION 1245 OF THE
POWER COMPANY  INTERNATIONAL BROTHERHOOD
OF ELECTRICAL WORKERS, AFL-CIO

___________________________        __________________________
Michael W Yackira               Tom Dalzell, Business Manager
President, Chief Operating Officer

                             __________________________
        Michael Davis, President
___________________________
Stephen R. Wood,
Corporate Sr. Vice President
Administration

                          ______________________________
        Randy Osborn, Business Representative

APPROVED:

                     __________________________
Edwin Hill
International President

2005 NEGOTIATING COMMITTEE MEMBERS

COMPANY  UNION

R. Dick, Chair  D. Seyfer, Assistant Business Manager
W. Barcellos  R.Osborn, Business Representative
R. Connolly  G. Aramini
T. Eggen  G. Bailey
G. Kern  V. Borst
F. Larger  T. Cornell
C. McElwee  A. Dorman
C. Pinneo  M. Grimm
S. Prince  R. Gross
D. Huntsman
D. Lyday
J. McAlister
W. Paterson
R. Weisshaar

ATTACHMENT I

EXHIBIT "A" (1)
(As Amended March 1, 2007)

WAGES

_ Annual increases
_ 2007  Base 8% Target Incentive 3.5%
_ 2008 Base 4%  Target Incentive 3.5%
_ 2009  Base 4% Target Incentive 3.5%

_ Shift premium                2007           2008               2009
_ 2nd shift  $1.45  $1.60              $1.75
_ 3rd shift  $1.65  $1.80              $1.95

SHORT TERM INCENTIVE PLAN (STIP)

Each contract year there will be up to a 3.5% Short Term Incentive Plan (STIP) bonus potential. The STIP will be paid upon achievement of corporate and business unit goals as defined by the Company. The corporate and business unit goals will be identical for all employees, including MPAT, and will change each year. If the corporate financial target is not achieved in a contract year, the STIP will not be funded. The financial target is the trigger. Extraordinary events affecting performance of a goal may be considered by the CEO in determining the size and existence of the award.

Eligibility
-	Must be employed on the last day of the fiscal year
-	Regular full-time or part-time employees
-	Temporary employees are not eligible
-	Employees must complete a six (6) month (and/or 1040 hours) probationary period by the last day of the year-end payroll period.

Calculation
-
STIP will be calculated using the employee’s hourly rate as of the end of the payroll year, multiplied by the actual regular/straight time hours worked, not to exceed 2080 hours. Once earned, annual award will be paid on or before April 15th for the prior year’s performance.

-	(Straight time hours X base hourly wage) X Achievement Percentage. Achievement Percentage = STIP Opportunity of 3.5% X Performance Results.

Proration
The Company will prorate the STIP for the following reasons:
-	Employee retires
-	Deceased
-	Company initiated severance

The Company will also prorate the STIP if an employee transfers from one bargaining unit to another (i.e., from IBEW 1245 to IBEW 396, or vice versa), or from a MPAT position to a bargaining unit position or vice versa.

The current STIP model for 2003 has a 40% weighting for financial (earnings per share or E.P.S.), a 40% weighting for Customer Satisfaction, and a 20% weighting for IBEW Local 1245 Performance. If these weightings or categories change, the Company and Union will meet to discuss the changes.

(Amended 1/1/03)

Attachment I - Exhibit A (1)
(As amended 3/1/2007 )
Bargaining Unit Wage Rate
*Upgrade Only

INSERT WAGES HERE

ATTACHMENT II

EXHIBIT "B" (1)
(as Amended 3/1/2007)

CLASSIFICATIONS AND JOB DESCRIPTIONS

Note: Classifications preceded by an (*) are subject to the provisions of Section 5.3(a), (b), (c), (d) and (e).

7653 *APPRENTICE, TELECOMMUNICATIONS TECHNICIAN

An employee who is engaged in performing work as an assistant to, or under the general direction of, employees in higher classifications within the Telecommunications department while training for journeyman Telecommunications Technician. In order to gain experience for advancement, he may be required to work alone, or under direct supervision, on jobs for which he has been trained and instructed. The employee’s educational and general qualifications must be such that he is considered capable of attaining journeyman status. The employee must possess any one of the following, a FCC General Radio Telephone Operator License, National Association of Business and Educational Radio (NABER) certificate, or National Association of Radio and Telecommunications Inc. (NARTI) certificate.

7635 *APPRENTICE, CONSTRUCTION REPAIRMAN

An employee who is engaged in performing work as an Assistant to, or under the general direction of, employees in higher rated classifications within the Construction Department while training for a Journeyman. In order to gain experience for advancement, he may be required to work alone or under direct supervision on jobs for which he has been trained and instructed. The employee's educational and general qualifications must be such that he is considered capable of attaining Journeyman status.

7684 *APPRENTICE, CUSTOMER SERVICEMAN

An employee who is engaged in performing work as an assistant to or under the general direction of a Serviceman, Customer, while training for a Journeyman. In order to gain experience for advancement, he may be required to work alone or under direct supervision on jobs for which he has been trained and instructed. The employee's educational and general qualifications must be such that he is considered capable of attaining Journeyman status. Must be able to write legibly and maintain a neat, clean appearance and must be qualified to work with the public.

An Apprentice, Customer Serviceman shall be required by Company to reside within a thirty-five (35) mile radius of the Company headquarters to which they regularly report.

7641 *APPRENTICE, ELECTRICIAN

An employee who is engaged in performing work as an assistant to or under the general direction of employees in higher rated classifications within the general Measurement and Test Department Occupational Group while training for a Journeyman. In order to gain experience for advancement, he may be required to work alone or under direct supervision on jobs for which he has been trained and instructed. The employee's educational and general qualifications must be such that he is considered capable of attaining Journeyman status.

7645 *APPRENTICE, ELECTRICIAN, MAINTENANCE

An employee who is engaged in performing work as an assistant to, or under the general supervision of, a Journeyman Maintenance Electrician. In order to gain experience for advancement, he may be required to work alone or under direct supervision on jobs for which he has been trained and instructed. His education and general qualifications must be such that he is considered capable of attaining Journeyman status.

7642 *APPRENTICE, ELECTRICIAN, UNDERGROUND

An employee who is engaged in performing work as an assistant to, or under the general direction of an Underground Electrician while training for a Journeyman. In order to gain experience for advancement, he may be required to work alone or under direct supervision on jobs for which he has been trained and instructed. Employee's education and general qualifications must be such that he is considered capable of attaining Journeyman status.

7681 *APPRENTICE, FABRICATOR/WELDER

An employee who is engaged in performing work as an assistant to or under the general direction of a Fabricator/Welder while training for a Journeyman. In order to gain experience for advancement, the apprentice may be required to work alone or under direct supervision on jobs for which the employee has been trained and instructed. The general qualifications and educational experience must be such that the apprentice must be considered capable of Journeyman status.

7691 *APPRENTICE, FITTER

An employee who installs and maintains gas pipes, mains and accessories under the general direction of a Foreman, Fitter, or other experienced and qualified personnel while training for a Journeyman classification. In order to gain experience for advancement, he may be required to work alone or under direct supervision on jobs for which he has been trained and instructed. The employee's education and general qualifications must be such that he is considered capable of obtaining Journeyman status. Before obtaining Journeyman status, he must qualify by test and demonstrate an ability to handle tools and operate equipment, such as earth boring machines, line stopping and tapping machines, pipe locators, gas leakage detection equipment, holiday detectors, compressors and other equipment commonly used in the trade.

7692 *APPRENTICE, FITTER/WELDER

An employee who installs and maintains gas pipes, mains and accessories under the general direction of a Foreman, Fitter/Welder or other experienced and qualified personnel while training for a Journeyman. In order to gain experience for advancement, he may be required to work alone or under direct supervision on jobs for which he has been trained and instructed. The employee's education and general qualifications must be such that he is considered capable of attaining Journeyman status. Before attaining Journeyman status he must qualify by test under the requirements for gas and electric arc welding for certification in accordance with Department of Transportation regulations. Before obtaining Journeyman status, he must qualify by test and demonstrate an ability to handle tools and operate equipment, such as earth boring machines, line stopping and tapping machines, pipe locators, gas leakage detection equipment, holiday detectors, compressors and other equipment commonly used in the trade. Employees with one (1) year or more Company experience as a Fitter transferring into this classification will be given credit for completion of six (6) months time in the classification and shall not suffer a wage reduction.

7651 *APPRENTICE, INSTRUMENT TECHNICIAN

An employee who is engaged in performing work as an assistant to or under the same general direction of an Instrument Technician while training for a Journeyman. In order to gain experience for advancement, he may be required to work alone or under direct supervision on jobs for which he has been trained and instructed. The employee's educational and general qualifications must be such that he is considered capable of attaining Journeyman status.

7631 *APPRENTICE, LINEMAN

An employee who is engaged in performing work as an assistant to or under the general direction of a Lineman while training for a Journeyman. In order to gain experience for advancement, he may be required to work alone or under direct supervision on jobs for which he has been trained and instructed. The employee's education and general qualifications must be such that he is considered capable of attaining Journeyman status.

7685 *APPRENTICE, MACHINIST

An employee who is engaged in performing work as an assistant to or under the general direction of a Machinist while training for a Journeyman. In order to gain experience for advancement, he may be required to work alone or under direct supervision on jobs for which he has been trained and instructed. The employee's educational and general qualifications must be such that he is considered capable of attaining Journeyman status.

7680 *APPRENTICE, MECHANIC

An employee who is engaged in performing work as an assistant to or under the general direction of a Mechanic, while training for a Journeyman. In order to gain experience for advancement, he may be required to work alone or under direct supervision on jobs for which he has been trained and instructed. The employee's educational and general qualifications must be such that he is considered capable of attaining Journeyman status.

7652 *APPRENTICE, MECHANIC, DIESEL/TURBINE

An employee who is engaged in performing work as an assistant to or under the general direction of a Diesel-Turbine Mechanic while training for a Journeyman. In order to gain experience for advancement he may be required to work alone or under direct supervision on jobs for which he has been trained and instructed. The employee's educational and general qualifications must be such that he is considered capable of attaining Journeyman status.

7687 *APPRENTICE, METERMAN, GAS

An employee who is engaged in performing work as an assistant to or under the general direction of a Meterman, Gas while training for a Journeyman. In order to gain experience for advancement, he may be required to work alone or under direct supervision on jobs for which he has been trained and instructed. The employee's educational and general qualifications must be such that he is considered capable of attaining Journeyman status.

7693 *APPRENTICE, OPERATOR, GAS PRESSURE
An employee who is engaged in performing work as an assistant to or under the general direction of employees in higher classifications within the general Gas Production Occupational Group while training for Gas Pressure Operator. In order to gain experience for advancement, he may be required to work alone or under the direct supervision on jobs for which he has been trained and instructed. May be assigned to other duties as required to assure safe and reliable gas supply throughout the system. This position is a “shift” employee.

7689 *APPRENTICE, PLANT MECHANIC

An employee who is engaged in performing work as an assistant to, or under the direction of a Plant Mechanic or Mechanic/Machinist or Mechanic/Welder while training for Plant Mechanic. In order to gain experience for advancement, he may be required to work alone or under general supervision on jobs for which he has been trained and instructed. His education and general qualifications must be such that he is considered capable of attaining Journeyman status.

7632 *APPRENTICE, TECHNICIAN, ELECTRICAL, PLANT

An employee who is engaged in performing work as an assistant to, or under the general supervision of a Journeyman Plant Electrical Technician. In order to gain experience for advancement, he may be required to work alone or under direct supervision on jobs for which he has been trained and instructed. His education and general qualification must be such that he is considered capable of attaining Journeyman status.

7690 *APPRENTICE, TECHNICIAN, LAB

An employee who is engaged in performing work as an assistant to or under the same general direction of a Laboratory Technician while training for a Journeyman. In order to gain experience for advancement, he may be required to work alone or under direct supervision on jobs for which he has been trained or instructed. The employee's educational and general qualifications must be such that he is considered capable of attaining Journeyman status.

7673	*APPRENTICE, TECHNICIAN, METER

An employee who is engaged in performing work as an assistant to or under the general direction of employees in higher rated classifications, within the Electric Metering Department, while training for Technician, Meter I. In order to gain experience for advancement, he/she will be required to work alone or under direct supervision on jobs for which he/she has been trained and instructed. The employee's educational and general qualifications must be such that he is considered capable of attaining Technician I status. Applicants will be expected to prove possession of these qualifications by successfully passing a test with a score of 75% or better.

8051	*CHIEF, CREW
Directs the work and activities of the Survey Crew in the performance of measurements upon the land of features and fixtures of Company-owned land and land rights, construction layout and staking of improvements and facilities, and other survey related activities in support of Company objectives. Maintains and operates all survey and survey related equipment. Checks plans for accuracy, performs research, calculations and other field checks to insure correctness, maintains data collector files, and oversees survey crew to make sure correct survey procedures and safety requirements are met. Possesses fundamental knowledge of land Survey principles and practices and actively pursues performance excellence. The Crew Chief shall be responsible for the survey crew’s activities in the performance of their duties. Performs such other duties in the field or office as may be assigned. Upon obtaining a Professional Land Surveyor’s license, employee shall automatically progress to Surveyor.

9893 *CLERK

An employee not required to have prior experience and generally is a trainee for more advanced clerical positions. Duties may include but shall not be limited to, operation of various office machines; collecting, sorting, opening and receiving mail including pick up from and delivery to the post office; running errands to outside locations; summarizing checks and cash stubs and performing a variety of office duties not requiring prolonged periods of training.

9730 CLERK, REMITTANCE PROCESSING, SENIOR

An employee who has demonstrated to the satisfaction of the Company, a thorough knowledge of remittance processing system by training and working in the remittance processing unit. Will perform a variety of skilled tasks dealing with the orderly flow of work within the remittance processing unit. Such employees will be responsible for:

1)
The timely and accurate processing of customer payments, preparation of bank deposits, electronic transmittal of daily customer revenue transactions, and the submittal of daily reports and records as assigned,

2)	Training remittance processing equipment operators and clerical representatives,
3)	Review and edit of work processed,
4)	Operation of all remittance processing equipment including data management computer and various office machines, and
5)	Other assigned clerical functions as required. Directs the activities of other departmental personnel as required.

Required to be effective when working with the public and responding to customer requests and inquiries, as well as have other qualifications and qualities generally accepted as being desirable in a customer services classification. Required to make independent decisions as necessary to satisfy customer needs and provide quality customer service.

9590 *CLERK, FIELD

An employee assigned to the Electric Department who performs field work such as reading and computing demand meters, collection of delinquent accounts, electric cut-ins and cut-outs. May be required to make up blanket work and job orders in connection with local crew operations. May also be required to perform various Stores Department duties in the local warehouse, and other miscellaneous duties as required by the Electric Department Supervisor.

Note: It is intended this classification be used only in the areas where Company may not need the full-time services of certain Bargaining Unit classifications, and to perform various other semi-skilled duties.

An employee shall possess (within 30 days) and maintain a Commercial Drivers License (CDL). As of January 1, 2003, incumbents, if capable, will be required to possess a CDL within 90 days.

9624 *CLERK, PARTS

An employee who is familiar with automotive parts & supplies and is qualified to perform, without direct supervision, and subordinate to the Supervisor in charge, duties relating to the ordering, receiving, shipping, handling, storing and disbursing of automotive and equipment related materials and supplies. Shall be required to take physical inventories, update a perpetual inventory system and perform related clerical duties as necessary. The employee shall become familiar with the Department's accounting and data processing procedures and other applicable rules. May be required to update and operate a data entry system for parts inventory control. Shall be required to operate Company vehicles within the scope of foregoing duties. May be required to provide general direction to any classification assigned him in performing the work herein defined. May be assigned to perform other work as occasions arise.

9875 *CLERK, PRINT SHOP

An employee who may be assigned to perform any and all routine or advanced print shop functions and any other miscellaneous duties as required. Must be qualified to operate various types of print shop finishing equipment, such as a hydraulic paper cutter, high speed folder, book binding machine, automatic collator, three-hole punch and copying equipment through training or experience. Must be qualified through training to assist the print shop in the absence of an Offset Press Operator. Must be able to meet deadlines and produce top quality work, and be capable of heavy lifting.

8640 *COORDINATOR, FLEET REPAIR/LICENSING

An employee who is responsible for entering vehicle repair order data into the Transportation Management Information System. These functions shall be performed cost effectively, accurately, and in accordance with departmental and Company guidelines, policies and procedures. Also responsible for verification of all labor parts and commercial (outside shop) costs for the fleet by direct computer input into the Transportation Management System.

This position will also be responsible for performing all duties related to licensing the fleet, both in Nevada and California. This shall include any special permits that may be required. This entails preparation of the necessary paperwork, securing the funds, obtaining the license plates, registration, renewal tags and titles, either personally or by mail, as required. Will be responsible for the maintenance of all data and documents into the fleet vehicle files.

Requires comprehensive knowledge of overall fleet operations. Possess good knowledge related to automotive maintenance terminology, practices, parts, and licensing. Ability to communicate effectively and courteously with Company and non-Company personnel. Possess experience of direct computer data entry and comprehensive knowledge of Fleet Services Department shop policies and procedures.

8944 *DRAFTSMAN

An employee who is training for advancement to Senior Draftsman and under general direction uses computer-aided drafting skills to prepare sketches, diagrams, single line job drawings, job maps and when required, makes field checks in connection with such maps. Interprets and maps verbal and written instructions, rough sketches, and data collected by Engineers, Planners, Estimators or Surveyors. Consults standard maps of cities, subdivision plats, railroads and highways in connection with the preparation of new maps for plotting distribution lines and facilities. Reproduces maps and revises maps as changes occur and maintains up-to-date distribution maps of Electric and Gas systems. From data provided, prepares base maps for job drawings. May engage in the operation and care of printers, plotters, copy machines and miscellaneous minor maintenance of equipment. May assist in occasional reducing of field survey notes and field checking. May be required to make mechanical and architectural drawings. May perform clerical work related to the Drafting Department. Performs other related duties as may be required by the Supervisor. The employee must possess an aptitude for the work, a working knowledge of Computer Aided Drafting (CAD) and mathematics, including geometry. Some knowledge of utility operation is desirable. May be required to pass an oral or written examination or performance test covering these qualifications.

8380 *DRAFTSMAN, LAND

An employee who, under the supervisor, assembles preliminary information and does automated drafting, and general mapping work in connection with the acquisition of Rights-of-Way, composes legal descriptions,, searches County records, and processes other necessary forms for the granting and procuring of easements, rights-of-way, highway and railroad crossing permits, government permits, and other land documents. Plots profiles, makes routine calculations, and reduces field notes. Training and/or experience, in mapping, drafting and mathematics will be required. May be required to take an oral or written examination or performance test covering these qualifications.

8390 *DRAFTSMAN, SENIOR

An employee who, under the supervision of the Drafting Supervisor, uses computer aided drafting skills to prepare sketches, diagrams, single line job drawings, job maps and when required, makes field checks in connection with such maps. Interprets and maps verbal and written instructions, rough sketches, and data collected by Engineers, Planners, Estimators or Surveyors. Consults standard maps of cities, subdivision plots, railroads, and highways in connection with the preparation of new maps for plotting distribution lines and facilities. Reproduces maps and revises maps as changes occur and maintains up-to-date distribution maps of Electric and Gas systems. From data provided, prepares base maps for job drawings. May engage in the operation and care of printers, plotters, copy machines and miscellaneous minor maintenance of equipment. May do occasional reducing of field survey notes and field checking. May be required to make mechanical and architectural drawings. May perform clerical work related to the Drafting Department. Performs other related duties as may be required by the Supervisor. The employee must possess an aptitude for the work, a working knowledge of Computer Aided Drafting (CAD) and mathematics, including geometry. Some knowledge of utility operation is desirable. May be required to pass an oral or written examination or performance test covering these qualifications.

8770 *DRIVER, TRANSPORT

An employee who drives truck transporting supplies and equipment; loads and unloads trucks; may act as Field Clerk, taking care of timesheets and material records; responsible for keeping tools in good order; assists crews with work. Will be selected on the basis of qualifications, experience and performance to operate a fifth-wheel tractor with 2 or 3 axles which tows a trailer or semi-trailer.

6385 *DRIVER, TRANSPORT, HEAVY

An employee who drives truck transporting men, supplies and equipment, often in remote areas and without direct supervision; loads and unloads trucks; operates fixed and attached equipment; may act as Field Clerk, taking care of time cards and material records; responsible for keeping tools in good order; assists crews with work; must be familiar with loading and tie-down procedures, permits, routes, clearances. Will be selected on the basis of qualifications, experience and performance to operate a fifth-wheel tractor with 2 or 3 axles which tows a semi-trailer or trailer or multiple trailers for standard loads or special permit loads which may be loaded with a variety of cargoes of supplies or equipment. Must be qualified to load and unload power-operated construction equipment.

8970 *DRIVER, TRUCK

An employee who drives truck transporting men, supplies and equipment; loads and unloads truck; operates fixed and attached equipment; may act as Field Clerk taking care of time cards and material records; responsible for keeping tools in good order; assists crews with work; may not tow trailers rated at 6,000 pounds gross vehicle weight or more. May not operate truck having more than two (2) axles.

8845 *DRIVER, TRUCK, HEAVY

An employee who drives truck transporting men, supplies and equipment; loads and unloads truck; operates fixed and attached equipment; may act as Field Clerk taking care of time cards and material records; responsible for keeping tools in good order; assists crews with work; must be familiar with loading and tie-down procedures. Will be selected on basis of qualifications, experience and performance to operate a truck with three (3) or more axles such as a dump truck, winch truck, boom truck, flat rack, or a similar truck or a two (2) axle truck towing a trailer rated at 6,000 pounds gross vehicle weight or more.

7340 *ELECTRICIAN

An employee who is qualified by training and knowledge to construct, erect, and maintain substations. Must be qualified by training and knowledge to install, maintain, test, and repair substation, generating station and distribution equipment including but not limited to transformers, regulators, tap changing devices, circuit breakers, switchboards, generators, and other rotary equipment. Must be qualified to perform switching. Must be able to lay out, assemble, install, test, and maintain electrical fixtures, apparatus and wiring. When under direct supervision may be required to perform work on protective relaying, communications equipment, Supervisory control and related equipment. Must have successfully completed the Electrician Apprentice training program or equivalent.

7338 *ELECTRICIAN, FACILITIES
An employee who is a journeyman Electrician and is engaged in building maintenance testing, repairing, maintaining and installing all types of electrical equipment in Company buildings. Must be licensed by city and state agencies as journeyman electrician. Must have extensive knowledge of versa-trak systems, Uninterruptible Power Supply (UPS) systems, building management systems, lighting systems, fire alarm and security systems. Will be required to inspect work of contract electricians. Must have extensive knowledge of commercial building electrical systems. Will be required to instruct or advise operating personnel on problems relating to electrical equipment. Must have a thorough knowledge with the Company’s electrical and mechanical tagging and safety rules and be able to render first aid. Will be required to drive company vehicles.

7310 *ELECTRICIAN, MAINTENANCE

An employee who is a Journeyman and is engaged in testing, repairing, maintaining and installing all types of electric equipment in generating stations. May be required to do plant and plant substation switching. May be required to do incidental welding, such as tack hangers and test welding machines after repair, etc. Must be qualified to operate station crane. His background of apprenticeship and experience must be such as to qualify him to perform these duties with skill and efficiency. He may also be required to instruct or advise operating personnel on problems pertaining to electrical equipment. He must be thoroughly familiar with Company's electrical and mechanical tagging and safety rules and be able to render first aid. May at times be required to drive light and heavy vehicles.

7325 *ELECTRICIAN, PLANT

An employee who is a Journeyman and is engaged in testing, repairing, maintaining and installing all types of electric equipment in generating stations. May be required to do plant and plant substation switching. May be required to do incidental welding, such as tack hangers and test welding machines after repair, etc. His background of apprenticeship and experience must be such as to qualify him to perform these duties with skill and efficiency. He may also be required to instruct or advise operating personnel on problems pertaining to electrical equipment. He must be thoroughly familiar with Company's electrical and mechanical tagging and safety rules and be able to render first aid.

7345 *ELECTRICIAN, UNDERGROUND

An employee who is a Journeyman qualified by training and knowledge of underground circuits, substations and apparatus to test, maintain and install duct line, cable, conduits, risers, Company-owned customer outdoor lighting equipment, circuit breakers, transformers and associated equipment. Must be able to climb and perform Lineman's work such as making underground connections on customer services and substation feeder installations. Is required to drive truck and operate the fixed and attached equipment. May be required to keep time cards and material records.

7615 *FABRICATOR/WELDER

An employee engaged in making and repairing parts of equipment and tools. The forge and trip hammer are used for sharpening and tempering of tools. Must read and interpret drawings and layouts that are given as guides for the desired end product. Performs basic metal working such as sheet metal layout, threading bolts and pipe, cutting and fitting of large pipes and culverts, layout and fitting of all types of structural shapes. Must be knowledgeable in the use of electric welding and cutting, including metal inert gas (MIG), heliarc (TIG) welding, hard surfacing, and all aspects of acetylene welding including cutting and brazing.

7543 *FABRICATOR/WELDER, CERTIFIED

A Journeyman employee engaged primarily in the repair and maintenance of light and heavy equipment. Performs basic metal working such as sheet metal layout and forming, threading of bolts and pipe, cutting and fitting of large pipes and culverts, layout and fitting of all types of structural shapes. Performs specialty work that is not available from outside suppliers, such as, construction of trailers, meter manifolds, and associated piping, meter sets, access gates, platforms, valve tools/keys, rebar fabrication, and special engineering designs. Performs welding on man-related equipment such as manlifts and derricks. Fabricates, repairs, sharpens, and tempers tools and equipment using a forge, anvil and trip hammer.

Field work performed includes substation modification and erection, aluminum buss bar welding, hydro power penstocks, gates and component fabrication, aerial welding and repair. Emergency repair of gas and electrical systems, as well as vehicle and equipment repair may also be required.

Must be able to read and interpret drawings and layouts that are given as guidelines for the desired end product, as well as listening to a verbal description of a desired product or problem and come up with an acceptable solution. Must have a working knowledge of math to perform layouts as well as being informed as to the types of materials available from suppliers to do the various jobs. Must be knowledgeable in the use of electric welding and cutting, including metal inert gas (MIG), heliarc (TIG) welding, hard surfacing, and all aspects of acetylene welding including cutting, brazing, and silver soldering. Must also have a working knowledge of plumbing, both pressure and non-pressure systems.

Requires certification in ASME Schedule 40, 6-inch pipe in the 6G (45°angle) position, and structural ASME1 plate using E7018 weld rod in the vertical and overhead position.

8620 *FACILITIES LOCATOR

An employee who has had at least one (1) year's experience as either an Apprentice Lineman, Apprentice Fitter, or equivalent experience. The employee's educational and general qualifications must be such that he is considered capable of attaining knowledge of gas, or electrical facilities and capable of learning the application of pipe and cable locator equipment to locate these facilities. When it is necessary to connect to live electrical circuits with locating equipment or to enter vaults, containing live circuits, only an employee with one (1) year's experience as Apprentice Lineman or equivalent experience will be qualified to do so. May be required to investigate and report on damage to Company facilities. Must be able to write legibly and maintain a neat, clean appearance and must be qualified to work with the public.

8625	*FACILITIES LOCATOR, SENIOR

Must have a minimum of five (5) years as a Facilities Locator. The employee shall have a comprehensive understanding and the ability to locate both electric and gas utilities. Must be able to demonstrate educational and general knowledge of gas and electrical facilities. Must have past knowledge/experience in the application of pipe and cable locator equipment. Required to make independent decisions as necessary to satisfy customers’ needs and provide on-the-job training. Shall work with contract locating personnel on a daily basis and educate them as necessary on Company specific and peculiar gas and electric systems, installations and facilities. Will answer questions, perform quality control locating of and with contract locating personnel, and perform problem locates when required. Employee must have completed visual inspection permit training. Will be required and trained, to visually look into vaults, transformers, boxes or any other appurtenances, necessary to physically see where electric and gas facilities are present. May be required to assist Company Claims personnel with investigations of damage to Company facilities. Must be able t write legibly and maintain a neat, clean appearance and must be qualified to work with the public.

7620 *FITTER

An employee who is a Journeyman and is qualified by training and knowledge to install and repair gas services, mains and appurtenances, locate and repair leaks, do miscellaneous pipe fitting and operate equipment such as earth boring machines, line stopping and tapping machines, pipe locators, gas leakage detection equipment, holiday detectors, and compressors. Understands the use of tools in connection with pipe work and the installation of all types of pipe. May be required to prepare ground for installation of mains and services and restore ground to required condition. May be assigned to other work as the occasion arises, including the installation of meters and regulators; may be required to relight gas appliances during seasonal relighting program or in times of emergency. May be required to complete job related clerical work and assist in training.

7460 *FITTER/WELDER

An employee who is a Journeyman and is qualified by training and knowledge to install and repair gas services, mains and appurtenances, locate and repair leaks, do miscellaneous pipe fitting and operate equipment such as earth boring machines, line stopping and tapping machines, pipe locators, gas leakage detection equipment, holiday detectors, and compressors. Does gas and electric welding and is required to be certified by testing in accordance with the Department of Transportation regulations and repair work on gas lines and their accessories. Will be required to prepare ground for the installation of mains and services and restore ground to required condition. May be assigned to other work as the occasion arises, including the installation of meters and regulators and may be required to relight gas appliances during seasonal relighting program or in times of emergency. May be required to complete job related clerical work and assist in training.

6022 *FOREMAN, COMMUNICATION SYSTEMS, WORKING

An employee, who possesses the necessary knowledge and skills through experience and training to work and direct the activities of Telecommunications Technicians and other personnel assigned to the Telecommunications Department. The employee must be capable of directing personnel and planning work in a safe and efficient manner. Coordination of work with other departments including: ESCC, SCAT, ITT and others is a primary responsibility of this position. This position will be required to keep time for the personnel assigned to the group supervised by this position; this will include responsibility for scheduling normal and overtime work. The person in these positions must be qualified by training and knowledge to install, maintain, repair, adjust or program various types of telecommunication voice and data transmission equipment. Must have a thorough knowledge of the SCADA system and be capable of performing maintenance and repair on that equipment or any peripheral equipment associated with the system. Other equipment skills may include, but not limited to, the EMS computer various SCADA RTU’s, UPS, digital and analog microwave radios, fiber optic SONET multiplexers, digital T1 multiplexers, digital cross connect switches, automatic telephone PBX, key systems and telephones, electric and gas system telemetering equipment, transfer trip equip, power line carrier RF equip, trunked radio system, spread spectrum and two-way radios, and other telecommunications and electronic work as may be required. The employee may be required to assist Telecommunications Engineers with system circuit design and project planning. The employee must have a working knowledge of laptop computers. The employee may be required to assist in the training of department personnel.

Prerequisites:
a) Must have completed a minimum of two (2) years as a Communication Systems Technician.

6281 *FOREMAN, CONSTRUCTION, WORKING, HEAVY

An employee who is qualified to work with, direct, and coordinate the daily activities of a crew engaged in heavy construction, maintenance, and/or repair of all civil/structural portions of utility facilities. Must be thoroughly qualified by training, knowledge, and experience as to the proper methods and procedures required to perform tasks typically classified as carpentry, masonry, concrete work, ironwork, sitework, and earthwork, in a safe and efficient manner. May be required to direct and coordinate activities of Laborers, Apprentice Construction Repairmen, Construction Repairmen, Powdermen, Construction Inspectors, Truck Drivers, Transport Drivers, and Equipment Operators, although crew size will not be limited in number or by classification. Must have a comprehensive working knowledge of mathematics, basic surveying techniques, construction materials, methods, and equipment, and the use of hand and power tools. Must be able to interpret drawings, prints, sketches, specifications, and other written documents. Must have effective oral and written communication skills. Will be required to prepare proper notes, records, and other documentation as required for all daily job activities. Must be a Journeyman Construction Repairman with not less than two (2) years' experience as such or equivalent.

6394 *FOREMAN, CONSTRUCTION, WORKING, LIGHT

An employee who is qualified to work with, direct, and coordinate the daily activities of a crew engaged in light construction, maintenance, and/or repair of all civil portions of utility facilities. Must be thoroughly qualified by training, knowledge, and experience as to the proper methods and procedures required to perform tasks, typically routine in nature, classified as carpentry, masonry, concrete work, and earthwork, in a safe and efficient manner. May be required to direct and coordinate activities of Laborers, Apprentice Construction Repairmen, Construction Repairmen, Construction Inspectors, Truck Drivers, Transport Drivers, and Equipment Operators, although crew size will not be limited in number or by classification. Must have a comprehensive working knowledge of mathematics, basic surveying techniques, construction materials, methods, and equipment, and the use of hand and power tools. Must be able to interpret drawings, prints, sketches, specifications, and other written documentation. Must have effective oral and written communication skills. Will be required to prepare proper notes, records, and other documentation as required for all daily job activities. Must be a Journeyman Construction Repairman with not less than one (1) year's experience as such or equivalent.

6031 *FOREMAN, CONTROL, WORKING

An employee engaged in the installation, maintenance, repair and adjustment of substation equipment including transformers, regulators, circuit breakers, switches, relaying, power line carrier, substation metering, telemetering and other work as required. Must be capable of directing men and planning work. Must be qualified to perform switching. Must have at least two (2) years' experience as a Substation Technician. Must be proficient in using a personal computer.

6825	*FOREMAN, CUSTOMER SERVICE REPRESENTATIVE, WORKING

An employee who is directly in charge of and directs a crew of Customer Services Representatives in the day-to-day operations of the Phone Center, Customer Lobby, Customer Billing, Customer Systems Controls, Credit and Collections, Service Center and/or District Office operations. Will also be in charge of and direct the work of meter reader/collectors. Will be responsible for scheduling, logging attendance, maintaining daily work schedules, time sheets and monitoring Customer Services Representatives and Meter Readers/Collectors to assure quality in their transactions with customers. Also prepare their performance appraisals and be thoroughly familiar with the work procedures and methods for the area of work assigned and skilled in all areas of the Customer Service Representative position. They may be required to assist representatives in on-the-job training and answer questions as they arise. They will also handle those customers who wish to have their questions or complaints answered on a higher level. Required to make independent decisions as necessary to satisfy customer needs. Also required to perform tasks as delegated by their Supervisor. Must have successfully performed as a Customer Service Representative for at least three (3) years.

6820 *FOREMAN, SUPPORT SERVICES, WORKING

An employee who, under general supervision, is directly in charge of and when needed performs the day-to-day operations of the internal and external mail distribution services, information and record management, copy center, and the corporate switchboard. Will be responsible for scheduling, logging attendance, training, preparing reports and maintaining daily work schedules. May be required to complete other job related clerical duties.

Must be able to communicate effectively and possess skills to make independent decisions. Must be thoroughly familiar with work procedures and skilled in all areas of operations.

6277 *FOREMAN, GAS PRESSURE SYSTEM, WORKING

An employee who is engaged in the operation and maintenance of Gas System Pressure facilities and equipment who possesses the necessary knowledge and skill through experience and training to work with and direct the activities of Gas System Pressure employees.

Must be familiar with equipment, instruments, and procedures used in pressure regulation, custody transfer measurement, forecasting daily gas system requirements, gas analysis, gas odorization, and the gas leak survey program. Must be capable of directing personnel and planning work. Must have two (2) years' experience as Gas Pressure Operator or equivalent. Must be familiar with federal and state regulations and recordkeeping requirements as related to the safe and reliable distribution of gas within the system. Will be required to assist in training personnel in all phases of Gas System Pressure activities. Must be capable of testing and calibrating various instruments used in Gas System Pressure operation. Will be subject to on-call assignments as required and may be required to carry a pager or other type of remote notification system.

6275 *FOREMAN, GAS, METER SHOP, WORKING

An employee working with and directing the activity of Gas Meter Shop employees. May be required to field test gas meters, water meters and devices. Must be capable of directing men and planning work. Must have a total of two (2) years as Gas Meterman or equivalent knowledge.

6025 *FOREMAN, GAS, WELDING, WORKING

To be filled on a upgrade basis, only, when an employee who is incumbent in the classification of Foreman, Electric, Gas, Construction, Working, is required to do qualified gas and electric welding on gas lines and their accessories.

6004	*FOREMAN, GENERAL, CONTROL, WORKING
An employee who, under general supervision will:
-
direct operations and coordinate all aspects of installation, maintenance, repair and adjustment of substation equipment. Will aid in the design of facilities and also participate in the planning stages of such projects.

-	be the first point of contact in the absence of or under the direction of a supervisor,
-	direct the work of other foreman and their crews (foreman over foreman),
-	assume other duties as deemed appropriate by management except for the following:
1.	time sheet approval
2.	vacation approval
3.	completing performance appraisals (may give input)
4.	approving meal tickets and credit card receipts
5.	approving accounts payable items
An employee must have been a journeyman in their occupation for a minimum of six (6) years or a foreman equivalent for at least two (2) years. Will be required to communicate effectively and contribute to a positive team environment to provide quality service to both external and internal customers.

NOTE: This is NOT an upgrade only position. Please refer to the Foreman, General, Working (Upgrade Only) for upgrades.
(Per Settlement Agreement dated 9/27/01 and Letter of Agreement dated 3/21/02)

6042	*FOREMAN, GENERAL, HEAVY, WORKING (GAS)
An employee who, under general supervision will:
-
direct operations and coordinate all aspects of installation, maintenance, repair and adjustment of gas facilities. Will aid in the design of facilities and also participate in the planning stages of such projects.

-	be the first point of contact in the absence of or under the direction of a supervisor,
-	direct the work of other foreman and their crews (foreman over foreman),
-	assume other duties as deemed appropriate by management except for the following:
1.	time sheet approval
2.	vacation approval
3.	completing performance appraisals (may give input)
4.	approving meal tickets and credit card receipts
5.	approving accounts payable items
An employee must have been a journeyman in their occupation for a minimum of six (6) years or a foreman equivalent for at least two (2) years. Will be required to communicate effectively and contribute to a positive team environment to provide quality service to both external and internal customers.

NOTE: This is NOT an upgrade only position. Please refer to the Foreman, General, Working (Upgrade Only) for upgrades.
(Per Settlement Agreement dated 9/27/01 and Letter of Agreement dated 3/21/02)

6013	*FOREMAN, GENERAL, LINE, WORKING
An employee who, under general supervision will:
-
direct operations and coordinate all aspects of overhead and underground transmission and distribution line work and all aspects of construction, maintenance and repair of company facilities. Will aid in the design of facilities and also participate in the planning stages of such projects.

-	be the first point of contact in the absence of or under the direction of a supervisor,
-	direct the work of other foreman and their crews (foreman over foreman),
-	assume other duties as deemed appropriate by management except for the following:
1. time sheet approval
2. vacation approval
3. completing performance appraisals (may give input)
4. approving meal tickets and credit card receipts
5. approving accounts payable items
An employee must have been a journeyman in their occupation for a minimum of six (6) years or a foreman equivalent for at least two (2) years. Will be required to communicate effectively and contribute to a positive team environment to provide quality service to both external and internal customers.

NOTE: This is NOT an upgrade only position. Please refer to the Foreman, General, Working (Upgrade Only) for upgrades.
(Per Settlement Agreement dated 9/27/01 and Letter of Agreement dated 3/21/02)

→  *FOREMAN, GENERAL, WORKING (UPGRADE ONLY)
An employee assigned on an upgrade basis only at the Company’s discretion, to assume a leadership role under any combination of the following circumstances:
_ on special projects when required to direct crew operations and coordinate all aspects of construction, maintenance and repair of company facilities. Will aid in the design of facilities and also participate in the planning stages of such projects,
_ replace a supervisor who will be absent from their duties for an extended time period,
_ when directing the work of other foremen and their crews (foreman over foreman),
_ other circumstances as deemed appropriate by management.
An employee assigned to this upgrade must have been a journeyman in their occupation for a minimum of six (6) years or a foreman or equivalent for at least two years. Will be required to communicate effectively and contribute to a positive team environment to provide quality service to both external and internal customers.

→ See Wage Table for appropriate job class upgrade number.

6283 *FOREMAN, HEAVY, EQUIPMENT, WORKING

An employee who possesses the necessary knowledge and skill through experience and training to work with and direct the activities of equipment operators, heavy equipment operators, heavy truck drivers and transport drivers engaged in heavy construction, maintenance or replacement of facilities. Must have demonstrated satisfactory performance as a Senior Equipment Operator for at least one (1) year or have equivalent experience. May be required to assist in training. Must be familiar with all Company and governmental agency policies, procedures and requirements relative to operating, maintaining, licensing and/or permitting of heavy equipment. Must be able to interpret plans, sketches, specifications and written instructions. Will be required to keep time for himself, as well as for those under his supervision. Will be required to keep proper notes and records associated with daily activities, equipment maintenance schedules, safety inspections, and operator training schedules. Must be able to write with clarity in a neat and legible fashion.

6041 *FOREMAN, LAB, WORKING

An employee who, under general supervision, is directly in charge of and supervises all aspects of power station water treatment and the operation of water and fuel laboratories. Must be capable of analyzing data from analyses and recommending proper courses of action. Will train operators and technicians in chemical analyses and operation of water treatment equipment as required. He must have not less than two (2) years of prior experience as a laboratory technician or chemist and completed formal courses in general chemistry, qualitative analysis, quantitative analysis, organic chemistry or Company-approved equivalents.

6051 *FOREMAN, LINE, WORKING

An employee engaged in performing all classes of overhead and underground transmission and distribution line work and construction, erection and maintenance of substations,** having full charge of and directing entire crew. Must be a Journeyman Lineman with not less than two (2) years of experience as such.*** Must be qualified to perform switching. Is required to drive line truck and operate the fixed and attached equipment. Will keep time cards and material records.

**	See Letter of Understanding dated July 13, 1967, as amended by Supplementary Agreement dated May 10, 1973.
***	See Supplementary Agreement dated May 10, 1973, concerning qualification of Underground Electricians for advancement within the Electric Overhead Line of Progression.

6375 *FOREMAN, MACHINIST, WORKING

An employee engaged in performing all classes of Machinist's work, having full charge of and directing an entire crew. Must be a Journeyman Machinist and/or Fabricator/Welder with not less than two (2) years' experience as such or its equivalent. Is responsible for scheduling of the shop work, has a working knowledge of the computer controlled work order and procurement system, inspects completed work to maintain quality and reviews jobs as they come in to make sure material and/or equipment is available so the work is performed efficiently.

6061 *FOREMAN, MAINTENANCE, WORKING

An employee who, under general supervision, is engaged in performing all classes of maintenance work, having full charge of and directing entire crew. Must be a Plant Mechanic and/or Journeyman Mechanic/Machinist and/or Mechanic/Welder, with not less than two (2) years' experience as such or its equivalent.

6071 *FOREMAN, MECHANIC, DIESEL/TURBINE, WORKING

An employee who, under general supervision, is engaged in performing all types of diesel and turbine maintenance having full charge of and directing entire crew. Must be a Journeyman Diesel Mechanic or Maintenance Electrician with at least two (2) years' experience as such or its equivalent.

6813 *FOREMAN, METER READER, WORKING-RENO

An employee who is in charge of and directs the work of meter reader/collectors in day-to-day operations. Is required to effectively contribute to positive working relationships and job performance of the employees under his direction and provide and encourage quality customer service. Is required to communicate effectively with employees and customers both orally and in writing. Is responsible for scheduling, logging attendance, maintaining daily work schedules, monitoring work quality, evaluating performance, and performing other duties as assigned. Must be thoroughly familiar with all work procedures, related equipment operation and is required to assist other department personnel as required. Will provide training to new employees and be responsible for temporary employees assigned to gas/water demand studies. Will be required to make independent decisions as necessary to satisfy customer needs and ensure employee safety. Is required to perform tasks as delegated by management.

6290 *FOREMAN, SCRUBBER, SHIFT, WORKING

An employee who, under general supervision, is in charge of and operates the scrubber and other related equipment. He shall direct and train subordinates and may be required to make temporary repairs of equipment in an emergency. Must be thoroughly familiar with the Company's plant tagging and safety rules and be qualified to issue clearances and perform switching within the scrubber. May be required to perform other related duties as required and be qualified to render first aid.

6815	*FOREMAN, SERVICE UTILITYMAN, WORKING
An employee who possesses the knowledge and skill through experience and training to work with and direct the activities of the Service Utilityman that perform electric cut-ins and make electric and gas cut-outs. Must have performed satisfactory field credit work for at least two (2) years or have equivalent experience before consideration will be given to promotion for this classification. Must be skilled in the craft for which he works and possess sufficient knowledge of all tools and equipment that will be used under his guidance. Must be thoroughly familiar with the work procedures and methods for the area of responsibility assigned. Must be capable of writing with clarity in a neat and legible fashion. Must be thoroughly familiar with Company Safety Rules. Is responsible for scheduling, logging attendance, maintaining daily work schedules, monitoring work quality, and performing other duties as assigned. Will be required to make independent decisions.

6091 *FOREMAN, SHIFT, WORKING

An employee who, under general supervision, is directly in charge of and responsible for the operation of the plant during his shift. He shall direct, perform, or assist in the performance of all duties related to the light-off and securing of boilers, the start and securing of turbines, generators, and auxiliaries, perform and direct switching, handle communications, tend equipment, keep records, make temporary repairs of equipment in emergency, and other related work as required. He shall relieve in subordinate capacities when required and direct the work of others assisting him, including the training of plant personnel. He shall be thoroughly familiar with Company's dispatching and clearance rules, electrical and mechanical tagging and safety rules, and be qualified to render first aid.

6082 *FOREMAN, TECHNICIAN, METER, WORKING

An employee who is a journeyman engaged in installing, servicing, testing, repairing meters, electrical equipment and devices and having charge of crew assigned to him/her and in general engaged in work associated with metering. Must be capable of directing the work of others and planning work. Must have a minimum of two (2) years' experience as Technician, Meter II or equivalent.

6101 *FOREMAN, TECHNICAL, WORKING

An employee who, under general supervision, is engaged in performing all types of electrical and instrumentation work, having full charge and directing an entire crew. Must be an Instrument Technician or a Plant Electrical Technician with no less than two (2) years' experience in a power plant as a Journeyman or its equivalent.

6053 *FOREMAN, TRANSMISSION LINE, WORKING (TRAVELING)

An employee engaged in performing all classes of overhead and underground transmission line work on energized circuits of 110KV or greater. Also performs construction, erection and maintenance of transmission lines and associated structures having full charge of and directing entire crew. Must be qualified to perform switching. Must have served as a Transmission Lineman for at least two (2) years. Is required to drive line truck and operate the fixed and attached equipment. Will keep time cards and material records. May be required to spend a significant amount of time on out-of-town projects.

6054 *FOREMAN, UNDERGROUND ELECTRIC, WORKING

An employee engaged in performing all classes of underground distribution line work, having full charge of and directing entire crew. Must be a Journeyman Electrician Underground with not less than two (2) years' experience as such. Is required to drive truck and operate the fixed and attached equipment. Will keep time cards and material records.

6020	*FOREMAN, UTILITY FLEET, WORKING

An employee who is directly in charge of and leads all aspects of utility fleet maintenance and repair operations during his shift. Coordinates vehicle and equipment availability and scheduling for repairs and maintenance with internal customers. Prioritizes and coordinates the daily work assignments for Utility Fleet Mechanics, Garagemen, and other subordinate department personnel. Ensure safe and efficient work practices on each job as it is being performed. Identifies repairs or maintenance to be assigned to outside service providers and arranges for such work to be performed promptly and cost effectively. Tracks and communicates progress and completion of each job with internal customers and Fleet Department staff. Is required to effectively contribute to positive working relationships and job performance of the employees under his direction and to provide and encourage quality customer service. Must be a journeyman Utility Fleet Mechanic with three (3) years experience as such. Must possess and maintain a valid Commercial Driver’s License (CDL) and all applicable endorsements.

6450 *FOREMAN, UTILITY MATERIALS, WORKING

An employee who is qualified to perform, without direct supervision, and engaged in performing subordinate to the Supervisor in charge, both Supervisory and routine duties in the Reno area Stores Department facilities relating to the ordering, receiving, shipping, handling, storing, disbursing and salvaging of materials and supplies and the taking of physical inventories. Must have at least two (2) years' experience as a Utility Materials Specialist and/or Storekeeper, including a minimum of two (2) years of Stores Department experience involving such processing of materials and supplies other than those normally stocked within the districts. The employee shall be familiar with Company's Stores and Accounting procedures and other applicable rules. May be required to perform all related clerical duties.

6280 *FOREMAN, WORKING, HEAVY (GAS )

An employee who possesses the necessary knowledge and skill through experience and training to work with and direct the activities of a crew engaged in heavy construction, maintenance or replacement of facilities. Must have demonstrated satisfactory performance as a light Foreman for at least one (1) year or possess two (2) years as a journeyman Fitter/Fitter Welder or equivalent experience before consideration will be given for promotion to this classification. Crew size will not be limited in number or skilled classifications under direction by this classification. Must be skilled in the crafts in which he works and possess sufficient knowledge of all tools and equipment which he may have occasion to use or to be used under his direction and guidance. He must be able to interpret plans, sketches, specifications, and written instructions. Must be thoroughly familiar with the work procedures and methods for the area of responsibility assigned. Must possess sufficient familiarity with symbols and dimensions as related to plans. Will be required to keep time for himself, as well as the crew under his supervision and prepare proper notes and records, as well as other clerical work associated with his job and crew. Must be capable of writing with clarity in a neat and legible fashion.

6284 *FOREMAN, WORKING, HEAVY (BUILDING AND GROUNDS)

An employee who possesses the necessary knowledge and skill through experience and training to work with and direct the activities of a crew engaged in heavy construction, maintenance or replacement of facilities. Must have demonstrated satisfactory performance as a light Foreman for at least one (1) year or have equivalent experience before consideration will be given for promotion to this classification. Crew size will not be limited in number or skilled classifications under direction by this classification. Must be skilled in the crafts in which he works and possess sufficient knowledge of all tools and equipment which he may have occasion to use or to be used under his direction and guidance. He must be able to interpret plans, sketches, specifications, and written instructions. Must be thoroughly familiar with the work procedures and methods for the area of responsibility assigned. Must possess sufficient familiarity with symbols and dimensions as related to plans. Will be required to keep time for himself, as well as the crew under his supervision and prepare proper notes and records, as well as other clerical work associated with his job and crew. Must be capable of writing with clarity in a neat and legible fashion.

6395	*FOREMAN , WORKING, LIGHT (GAS)

An employee who possesses the necessary knowledge and skill through experience and training to work with and direct the activities of a crew engaged in light construction, maintenance or replacement of facilities. Must have completed a minimum of one (1) year as a journeyman Fitter/Fitter Welder or equivalent. Must be skilled in the crafts in which he works and possess sufficient knowledge of all tools and equipment which he may have occasion to use or to be used under his direction and guidance. He must be able to interpret plans, sketches, specifications and written instruction. Must be thoroughly familiar with the work procedures and methods for the area of responsibility assigned. Must possess sufficient familiarity with symbols and dimensions as related to plans. Will be required to keep time for himself, as well as the crew under his supervision and prepare proper notes and records, as well as other clerical work associated with his job and crew. Must be capable of writing with clarity in a neat and legible fashion.

6398	*FOREMAN, WORKING, LIGHT (BUILDINGS AND GROUNDS)

An employee who possesses the necessary knowledge and skill through experience and training to work with and direct the activities of semi-skilled personnel engaged in light construction, maintenance or replacement of facilities. Must be skilled in the crafts in which he works and possess sufficient knowledge of all tools and equipment which he may have occasion to use or to be used under his direction and guidance. He must be able to interpret plans, sketches, specifications and written instruction. Must be thoroughly familiar with the work procedures and methods for the area of responsibility assigned. Must possess sufficient familiarity with symbols and dimensions as related to plans. Will be required to keep time for himself, as well as the crew under his supervision and prepare proper notes and records, as well as other clerical work associated with his job and crew. Must be capable of writing with clarity in a neat and legible fashion.

6397 *FOREMAN, YARD, WORKING

An employee who, under general supervision is directly in charge of and directs an entire crew in the operation, service, and maintenance of, but not limited to coal, ash, lime, and other bulk material handling equipment.

8956 *GARAGEMAN

An employee, who acts as a helper for a Mechanic or, under indirect supervision, does all types of automotive service work relating to a utility equipment fleet. This includes all phases of preventative maintenance (PM) work such as visual inspections, operational checks, oil and filter changes, equipment lubrication, fluid level checking and filling coolant system checks and servicing, battery servicing, and related incidental minor maintenance and repairs (such as fan belt replacements and adjustments, spark plug, shock absorber, and radiator hose replacements). Additional service work may include dispensing fuel and oil, tire repairs, cleaning, washing, and other janitorial work. May pick up and deliver fleet equipment, parts, and accessories as required. Shall be required to perform minimal clerical tasks such as completing PM check sheets, repair orders, parts requests and other related documents.

8709 *GROUNDS MAINTENANCEMAN

An employee who is qualified to perform, without direct supervision, all work associated with grounds and building maintenance, to all Company property as required, including but not limited to, painting, glazing, carpentry, fence repair, sprinkler systems, pruning and planting trees and shrubs, mowing lawns, fertilizing, etc. Must acquire a current certification as pesticide applicator within six (6) months of the job award, and will be required to operate equipment and/or Company vehicles. May be required to provide general direction to any classifications assigned to him in performing work as defined.

9239	*HELPER
Must have sufficient knowledge and adaptability to understand and carry on duties as assigned; must be semi-skilled laborer, or equivalent with past experience as such, capable of handling ordinary tools safely in accordance with Company safety rules. Assist skilled workman or apprentice or work under their direction at various classes of work which may be assigned in any location.

9240	*HELPER (BUILDING & GROUNDS)

Must have sufficient knowledge and adaptability to understand and carry on duties as assigned; must be semi-skilled laborer, or equivalent with past experience as such, capable of handling ordinary tools safely in accordance with Company safety rules. Assist skilled workman or apprentice or work under their direction at various classes of work which may be assigned in any location.

7405 *INSPECTOR, GAS

An employee who possesses knowledge and skill as obtained by experience and training to direct the efforts of contractors doing work for the Company in the installation of Gas facilities. Must possess in-depth knowledge of material and construction standards, procedures and specifications and have the capability of interpreting plans and sketches depicting the required work associated with gas installations. Must have completed a minimum of one (1) year as a journeyman Fitter/Fitter Welder/Equipment Operator III or equivalent. Will be required to keep records as necessary to complete as-built drawings, including materials installed, as well as the dimensions of the installation. Will be required to complete main and service cards in a neat and legible fashion as related to the facilities he inspects. Must be able to use pipe locator, Holiday detector, Gas Explosive Meter, pressure recorders and other instruments and equipment common to gas installations.

7410 *INSPECTOR, CONSTRUCTION

An employee who has sufficient knowledge of Construction to inspect contractors' and/or Company work. Will be required to perform such duties as coordinating work between contractors and Company crews, scheduling and coordinating delivery of materials, preparing and maintaining construction records and verifying that work is done in accordance with plans and specifications. Must be familiar with all phases of substation construction including site work, excavation, carpentry, concrete work, steel work, fencing, buildings, grounding, installation of both metallic and non-metallic conduit, and their underground facilities. Must be able to read and understand drawings and specifications, have knowledge of surveying, and be able to work with all other departments. May be assigned to work as a member of a construction crew. Requires two (2) years' experience as a Repairman or equivalent.

7210 *INSPECTOR, ELECTRIC

An employee who has sufficient knowledge of the specifications and installation of electric overhead and underground lines to check contractors and/or Company work. Will be required to perform such duties as scheduling and coordinating work between subdividers and Company crews, providing information on locations of underground facilities, conducting periodic checks of underground and overhead installations and doing necessary work to maintain such installations. Must be qualified to perform switching. Will be required to perform other related duties as required including the maintenance of records pertaining to plant construction and operations. Must be qualified to work with the public. May be assigned to work as a member of a line crew or an underground crew. Requires a minimum of one (1) year of experience as a Lineman and/or Underground Electrician.

7200	*INSPECTOR, TRANSMISSION (TRAVELING)

An employee who has sufficient knowledge of specifications and installation of transmission overhead and underground lines to check contractors and/or company work. Will be required to perform such duties as scheduling and coordinating work between contractors and company crews, providing information on locations of underground facilities, conducting periodic checks of underground and overhead installations and doing necessary work to maintain such installations. Must be qualified to perform switching. Will be required to perform other related duties as required including the maintenance of records pertaining to plant construction and operations. May be assigned to work as a member of a Transmission Line Crew. Must have at least two years of Transmission Lineman experience.

7130 *INSPECTOR, SUBSTATION, ELECTRIC

An employee who has sufficient knowledge of the specifications, installation and operation of electric substations to check contractors and/or Company work. Will be required to perform various duties necessary to properly coordinate and inspect substation electric equipment installations. Must be qualified to perform switching. Will be required to perform other related duties including the preparation and maintenance of records pertaining to substation operation and maintenance. May be assigned work as a member of a substation construction or maintenance crew. Requires a minimum of two (2) years' of experience as an Electrician (control).

8395 *INSTRUMENTMAN

An employee engaged in survey work, in the field or office as required, such as operating with skill and efficiency, all survey instruments normally utilized by the Company. Assisting surveyors and Engineers preparing calculations, construction staking, boundary and topographic surveys and other surveying related tasks. Training and/or experience in mapping, drafting and mathematics will be required. May be required to pass an oral or written examination or performance test covering these qualifications.

7050	*INVESTIGATOR, REVENUE PROTECTION

Performs assignments relating to tampered, diverted, vandalized and dead single-phase meters, as reported by appropriate departments and field employees. Performs field investigations with the appropriate departments using established procedures. Required to assist appropriate personnel and perform investigations of intentional diversions, tampers, and vandalized meters as needed. Required to ensure that all back bills dealing with tampered, diverted, vandalized and dead meters are processed in a timely fashion. Required to drive a Company vehicle. Required to become a Certified Utility Theft Investigator with an appropriate time frame. Required to take photographs and process any and all forms and other paperwork relating to the investigations. Required to keep current on diversion techniques. Must be familiar with associated office equipment.

8610	*JANITOR (POWER PROD)

An employee who under general supervision has the primary duties of maintaining assigned areas in a clean and sanitary condition. Janitorial duties will include but not limited to: cleaning restrooms on a daily basis, washing and waxing floors, cleaning windows, collecting and disposing of trash, and maintaining housekeeping supplies. Other assigned duties will include but not limited to: running errands, gassing vehicles, distributing mail to appropriate locations, setting up and taking down meeting rooms, and other duties as assigned. When not specifically assigned to janitorial duties may be assigned duties in other plant location.

9378	*LABORER
An employee who performs manual work such as digging ditches, digging holes and clearing rights-of-way and other repetitive unskilled work as required.

9379	*LABORER (BUILDING & GROUNDS)
An employee who performs manual work such as digging ditches, digging holes and clearing rights-of-way and other repetitive unskilled work as required.

9450 *LABORER, TEMPORARY

(Note: A "Laborer, Temporary" is a student hired during vacations and others hired for a limited period of time for seasonal or emergency work. Employees under this classification shall only be hired as needed to supplement the regular work force and shall normally be assigned only such work as falls within the Laborer definition.)

7330 *LINEMAN, ELECTRIC

An employee who is a Journeyman and who performs all classes of overhead and underground transmission and distribution line work and the construction, erection and maintenance of substations** when assigned to a crew under the direction of a Working Foreman or Supervisor of higher grade, and who is qualified by training and knowledge of underground circuits, substations, and apparatus to test, maintain, and install duct line, cable, conduits, risers, Company-owned customer outdoor lighting equipment, circuit breakers, transformers, and associated equipment, substation equipment and circuits.** Must be qualified to perform switching.

Will make connections to underground circuits and substation feeder installations as well as making underground connections on customer services.

His background of apprenticeship training and experience must be such as to qualify him to perform these duties with skill and efficiency. He may be assigned to work with and under general direction of a Troubleman and when so assigned, the type of work he performs and the method of supervision shall be governed by the rules with respect to the Troubleman classification. A Lineman may be assigned temporarily to work apart from a crew either alone or as a member of a two-man unit without supervision, doing work which shall include:

1. Framing poles.
2. Preassembling material.
3. Patrolling and inspecting pole and tower lines.
4. Testing and inspecting poles.
5. Repairing risers and ground mouldings.
6. Pulling slack in anchor guys.
7. Replacing guy guards.
8.	Splicing and terminating non-leaded and leaded underground cables.
9.	Install and splice fiber optic cable and communications.

A Lineman may be assigned temporarily to work apart from a crew as a member of a two-man unit, without supervision, when the second man in such unit is a one-year Apprentice Lineman or higher, doing work which shall include:

**	See Letter of Understanding dated July 13, 1967, as amended by Supplementary Agreement dated May 10, 1973.

1. Taking primary distribution voltage readings.
2.	Installing Company-owned customer outdoor lighting service equipment and street fixtures, including making connections on circuits with voltage below 750 volts.
3.	Installing all types of customer's services, complete with setting self-contained meters.

Using special design lift equipment, or an aerial bucket, a Lineman may work apart from a crew as a two-man unit, without supervision, when the second man in such unit is a one-year Apprentice Lineman or higher, doing work which shall include:

1. Setting and replacing service poles.
2.	Setting street light poles and outdoor lighting service poles not to exceed 40 feet in length.
3.	Washing insulators on lines energized up to 60 KV.

When it is necessary to climb through live circuits of 750 volts or more, the other employee in the two-man unit shall be a Journeyman Lineman. Is required to drive the line truck and operate the fixed and attached equipment. May be required to keep time cards and material records.

7332 *LINEMAN, TRANSMISSION (TRAVELING)

An employee with at least two (2) years' experience as a Lineman who is qualified by training and on-the-job experience to perform work on energized circuits of 110KV or greater. Must be qualified to perform switching. His background and training must qualify him to perform all duties associated with Lineman work at normal distribution voltages as well as work on 110KV, 230KV, 345KV, or higher transmission line voltages. May be required to spend a significant amount of time on out-of-town projects.

7580 *MACHINIST/TOOL REPAIR

An employee who is qualified to perform precision work with a lathe and milling machine, who is capable of skillfully and efficiently installing, repairing and maintaining all types of mechanical equipment and tools. The machinist performs the machining, gauging and production of parts; also repairs tools, valves, pumps and compressors; and also does the major maintenance and overhaul of the CNG facility. Must have a working knowledge of hydraulics. Must be capable of reading and interpreting sketches and drawings, making setups, and have a good working knowledge of shop math and properties of materials. Must be qualified to do all types of welding and brazing using the forge, acetylene and electric methods.

8690 *MAINTENANCEMAN, STREET LIGHT

An employee whose main duties will be, but not limited to, maintaining street lights and luminaries, installation and removal of company outdoor lighting equipment and other miscellaneous work on street lights and street light circuits. Other duties may require the employee to assist a Troubleman in the performance of their duties, as long as he has been certified through training and experience. This employee can be utilized as a qualified observer while hot primary work is in progress and may be requested to relay switching information as per the qualified person directing the work. These employees must have completed an I.B.E.W. Apprentice Lineman program at or above the 24-month level.

7350 *MECHANIC, DIESEL/TURBINE

An employee who is qualified and regularly engaged in performing all types of diesel and turbine maintenance, including maintenance of engines, turbo chargers, oil systems, cooling systems, etc. He shall do mechanical and electrical repairs, tune-ups and adjustments and incidental welding or brazing in connection with the above.

7360 *MECHANIC, MACHINIST

An employee who has completed a minimum of two (2) years as a Maintenance Mechanic and is qualified to perform precision work with all machine shop equipment, read and work from drawings and sketches, read precision instruments and gauges, make own set-ups and has knowledge of shop math, properties of materials, and Company's electrical and mechanic tagging and safety rules.

Job duties include all types of precision work on machine shop equipment, mechanical repairs to boilers, turbines, auxiliaries and other rotating equipment aligning motors and mechanical equipment, truing and balancing, rotating equipment, incidental welding, brazing and soldering, rigging, operation of the station crane and work of lower classifications as required.

7496 *MECHANIC, PLANT

An employee who has completed his apprenticeship, or equivalent, and is in the process of acquiring the experience and skills required for advancement to Mechanic/Machinist or Mechanic Welder. Job duties include the performance of general machine shop practices such as making parts for mechanical equipment, turning shafts, turning down commutators, rebabbitting bearings, fitting gears, etc., truing, aligning and balancing rotating equipment, incidental welding and brazing, soldering and metalizing, making mechanical repairs to boilers, turbines, generators, and all related auxiliaries. As a part of his training to qualify for advancement, may work as an assistant to and under the supervision of a Mechanic/Machinist and/or Mechanic Welder and/or Maintenance Working Foreman. The Plant Mechanic will be reclassified to Mechanic Welder when the following three (3) conditions are satisfied:

1.
Has completed the SPPCO 30-month Apprentice Plant Mechanic program or has worked as a Plant Mechanic at SPPCO for one (1) year. NOTE: The one (1) year Plant Mechanic requirement may be waived by the Plant Manager.

2.	Has passed the certified Welders test as outlined in Plant Mechanic/Welder classification.
3,	The employee has passed the ICS portion of the Apprentice Plant Mechanic training program.

7600 *MECHANIC, UTILITY FLEET

An employee who has completed an accredited Apprentice Mechanic program, or who has worked for two (2) or more consecutive years as an automotive/heavy equipment Journeyman Mechanic, and is capable of performing all maintenance, service, and directly related functions involved with the hands-on maintenance of a large modern utility-type fleet of vehicles and equipment. The person shall possess and maintain a Commercial Drivers License (CDL) with air brake and combination vehicle endorsements and a DOT physical card. At one (1) year, the employee shall possess and maintain all CDL endorsements and Nevada Emissions Inspector Certificate(s) as applicable in the employee's responsibility area. The employee shall, during the first year, become familiar with and following, under indirect supervision, department, Company, automotive and utility industry job standards and practices as directed. May be required to assist in related safety and training functions.

Employees are eligible for a $500 bonus incentive for ASE Master Mechanic certification (one every five years). Additional certification bonuses as approved by management.

9889 *MESSENGER, OUTSIDE

An employee who performs various errands between different divisions of the Company in the Reno-Sparks area, such as delivering messages, written material, supplies and equipment. Shall also be required to pick up and deliver mail to the Post Office. Will be required to do heavy lifting.

7370 *METERMAN

An employee who is a journeyman and has served successfully his apprenticeship or equivalent for a Meterman. Must have the necessary knowledge to install, test, and repair all electrical instruments, meters and metering equipment and sufficient working knowledge of electricity to be able by the use of instruments, to determine power, volt amperes, power factor and reactive component in an electric circuit.

7605 *METERMAN, GAS
An employee who performs all classes of shop work on gas meters and regulators, including testing, repairing and adjusting. Must be familiar with gas fittings and system pressures.

9162 *METER READER-COLLECTOR

An employee who has satisfactorily progressed through the Meter Reader-Collector Trainee classification and is required to obtain actual meter readings for any meter as assigned, including exchanging tapes on magnetic recorders. This employee must verify the accuracy of meter numbers, meter locations, meter reading instruction codes, sequence numbers, and must record meter readings on forms/devices as required. This employee must report damaged or missing meters, metering equipment, and unusual or abnormal meter and metering equipment conditions, to supervision. Those employees required to read gas meters, must, on a regular basis do visual checks of the meters and report to supervision any conditions, such as atmospheric corrosion, environmentally caused movement, encroachments, or any other conditions for which they are trained. Must accurately and legibly complete all Company and departmental documents and forms related to meter reading. In addition to the performance of routine office duties and collection of bills, may be required to connect, disconnect, seal and insulate (OBM) meters. Must maintain a neat and clean appearance. Must be qualified to meet and talk to customers and provide customers with quality customer service and be courteous and effective when responding to customer requests and inquiries as well as have other qualifications generally accepted as being desirable to work with the public.

7525 *OPERATOR, ASSISTANT CONTROL ROOM

An employee who, under direct supervision, will assist the Control Room Operator in the operation of the Plant during his shift including all duties related to the light-off and securing of boilers, starting, operating and securing turbines, generators, and auxiliaries, and make temporary emergency repairs, keep records, keep his station clean, perform other related work as required. When not assigned to operations duties, he may be assigned work in accordance with Section 6.13(b). He shall relieve the Service Utility Operator, and when qualified, shall relieve the Control Room Operator. He shall be thoroughly familiar with the Company's mechanical and electrical tagging and safety rules, and be qualified to render first aid. He may be required to assist in the training of plant personnel.

Once the Assistant Control Room Operator is upgradeable to Control Room Operator, he shall be placed at the upgradeable rate.

Assistant Control Room Operators who have completed 24 months as an Assistant Control Room Operator and fail to achieve the requirements to be upgradeable to the Control Room Operator position shall be demoted to the Service Utility Operator position and that position’s top rate of pay. The Company need not consider the bid of that employee for an Assistant Control Room Operator positions for six (6) months.

7510	OPERATOR, ASSISTANT DISTRIBUTION SYSTEMS

An employee under the direct guidance of, and who assists, either the Distribution System Operator or the Transmission System Operator to perform duties in connection with all electrical lines and apparatus pertaining to power system operations. Become proficient in the use of all communication equipment, computer systems, and operation diagrams available in System Control. Familiarize with both NERC and WECC procedures and standards as well as SPPC safety and switching procedures and policies. Will be required to pass oral and/or written examinations and performance tests. After a minimum of two (2) years, automatic progression to System Distribution Operator will occur upon successful completion of progression testing.

8740 *OPERATOR, CLARIFIER

An employee who has completed U.O. II training and under general supervision, operates the station sidestream softening clarifiers. The employee secures and analyzes clarifier, clarifier filter and circulating water samples. Makes the necessary chemical calculations to adjust the chemical feed rates, flows or mechanical equipment to assure efficient, economical clarifier operation and maintenance of circulating water chemistry operating parameters. Must be familiar with standard lab safety procedures and the Company's safety rules, and must be able to render first aid. The employee, during his shift, assists with the operations and service of the cooling tower de-icing when necessary. Performs tagging of equipment as required.

Monitors and maintains log of all pertinent operating data. Assists in the unloading and storage of all chemicals used in the clarifier or cooling towers and maintains the chemical burn station in the clarifier building. Is responsible for the cleanliness of the clarifier area. Will be required to successfully complete the Center for Occupational Research and Development Fossil-Fuel Power Plant Technology series chemistry technician course. Will be required to maintain an OJT card for documentation by the JATC. When not assigned to operations duties, he/she may be assigned to work in accordance with Section 6.13(b) and may be required to assist with training of plant personnel.

If the employee has completed twenty-four (24) months as a Clarifier Operator and is a successful bidder to an Apprentice Lab Technician position, the JATC may place that employee at an appropriate step level (up to one (1) year) based on the documented formal and OJT training with the approval of the plant manager with no wage reduction. See Bidding Note #26.

7090 *OPERATOR, CONTROL ROOM

An employee, under the supervision of the Shift Team Leader or Shift Foreman, Working, whose duties include the operation of equipment in the plant, together with their related controls, particularly the equipment and switch gear which have their controls in the control room. Is in charge of the control room and generally assists the Shift Team Leader or Shift Foreman, Working, in the operation of the plant. Must keep his station clean. Must be familiar with system operating orders, clearance procedures, and other necessary transactions with the Power System Dispatcher. When required, he shall relieve subordinates, and may be required, in an emergency, to relieve the Shift Team Leader of Shift Foreman, Working, he shall assume their duties, when qualified, on a temporary basis, i.e., less than one full shift or the time required to call out a replacement. When not assigned to operations duties, he may be assigned work in accordance with Section 6.13(b). He shall be qualified to render first aid, and be thoroughly familiar with the Company's electrical and mechanical tagging and safety rules. He may be required to assist in the training of plant personnel.

9785 OPERATOR, DATA ENTRY

An employee who is a proficient data entry operator. This employee will be required to pass a data entry operator test to determine his/ her data entry ability before being considered qualified to be awarded a data entry operator job, and must have completed eighteen (18) months as a data entry operator trainee, or the equivalent in data entry experience. Will be required to data entry punch and type information from source documents into tabulating cards or other input formats. Information recorded from these source documents may be interpreted as required. Will be required to operate, but will not be limited to key-to-disk/tape machines, key punch machines, verifiers, 1050 teleprocessing units, or other data processing source input equipment that may become available, or perform duties of a comparable nature as assigned by the data entry department Supervisor.

9535 OPERATOR, DATA ENTRY, SENIOR

An employee who has progressed through the Operator, Data Entry Trainee and Operator, Data Entry classification or who has completed equal training in a data entry shop of comparable size and complexity.

An employee under the supervision of the Data Entry Supervisor, who performs such duties as receiving, reviewing and logging all incoming work to insure completeness and clarity of input documents, resolve any potential problems with the user, prepare batch tags for work and assign work to the Data Entry Operators. Perform transfer functions of data from disk to tape for submission to computer operations, perform cold starts, disk saves and prepare operator statistic tapes as required, assist Supervisor in preparing new application formats. Keys information from various source documents. Assist in training Data Entry Operators. Performs other related clerical duties as required.

9910 OPERATOR, DATA ENTRY, TRAINEE

An employee not required to have prior experience as a data entry operator. This employee must have average typing ability (50-60 words per minute) and will be required to pass a data entry operator aptitude test before being considered qualified to be awarded a data entry operator trainee job. In the course of training may be assigned to any of the duties performed by a data entry operator. Six (6) months after progressing to the top of the trainee classification, will automatically be reclassified to the classification of, and beginning wage rate of data entry operator.

7575 *OPERATOR, DIESEL/TURBINE

An employee who, under general supervision, operates and performs routine operational maintenance of diesel and turbine driven generating equipment and auxiliaries, during his shift. Routine operational maintenance includes such functions as replacement of lubricating and fuel oil filters, addition of lubricating oil and anti-freeze and other minor repairs not requiring the services of a qualified Journeyman Mechanic. When not on shift, he may assist Journeyman maintenance personnel. He will keep records, and maintain the plants where he is assigned to work in a neat and clean manner.

He shall be thoroughly familiar with the Company's dispatching and clearance rules and shall be qualified to perform switching in conjunction with the operation of diesel and turbine generating facilities. He shall be familiar with the Company's mechanical and electrical tagging rules and shall be able to render first aid.

7220	OPERATOR, DISTRIBUTION SYSTEM

An employee, under the guidance of the Transmission Operator or the Transmission and Distribution Supervisor who performs such duties as; the safe switching of distribution lines, distribution substations, communication of switching instructions, granting or releasing approved clearances in connection with electric lines, or apparatus between power supply points, substations, and the terminus of distribution lines, underground feeders and other related duties as assigned. Prepares written switching orders and may review and approve the switching orders prepared by other Operators. Monitors distribution system operating parameters, controls distribution system voltage and conducts load dispatching and other related operating duties during assigned shift. May conduct certain transmission system operations in assistance to and at the request of the Transmission Operator. Must be proficient with all Sierra Pacific safety rules and switching procedures. Shall maintain certain designated switching records and operation logs, and maintain system operating diagrams and related documentation during shift. Is required to use all types of communication equipment with proficiency as available in the System Control Center. May be required to perform the above functions without direct supervision, including assisting in the training of System Control Center personnel. Will be required to pass oral and/or written examinations and/or performance tests covering these duties to progress through wage steps.

7222	OPERATOR, EMERGENCY RELIEF (GRID)

An operator whose primary duty is to stand shift as assigned and relieve any of the other operators in System Control. Must be proficient in all aspects of power system operations, including all Sierra Pacific safety rules and procedures. Must be proficient in the use of all types of communication equipment as it is available in System Control. When not assigned to shift, may be required to prepare written switching orders, maintain operating diagrams and perform other duties associated with control center operations. Will be required to use own judgment in order to maintain or restore electric service and will have direct authority to shed customer load. Will be required to pass oral and/or written examinations and performance tests covering these duties. Requires NERC certification and compliance with NERC/WECC Operating Policies and/or Standards.

7213 *OPERATOR, EMERGENCY RELIEF (SCRUBBER)

An employee qualified to relieve in any operating capacity at the Scrubber, including Shift Foreman, Scrubber, whose primary duties are to stand shift as assigned, and to relieve Scrubber Operators as required. When not assigned to relief duties, he may be required to perform other related duties. In addition, when not assigned to a watch or when not assigned to operations duties, he may be assigned work in accordance with Section 6.13(b). He must be qualified to render first aid. He must be thoroughly familiar with the Company's plant tagging and safety rules and be qualified to issue clearances and perform switching for and within the Scrubber. He shall assist in the training of Scrubber personnel. Scrubber Foreman bidding to ERO (Scrubber) will maintain foreman wage rate.

7260 *OPERATOR, EMERGENCY RELIEF (STEAM)

An employee qualified to relieve in any operating capacity, including Shift Foreman, Working, whose primary duties are to stand shift as assigned, and to relieve Plant Operators as required. When not assigned to relief duties, he may be required to perform other related duties. In addition, when not assigned to a watch or when not assigned to operations duties, he may be assigned work in accordance with Section 6.13(b). Must be qualified to perform switching. He shall assist in the training of plant personnel.

8776 *OPERATOR, EQUIPMENT I

An employee who is under direct supervision and assists an experienced Operator,, or equivalent, and is in the process of acquiring the experience and skills required to advance to Equipment Operator II. Will be required to operate pavement breakers, rubber-tired excavation equipment such as loaders, and combination back-hoe/loaders with rated capacities not exceeding one and one-half (1 1/2) cubic yards for loader buckets and one half (1/2) cubic yard for back-hoe buckets.

After one (1) year, automatic progression to Equipment Operator II classification will occur upon successful completion of the Equipment Operator I Performance Test. Refer to Equipment Operator Progression Guidelines.

8774	*OPERATOR, EQUIPMENT II

An employee who has progressed through the Equipment Operator I classification, or has equivalent experience and is qualified by training and operating experience to perform special construction work using rubber-tired excavation equipment such as loaders, and combination back-hoe/loaders with rated capacities not exceeding one and one-half (1 1/2) cubic yards for loader buckets and one half (1/2) cubic yard for back-hoe buckets boom trucks, forklifts, etc. (type of equipment may vary by department). May be required to complete job-related clerical work and assist in training.

After two (2) years of Equipment Operator II, progression to Equipment Operator III classification will occur upon successful demonstration of Equipment Operator II skills and department specific skills during two (2) years of Equipment Operator II classification. Refer to Equipment Operator Progression Guidelines.

Bidding note 16 applies: Bidder must pass a skills proficiency evaluation.

8771	* OPERATOR, EQUIPMENT II, SERVICE

An employee who has progressed through the Equipment Operator I classification, or has equivalent experience and is qualified by training and operating experience to perform special construction work using rubber-tired excavation equipment such as loaders, and combination back-hoe/loaders with rated capacities not exceeding one and one-half (1 1/2) cubic yards for loader buckets and one half (1/2) cubic yard for back-hoe buckets boom trucks, forklifts, etc. (type of equipment may vary by department). May be required to complete job-related clerical work and assist in training.

After two (2) years of Equipment Operator II, progression to Equipment Operator III classification will occur upon successful demonstration of Equipment Operator II skills and department specific skills during two (2) years of Equipment Operator II classification. Refer to Equipment Operator Progression Guidelines.

Bidding note 16 applies: Bidder must pass a skills proficiency evaluation.

8773 *OPERATOR, EQUIPMENT III

An employee who has progressed through the Equipment Operator II classification and is qualified by training and operating experience to perform special construction work using rubber tired equipment such as loaders, and combination backhoe-loaders with rated capacities exceeding 1-1/2 cubic yard for loader buckets and 1-1/2 cubic yard for backhoe buckets, boom trucks, forklifts, etc. (Type of equipment may vary by department). May be required to complete job related clerical work and assist in training. Is additionally qualified by training and experience to perform a variety of department specific tasks. Refer to the Equipment Operator Progression Guidelines.

8772 *OPERATOR, EQUIPMENT, HEAVY

An employee who has completed a minimum of three (3) years as an Equipment Operator II and/or a combination of two (2) years as an Equipment Operator II and one (1) year as an Equipment Operator III, or has equivalent experience and is qualified by training and operating experience to perform special construction work using various rubber-tire and track- mounted or heavy equipment (type of equipment may vary by department) such as bulldozers, cranes, road graders and excavators or other similar equipment.

May be required to complete job-related clerical work and assist in training.

8466 *OPERATOR, EQUIPMENT, HEAVY (TRAVELING)

An employee who is a qualified equipment and vehicle Mechanic and also qualified as a heavy equipment operator. Must be familiar with transmission crew operations. Employee must have a good working knowledge of the operation of the transmission crew. May be assigned other miscellaneous duties such as ground work, etc. May be required to spend a significant amount of time on out-of-town projects.

8115 *OPERATOR, GAS PRESSURE

An employee with knowledge and experience of the operation and maintenance of gas distribution systems whose responsibilities and duties include the control of pressure and maintenance of the gas flow in the distribution lines. Shall include the operation and maintenance of gas regulator stations, changing various pressure and/or flow meters or volume charts and reading or computing gas usage. Shall be required to test, calibrate and maintain various pieces of equipment, instruments and devices as used in the industry. Shall be responsible for all odorant injections and odorant testing of the system gas. Responsible for the regulation of all gas received from our supplier at the City Gate Stations and must be capable of forecasting daily gas requirements. Will be required to assist in training personnel in all phases of operation and regulation of system gas. May be assigned to other duties as required to assure delivery of safe and reliable gas supply throughout the system. Shall be responsible for recording all maintenance and inspection records as required by Department of Transportation regulations.

7221 OPERATOR, GRID RELIABILITY

An employee who is responsible for the safe, efficient and reliable operation of the interconnected transmission and control area generation system for the Sierra Pacific and Nevada Power Control Areas during assigned shift. Ensures power system integrity by continuously monitoring such items as ACE, frequency, operating reserves, load, tie-line loading, control area and system load, inadvertent interchange, and time error. Responsible for AGC control, plant loading, and associated control performance criteria. Performs curtailments of transmission, load and generation for system reliability purposes. Interfaces with the reserve sharing systems and applicable Security Coordinators in WECC. May perform hourly and midnight check-outs of tie-line quantities with neighboring control areas. Maintains required records and operational logs during shift. Will be required to use own judgment in order to maintain or restore electric service and will have direct authority to shed customer load. Shall direct the work of others, including the training of Control Center personnel. Will assist the System Transmission Operator in the performance of duties. Will be required to pass oral and/or written examinations and/or performance tests covering these duties to progress through wage steps. Requires NERC certification and compliance with NERC/WECC Operating Policies and/or Standards.

9840	OPERATOR, MAIL INSERTER

An employee, who, under direct supervision, operates and maintains according to manufacturer's specification, the mail inserter and various mail room equipment. Must be able to understand written and oral instructions to ensure proper postaging and handling of customer billing and shareholder mailings in a timely manner. Must be physically capable of heavy lifting.

9818	OPERATOR, PBX

An employee who operates a manual or automatic switchboard to handle incoming, outgoing and intra-office calls. In addition, while at switchboard acts as receptionist. Must have pleasing personality and pleasing telephone voice. Also performs routine clerical work as part of regular duties.

8900	*OPERATOR, PHOTO-TYPESET

An employee, who under general supervision and who has completed training, operates a photo-typesetter machine, and is proficient in producing a proof-ready copy for printing or reproduction. Must be experienced in photo-typesetting techniques, type size, styles and formats. Must be knowledgeable of printing terminology and requirements, read job design specifications, and produce camera-ready, accurate proofs of charts, forms, tables, graphs and test, from drafts and paste-ups. Must be able to use tools of the trade in producing copy. Must be able to maintain detailed job costs data and perform daily recordkeeping duties.

8743	*OPERATOR, SCRUBBER UTILITY

An employee who, under direct supervision, shall assist in the operation and service of the scrubber and related equipment. The employee will perform routine tests on water and slurries and shall keep his station clean. The employee will be qualified to change atomizer wheels on spray machines and make temporary repairs of scrubber equipment in an emergency. When qualified, he shall relieve the Scrubber Working Foreman and assist in the training of scrubber personnel. He shall be thoroughly familiar with Company safety rules and be qualified to render first aid. May be required to perform other related duties as required.

Scrubber Utility Operators who are upgradeable to Scrubber Working Foreman shall be placed at the upgradeable wage step after completing 24-months as a Scrubber Utility Operator.

8750 *OPERATOR, SERVICE UTILITY

An employee who, under direct supervision, shall during shift, assist in the operation of generating equipment, and operate auxiliary equipment including pumps, fans, air compressors, and demineralizers, water treating and chemical feed equipment, fuel metering and transfer equipment, screen wells, cooling towers and chemical disposal system. Shall have a good working knowledge of plant equipment and its lubrication needs. Will service plant auxiliary equipment, change filters, maintain records, adjust packings, tighten safety guards, remove pipe couplings, lubricate plant equipment and maintain lubrication equipment and inventory. When the lab technician is not on duty, the Service Utility Operator may be required to perform simple routine tests on water, such as silica, pH and conductivity. When qualified, he shall be required to relieve the Assistant Control Room Operator. When not assigned to operations duties, may be assigned work in accordance with Section 6.13(b). Must keep any assigned work area clean and be thoroughly familiar with Company safety rules and be able to render first aid. May be required to assist in the training of plant personnel.

Service Utility Operators who are upgradeable to Assistant Control Room Operator shall be placed at the upgradeable wage step after completing 24-months as a Service Utility Operator.

7220 OPERATOR, TRANSMISSION SYSTEM
An employee, under the guidance of the Transmission and Distribution Supervisor who performs such duties as; the safe switching of tie lines, transmission lines and distribution lines, distribution substations, communication of switching instructions, granting or releasing approved clearances in connection with electric lines, or apparatus between power supply points, substations, and the terminus of transmission and distribution lines, underground feeders and other related duties as assigned. Prepares written switching orders and reviews and approves the switching orders prepared by other Operators. Monitors transmission system operating parameters, controls system voltage and conducts load dispatching and other related operating duties during assigned shift. Must be proficient with all Sierra Pacific safety rules and switching procedures. Shall maintain certain designated switching records and operation logs, and maintain system operating diagrams and related documentation during shift. Is required to use all types of communication equipment with proficiency as available in the System Control Center. Will be required to use own judgment in order to maintain or restore electric service and will have direct authority to shed customer load. Will be required to perform the above functions without direct supervision, including assisting in the training of System Control Center personnel. Will be required to pass oral and/or written examinations and/or performance tests covering these duties to progress through wage steps. Requires NERC certification and compliance with NERC/WECC Operating Policies and/or Standards.

8870 *OPERATOR, YARD

An employee who, under general supervision, operates and maintains coal and ash handling equipment. Will be required to operate any equipment in the handling of coal, ash dewatering systems, fly ash conditioning, and unloading systems in the handling of ash. Shall be required to perform mechanical maintenance duties on coal handling systems. Will assist the mechanical maintenance department in the maintenance of all plant equipment when required. Performs preventative maintenance duties such as lubricating, oil and filter changing, etc., on all equipment used for coal and ash handling. Must keep his assigned area clean. Must be familiar with plant equipment tagging rules. Shall perform other related duties as assigned by Supervisor or Foreman. Shall be qualified to render first aid. When not assigned to coal handling duties, may be assigned to work in accordance with Section 6.13(b). Processes and delivers coal samples to coal lab as required.

8511 *OPERATOR, YARD, SENIOR

An employee who, under general supervision, will operate and maintain coal and ash handling equipment. Will be required to operate a rubber-tired dozer and any other equipment used in the handling of coal, ash dewatering systems, fly ash systems, and unloading systems used in the handling of ash. Will be required to perform routine maintenance duties on coal handling systems and coal handling equipment, such as lubricating, oil and filter changing, etc. Will be required to keep maintenance logs on equipment and schedule the necessary maintenance. Will be required to train Yard Operators in the performance of their duties. Shall be responsible for the cleanliness of the equipment involved in the coal handling process, coal storage area, and the plant outside area in general. Must be thoroughly familiar with the work procedures in the area of responsibility assigned. Must be thoroughly familiar with plant equipment tagging procedures. During outages or emergency situations, may be assigned to work in accordance with Section 6.13(b). Communications as necessary with railroad and mine.

8885 *PATROLMAN, LINE

An employee who is qualified by training, experience and knowledge to perform on temporary assignment without direct supervision the responsibility of patrolling overhead electric transmission lines, overhead electric distribution lines and other electric system plant facilities.

The primary duties of this position are to patrol, observe and recognize any damaged structures or equipment or physical irregularities in the aforesaid facilities. Will not be required to climb, perform switching, or repair electrical equipment, perform work from an aerial lift or elevated platform. A record must be made of all irregularities or damages and appropriate reports completed for follow-up repairs by others. Must have one (1) year of experience in the Electric Department and have worked with a line crew a minimum two (2) months on overhead line construction and have received a minimum of 80 hours pertinent training under a qualified instructor. May assist skilled workman or apprentice or work under their direction on various classes of work which may be performed.

7595 *PATROLMAN, LINE, ELECTRIC

An employee who is a Journeyman Lineman and who is qualified by training, experience and knowledge to perform without direct supervision the responsibility of patrolling/inspecting overhead and underground electric transmission lines, overhead and underground electric distribution lines, and other electric system plant facilities.

The primary duties of this position are to patrol/inspect, observe, recognize and report any damaged structures or equipment or physical irregularities in the aforesaid facilities. May be required, based on qualifications, to perform switching and minor electrical repairs and incidental climbing. May be required to operate infra-red scanning devices or other detection instruments. A record must be made of all irregularities or damages and appropriate reports completed for follow-up repairs by others. May assist skilled workman or apprentice, or work under their direction, on various classes of work which may be performed.

7420 *POWDERMAN

An employee who has successfully completed a Company-provided course in the handling and use of explosives, and currently holds a valid license to purchase, transport and use explosives in the state in which the employee will be performing blasting operations. Duties include loosening of materials to be excavated, opening of holes for utility poles and anchors, and demolition of concrete footings and foundations. This position is for upgrade only.

8716 *REPAIRMAN, CONSTRUCTION

An employee who is qualified to lay out, install, erect, construct, maintain and/or repair all civil/structural portions of utility facilities. Must be qualified by training, knowledge and experience to perform tasks typically classified as carpentry, masonry, concrete work, ironwork, sitework and earthwork, including but not limited to general carpentry, basic framing and forming, heavy timber construction, concrete placement, finishing and curing, trenching and excavation, fencing, grounding, conduit installation, rigging, structural steel erection, hazardous waste handling and the interpretation of drawings and prints associated therewith. Must have a working knowledge of mathematics, basic surveying techniques, construction materials, construction equipment and the use of hand and power tools. Must have successfully completed the Construction Repairman Apprentice Training Program or equivalent.

8530 *REPAIRMAN, TOOL

An employee who is qualified to perform, without direct supervision, and subordinate to the Working Foreman or Supervisor in the duties required to receive, store, issue, maintain records, repair, maintain and distribute tools related to all Company operations. Will not be required to repair internal combustion engines or electric motors. May be required to operate equipment and/or Company vehicles within the scope of the foregoing duties. May be required to provide general direction to any classifications assigned to him in performing work herein defined.

8535 *REPAIRMAN, TOOL (POWER PRODUCTION)

An employee who is familiar with mechanical tools and equipment used to maintain apparatus in power plant operations. Shall issue, receive, store, inventory, maintain records and tools related to power plant mechanical maintenance operations. May be required to assist Journeyman maintenance personnel as required.

9777 REPRESENTATIVE, ACCOUNTS PAYABLE

An employee not required to have prior accounts payable experience, but who must, prior to award, pass the clerical battery test and a typing proficiency test (45 w.p.m.). Will receive formal training in order to perform the duties of an Accounts Payable Representative. Works alone and makes independent decisions as necessary on such duties for which the employee has been trained and instructed, including accounting and data entry functions in the Peoplesoft, and SPPC legacy Accounts Payable/Purchasing/Inventory Systems. Required to be effective when working with their customers and responding to vendor requests and inquiries, as well as having other qualifications generally accepted as being desirable in an Accounts Payable Representative classification. Once trained, employee will be responsible for a) timely processing of invoices, expense reports, and credit card transactions for payment in the applicable Accounts Payable computer system for all SPR business units, b) analyzing and verifying consistency, completeness, and accuracy of items to be entered into the accounting records, c) preparing simple journal entries and reconciliations for review and approval, d) researching and resolving errors or discrepancies in invoices and account activity, e) maintaining subsidiary ledgers, f) preparing manual checks, cash reports, balancing, and general ledger edits, and g) all aspects of vendor set-up and maintenance, all in accordance and compliance with established corporate policies. Will automatically progress through the wage rate scale provided the employee’s performance is satisfactory to qualify for advancement. May be required by Company to pass written and/or proficiency tests covering any of the following qualifications prior to job award:

1.	Aptitude for routine accounting operations and bookkeeping entries.
2.	Aptitude for more complex arithmetical calculations.
3.	Ability to effectively operate a computer for data entry and use of Accounts Payable specific software applications.
4.	Balancing and preparation of daily balance sheets and reports.
5.	Ability to operate various complex office machines/equipment.

9725 REPRESENTATIVE, ACCOUNTS PAYABLE, SENIOR
An employee who by training and having worked in the Accounts Payable Department has demonstrated to the satisfaction of the Company a thorough knowledge and detailed understanding of SPR’s Accounts Payable business processes and computer accounting systems, including Peoplesoft, Indus Passport, and SPPC’s legacy Accounts Payable/Purchasing/Inventory System. Requires leadership qualities and excellent verbal and written communication skills. Performs a variety of skilled and unskilled tasks dealing with the orderly flow of work within the department. Such employee will be responsible for a) analyzing and verifying consistency, completeness, and accuracy of items to be entered into the accounting records, b) preparing simple recurring journal entries and reconciliations, c) researching and resolving errors or discrepancies in invoices and account activity, d) maintaining subsidiary ledgers, e) preparing manual checks, cash reports, balancing, and general ledger edits, f) timely processing of invoices, expense reports, and credit card transactions for payment in the applicable Accounts Payable computer system for all SPR business units, and g) all aspects of vendor set-up and maintenance, all in accordance and compliance with established corporate policies. Provides on-the-job training and directs the activities of other department personnel as required, performs other assigned clerical functions as needed, and provides instruction/interpretation of corporate policies.
Required to be effective when working with and responding to customer and vendor requests and inquiries, as well as have other qualifications and qualities generally accepted as being desirable in an accounts payable classification. Required to make independent decisions as necessary to provide quality service.

9861 REPRESENTATIVE, CLERICAL
An employee who after passing a clerical aptitude test, may be assigned to perform any and all advanced clerical or secretarial functions which require greater judgment and initiative in non-routine situations. Performs any other miscellaneous duties as required by Supervisory personnel in the department to which assigned, including bookkeeping and entering functions, as well as customer contacts either in person or by telephone. May be required by the Company to pass written and/or proficiency test covering any of the following qualifications. (Only those qualifications as specified in points one through six below, which are considered by Company for a particular Clerical Representative vacancy, shall be posted):

1.	Typing with acceptable speed and accuracy (45 w.p.m. or 60 w.p.m. as required).
2.	Aptitude for more complex arithmetical calculations.
3.	Ability to operate various complex office machines/equipment.
4.	Aptitude for routine accounting clerical operations and bookkeeping entries.
5.	Receive cash payments, balance and prepare daily cash reports.

9776 *REPRESENTATIVE, CUSTOMER SERVICES

An employee not required to have prior customer services experience and who, after passing a clerical aptitude test, will receive formal training in order to perform the duties of Customer Services Representative. Upon satisfactory completion of the minimum requirements of the Sierra Customer Information System Training Program, and while receiving on-the-job training, may be assigned to any of the duties performed by the Customer Services Representative in the Customer Business Office, Meter Reading, Cash Operations, Energy Diversion, Service Center or District Offices. Shall be required by Company to pass the Customer Information System training proficiency test. Required to be effective when working with the public and responding to customer requests and inquiries, as well as have other qualifications and qualities generally accepted as being desirable in a customer services classification. Works alone on duties for which employee has been trained and instructed and makes independent decisions as necessary to satisfy customer needs and provide quality customer service. Will automatically progress through the wage rate scale provided the employee's performance is satisfactory to qualify for advancement. May be required by Company to pass written and/or proficiency tests covering any of the following qualifications:

1.	Typing with acceptable speed and accuracy (45 w.p.m.)/keyboard skills.
2.	Aptitude for arithmetical calculations.
3.	Ability to operate various office machines and personal computers as required.
4.	Spanish speaking skills.

9735 *REPRESENTATIVE, CUSTOMER SERVICES, SENIOR

An employee who has demonstrated to the satisfaction of the Company, through a minimum of three (3) years' experience as a Customer Services Representative, that he/she is qualified to perform, with a minimal amount of supervision, all functions relating to Customer Services; Customer Billing; Credit and Collections; Service Center operations and/or; District Office operations. Required to be effective when working with the public and responding to customer requests and inquiries, as well as having other qualifications and qualities generally accepted as being desirable in customer services classifications. Required to make independent decisions as necessary to satisfy customer needs and provide on-the-job training. Able to validate and approve cash drawers. (Only those qualifications as specified in points 1 through 6 below, which are considered by Company for a particular Customer Services Representative Senior vacancy, shall be posted.)

1.	Skilled in the use of the Automatic Call Distributor telephone system as well as the on-line inquiry and order entry Customer Information System (SCIS).
2.	Performs all clerical functions related to computer printed edit lists, revenue adjustments, corrected bills and other related off-line functions as required.
3.	Understands service bills, billing rates, deposit requirements, termination of service rules and the use of various computer reports prepared for credit and collection work.
4.	Performs all clerical functions related to the Service Center operation.
5.	Performs all clerical functions pertaining to the meter inventory system and other related activities using the Customer Information System.
6.	Performs all clerical functions related to District Office operations.

7485 *SERVICEMAN, CUSTOMER

An employee who has completed his apprenticeship and does such work as checking operations of gas meters, installing and altering gas meter and regulator installations; will make adjustments and repairs of domestic, commercial, industrial, and Company rental gas equipment and appliances. Will set or replace electric meters and inspect tampered gas and electric meters, inverted and switched electric meters and investigate all types of broken meter seals. Will make electric, gas cut-ins and cut-outs, seal or O.B.M. meters and in conjunction with the aforementioned duties will collect delinquent payments and deposits at the customers' premises. Will investigate gas customer complaints, make service checks on customers' premises and must be able to discuss service problems and advise both existing and prospective customers. Must be able to learn the application of pipe locator equipment, determine leak locations in regard to Company or customer side of water curb cock and investigate water customer complaints. May be required to change periodic clock charts at various locations. Must be able to write legibly and maintain a neat, clean appearance and must be qualified to work with the public.

A Serviceman, Customer shall be required by Company to reside within a thirty-five (35) mile radius of the Company headquarters to which they regularly report.

8730 *SERVICEMAN, ELECTRIC

An employee engaged in setting electric meters and making electric and water cut-ins and making electric, water and gas cut-outs; making electric connections at the weatherhead and assisting the Troubleman. An employee who has had at least one (1) year's experience as either an Apprentice Lineman, Apprentice Fitter, or equivalent experience shall be given an experience rating to the one (1) year wage step.

An employee shall possess (within 30 days) and maintain a Commercial Drivers License (CDL). As of January 1, 2003, incumbents, if capable, will be required to possess a CDL within 90 days.

8720 *SERVICEMAN, EQUIPMENT

An employee who has a strong mechanical background and good knowledge of plant equipment and its lubrication needs. Duties will include equipment lubrication, changing filters, recordkeeping, and minor repairs, such as adjustment of packing, drive belts, tightening of safety guards and repair of minor leaks noticed during normal lubrication duties. Will be responsible for keeping his assigned area clean, maintaining lubrication equipment, and maintaining proper lubricant inventory. Will work under general supervision and have a good knowledge of plant safety and tagging procedures.

9745	*SPECIALIST, METER DATA

An employee who possesses the necessary knowledge and skill through experience and training to provide a high level of technical data processing and support to ensure all meter reading data for billing is complete and accurate. Employee is responsible for using his/her knowledge to support the electronic meter reading system for billing through daily processing of collected data. Maintains existing computer application software through trouble-shooting and installation of new software in all personal computers associated with the electronic meter reading system. Provides district offices with technical support for the electronic meter reading system including trouble-shooting and training.

Provides procedural instructions for use of computer software packages. Must understand the mainframe-p.c. link software to upload and download sensitive billing data through the electronic meter reading system. Maintains inventory of electronic handheld devices and ensures adequate equipment is available to all district offices through coordination and distribution.

Employee must have a thorough understanding of the fundamentals and have a practical understanding of data processing techniques, data collection procedures and meter read preparation. Must have comprehensive knowledge of personal computers, system hardware, communication devices and application software. Must have considerable knowledge of the electronic meter reading system and data acquisition. Must possess the ability to analyze and document the operations of the electronic meter reading system. Must be able to communicate effectively, both orally and in writing.

6035	*SPECIALIST, PARTS SENIOR, UTILITY FLEET

An employee who, under general supervision, is responsible for Fleet-wide parts operations, including inventory and stocking levels, purchase card functions, and the performance of duties relating to the ordering, receiving, shipping, handling, taking inventory, storing and disbursing of Fleet automotive and equipment-related materials and supplies. Provides input to management regarding vendor selection, evaluation and performance. Must possess the knowledge and skill, through training, certification or experience obtained by having spent a minimum of five (5) years as a Utility Fleet Parts Clerk (or similar experience), to operate and maintain (1) the Fleet/Corporate computer systems to handle all aspects of shop repair orders relating to issuing and receiving parts, and (2) the ordering and invoicing system. Must possess a comprehensive knowledge of overall Fleet parts operations, including terminology, practices, Fleet equipment, and automotive parts. Must possess good communication skills, both oral and written. Will be required to train personnel when required and to perform other duties as assigned.

8847 *STOREKEEPER

An employee with no less than two (2) years' experience as a Warehouseman, who has charge of a District Stores facility (outside the Reno area) and who is qualified to perform and direct, without direct supervision, and subordinate to the Supervisor in charge, all work relating to the ordering, receiving, shipping, handling, storing, disbursing and salvaging of materials and supplies, and the taking of inventories. The employee shall be familiar with the Company's Stores and Accounting procedures and other applicable rules. Shall be required to perform all related clerical duties and to operate equipment and/or Company vehicles within the scope of the foregoing duties. Shall provide general direction to any classifications assigned to assist him in performing stores work herein defined. May be assigned to perform other work as occasions arise.

8848 *STOREKEEPER/BUYER/PLANNER (FT. CHURCHILL ONLY)
  Has charge of a District Stores facility and who is qualified to perform and direct all work relating to the ordering, receiving, shipping, handling, storing, disbursing and salvaging of materials and supplies, and the taking of inventories. The employee shall be familiar with the Company’s Stores and Accounting procedures and other applicable rules. Shall be required to perform all related clerical duties and to operate equipment and/or Company vehicles within the scope of the foregoing duties.

Provide all material and inventory support for the Generating Facility. Plans, directs, controls procurement or required materials, equipment and supplies. Consults with the customers to maintain appropriate stock levels. Build customer relationships and acts as one point of contract for all supply chain needs for their customer’s organization. Maintains a high level of customer satisfaction.

Responsible for qualifying vendors, preparing and issuing formal bids, evaluating bids, establishing long-term blanket supply agreements and strategic alliance agreements that support service goals by obtaining the best combination of delivery, quality, quantity and price. Establishes and maintains communications with the suppliers to support the supply chain. Coordinates supplier evaluations periodically in concert with the customer/user group. payments.

8055 *SURVEYOR
Directs the work and activities of the Survey Crew in the performance of measurements upon the land of features and fixtures of Company-owned land and land rights, construction layout and staking of improvements and facilities, and other survey related activities in support of Company objectives. Maintains and operates all survey and survey related equipment. Checks plans for accuracy, performs research, calculations and other field checks to insure correctness, maintains data collector files and oversees survey crew to make sure correct survey procedures and safety requirements are met. Possesses fundamental knowledge of Land Survey principles and practices and actively pursues performance excellence. The Surveyor shall be responsible for the survey crew’s activities in the performance of their duties. Must possess a valid Professional Land Surveyor’s license. Performs such other duties in the field or office as may be assigned.

8780 *SURVEYOR, LEAK

An employee with background and experience in Gas Operations with training in leak surveying or fitting or other related equivalent fields. Must have a good knowledge of and be capable of operating and performing minor maintenance and care of equipment, such as: combustible gas indicator, flame ionization leak detector, odorometer, pipe locator and any other equipment that may be required by regulation for use in locating and pinpointing gas leaks in underground or above-ground installations of the gas system. Will be required to test for gas in basements, vaults, manholes and other areas where gas may accumulate as part of the continuing gas leak survey program and assist in the annual system leak survey program. Will be required to repair minor leaks on above-ground facilities. May be assigned to grease and operate gas valves throughout the system and to clean out and/or raise valve road boxes. May also be required to assist the Gas Pressure Operator in the control of gas pressure throughout the distribution system. May be required to pick up and change pressure and/or volume flow charts from gate and regulator stations and commercial customers. May be assigned other duties as required in the operation of the gas distribution system during peak loads or emergencies under the direction of a higher classified person. Must be able to write legibly and keep accurate records. Will be required to make out daily and monthly reports.

7146 *TECHNICIAN, TELECOMMUNICATIONS  An employee, who is qualified by training and knowledge, may be required to install, maintain, repair, adjust or program various types of telecommunication voice and data transmission equipment. Equipment may include, but not limited to, various SCADA RTU’s, digital and analog microwave radios, fiber optic SONET multiplexers, digital T1 multiplexers, digital cross connect switches, automatic telephone PBX, key systems and telephones, electric and gas system telemeter equipment, transfer trip equip, power line carrier RF equip, trunked radio system, spread spectrum and two-way radios, and other telecommunications and electronic work as may be required. The employee may be required to assist Telecommunications Engineers with system circuit design and project planning. The employee must have a working knowledge of laptop computers. The employee may be required to assist in the training of department personnel.

Prerequisites:
a) Must hold a Federal Communications Commission General Radio Telephone Operator License, National Association of Business and Educational Radio (NABER) certificate, or National Association of Radio and Telecommunications Inc. (NARTI) certificate prior to completion of six (6) months of employment.
b) Must have completed the Telecommunications apprenticeship or have prior telecommunications related work experience.

7133 *TECHNICIAN, TELECOMMUNICATION SYSTEMS

An employee, who is qualified by training and knowledge, may be required to install, maintain, repair, adjust or program various types of telecommunication voice and data transmission equipment. Must have a thorough knowledge of the SCADA system and be capable of performing maintenance and repair on that equipment or any peripheral equipment associated with the system. Other equipment skills may include, but not limited to, the EMS computer various RTU’s, UPS, digital and analog microwave radios, fiber optic SONET multiplexers, digital T1 multiplexers, digital cross connect switches, automatic telephone PBX, key systems and telephones, electric and gas system telemeter equipment, transfer trip equip, power line carrier RF equip, trunked radio system, spread spectrum and two-way radios, and other telecommunications and electronic work as may be required. The employee may be required to assist Telecommunications Engineers with system circuit design and project planning. The employee must have a working knowledge of laptop computers. The employee may be required to assist in the training of department personnel.

Prerequisites:
Must have completed a minimum of two years as a Telecommunications Technician and successfully completed and passed the Telecommunication Systems Technician course of instruction and required tests.

7075 *TECHNICIAN, CONTROL

An employee who has been a Journeyman Electrician for at least two (2) years and has successfully completed the Control Technician course. He/she will be further qualified by training and knowledge to install, maintain, test, repair and adjust protective relays, substation control equipment, substation equipment, substation metering and other work as required. Must be qualified to perform switching. Must be able to analyze and troubleshoot complex substation equipment and record test data and prepare detailed test reports and analytical graphs or data tables. Must be capable of work planning.

7015 *TECHNICIAN, RELAY CONTROL, SENIOR

An employee who is presently a Control Technician and has been a Control Technician for at least two years (if no bidders other sources may be considered). After acceptance of position, employee will be further qualified by serving an internship working under the direction of a Senior Relay Control Technician. Upon completion of internship, the intern Senior Relay Control Technician will be given a comprehensive written and hands-on examination by Senior Relay Control Technicians to prove himself competent to work with and to understand the following: Must be fully qualified to install, maintain, test, repair, and adjust both the normal and most complex types of microprocessors, solid state, and electro-mechanical relays and relay packages. Must be qualified to perform switching. Must have the capability to analyze and troubleshoot all types of complex substation relay, control and disturbance analysis circuits and devices. Will be required to do work planning and assist in the training of Control Technicians. Must have the capability to prepare and analyze detailed test reports, graphs, and tables. Must be able to assume a lead role in the installation start-up and testing of new protection/control equipment for substations.

7110 *TECHNICIAN, ELECTRICAL, PLANT

An employee who is a Journeyman and is engaged in testing, repairing, maintaining and installing all types of electric and electronic equipment and related components in generating stations. May be required to do plant and plant substation switching. May be required to do incidental welding, such as tack hangers and test welding machines after repair, etc. Must be qualified to operate station crane. His background of apprenticeship and experience must be such as to qualify him to perform these duties with skill and efficiency. He may also be required to instruct or advise operating personnel on problems pertaining to electrical equipment. He must be thoroughly familiar with Company's electrical and mechanical tagging and safety rules and be able to render first aid.

7073 *TECHNICIAN, INSTRUCTION/STANDARDS

An employee who possesses the necessary knowledge and skill through experience and training to prepare, direct and schedule training for Apprentice and Journeymen Electricians and other Company personnel who may be required to work in or around electric substations. Must have been a Journeyman Electrician for at least four (4) years. Must be able to demonstrate complete knowledge of current installation and maintenance procedures for all substation equipment to include, but not restricted to gas, oil, air and vacuum circuit breakers; transformers, tap changers and regulators and all ancillary equipment involved with same. Must have a basic knowledge of transmission and distribution relay protection schemes including transformer and bus protection. Must be able to read, comprehend and interpret all electric blueprints such as one (1) line, three (3) lines, wiring diagrams, schematics and erection drawings and plot plans. Must be familiar with all safety standards (i.e. IEEE, ANSI, OSHA and SPPCo.). Will have successfully completed substation and overhead switching training. Must have ability to read and comprehend technical material, instruction manuals and textbooks for the purpose of training other personnel in the maintenance and installation of new and existing equipment. Must have a thorough knowledge of, and the ability to train others in electrical test procedures and overhead substation switching procedures. Must have a thorough knowledge of and the ability to administer the Electrician Apprenticeship Agreement between SPPCo. and IBEW Local 1245. Will be required to organize and maintain training files and records, prepare and present both written and oral reports, and conduct training for large and small groups in both classroom and field settings. Will act as SCAT apprenticeship liaison to SPPCo. Joint Apprenticeship Committee and the State of Nevada Apprenticeship Council. When not engaged in instruction and standards, may be assigned to work as an Electrician. Will be subject to overtime assignments when working as an Electrician and averaged into the year to date overtime list.

7150 *TECHNICIAN, INSTRUMENT

An employee who is a graduate of an accredited two-year technical educational institution in a field related to one (1) of the engineering sciences, or possesses the equivalent knowledge, and is qualified by training to install, calibrate and test instruments and meters used in steam, hydro, diesel and gas turbine power plants, and who has further qualified himself by training and education to install, calibrate, test and service complex automatic control systems such as combustion controls, chlorination equipment, etc., in order to obtain efficient operation. May perform, under direction, corrective measures to improve the performance of equipment. Must be able to understand relatively complex technical problems and perform a wide variety of non-routine tasks where only general methods of procedure are available. Must be able to plan and conduct tests on various power plant equipment, perform test calculations, interpret the results and prepare detailed test reports, graphs, etc. May perform other related duties as required.

7515 *TECHNICIAN, LAB

An employee who, under general supervision, operates station water treating equipment, secures and analyzes fuel, water and air samples and maintains proper chemical treatment for the plant water, fuel and steam systems. Must be proficient with standard laboratory techniques and equipment for analyzing fuel, water and air samples. Makes necessary chemical calculations and prescribes required feed rates and correction procedures to maintain established chemical control limits and practices. Monitors and maintains proper calibration on station chemical instrumentation and performs minor servicing as required. Maintains filing system and log of all data pertinent to station water and fuel treatment. Prepares written reports and performs statistical work and other related duties as required. Assists, if required, in unloading and storage of all chemicals, and will maintain chemical burn and eyewash stations. Will train operators and other personnel in chemical analysis and operation of water treatment as required. Is responsible for cleanliness of chemical laboratory, water treatment equipment areas and for maintaining proper stock of water treatment chemicals. Must be familiar with Company's safety rules and be able to render first aid. May be required to work shift work. When not assigned to laboratory duties, may be assigned to work in accordance with Section 6.13(b).

7165 *TECHNICIAN, METER I

An employee who is a journeyman and has served successfully his apprenticeship or equivalent for Technician, Meter I. Must have sufficient working knowledge of electricity to be able, by the use of instruments, to determine power, volt amperes, power factor and reactive component in an electric circuit. Must be able to program, test, read, and troubleshoot demand, reactive, and TOU meters, both induction and solid state types, and solid state recorders, using computers where needed. Applicants will be expected to prove possession of these qualifications by successfully passing a test with a score of 75% or better.

7170	*TECHNICIAN, METER II

An employee who is a journeyman and has been a Technician, Meter I for at least two (2) years and who, in addition, has successfully completed the Technician, Meter I course plan. Must be able to perform all the tasks as specified for Technician, Meter I, plus be able to program, read, test, and troubleshoot multi-tariff four-quadrant meters and specialized test equipment and metering systems. Applicants will be expected to demonstrate their competence in these fields by passing a written test with a score of 75% or better.

7175	*TECHNICIAN, METER, SENIOR

An employee who is a journeyman and has two (2) years of job experience as a Technician, Meter II and who, in addition, has successfully completed the Technician, Meter II course plan. Must be able to perform all the tasks as specified for the Technician, Meter II, plus be able to troubleshoot Itron Hardware and resolve billing translation and mainline billing problems, using load graphs or other computer listings as needed. Will be required to do work planning and assist in developing and presenting training programs for Apprentices and Meter Technicians. This position is promotional only. Successful candidate will report to the Working Foreman, Meter Technician.

7125 *TECHNICIAN, REGULATOR, GAS

An employee under the supervision of the Gas Meter Shop Foreman whose responsibilities and duties include the repair, maintenance, and calibration of gas control and measuring devices within the distribution system including gas regulator stations and meter stations. Must be capable of working alone when required.

Shall be required to test, calibrate, and maintain maintenance schedules of gas meters and various equipment, instruments, large house regulators where pounds pressure is delivered, pressure and temperature compensating devices, scallop recorders, combination meters with regulators, 3" and larger water meters with strainers. Must have experience on all mechanical and electronic correcting devices used in Company's system. Will be required to assist in training personnel in all phases of gas control and regulation. May be assigned to other duties as required to assure safe and reliable gas supply and service throughout the system. Must be capable of analyzing the gas equipment of Company's commercial and industrial customers and provide pertinent information in relation to their natural gas facilities. Shall be responsible for recording all maintenance and inspection records as required by Department of Transportation regulations.

Must have completed two (2) years' experience as Journeyman Meterman-Gas, or equivalent.

7155 *TECHNICIAN, SHIFT, INSTRUMENT & CONTROL, PINON

An employee who is a graduate of an accredited two-year technician educational institution in a field related to one of the engineering sciences, or possesses the equivalent knowledge, and is qualified by training to install, calibrate, and test instruments and meters used in steam, hydro, diesel and gas turbine power plants, and who is further qualified by training and education to install, calibrate, test and service complex automatic control systems such as combustion controls, chlorination equipment, distributive control systems, etc., in order to obtain efficient operation. May perform, under direction, corrective measure to improve the performance of equipment. Must be able to understand relatively complex technical problems and perform a wide variety of non-routine tasks where only general methods of procedure are available. Must be able to plan and conduct tests on various power plant equipment, perform test calculations, interpret the results and prepare detailed test reports, graphs, etc. May perform other related duties as required including plant operating duties that he has been trained to perform. (This position is a shift employee and is subject to the current 12-hour shift scheduled agreement and/or applicable sections of Title 6 in the Collective Bargaining Agreement.)

7052 *TECHNICIAN, SUBSTATION

An employee who has been a Control Technician for at least two (2) years and has successfully completed the Substation Technician training course. Must be fully qualified to install, maintain, test, repair, and adjust some solid state relays and electro-mechanical relays and relay packages. Must have an advanced knowledge of substation equipment and their mechanical function and the ability to repair, test, adjust, and maintain this equipment. Must be qualified to perform switching. Must have the capability to analyze and troubleshoot all types of complex substations, controls, and disturbance analysis circuits and devices. Will be required to do work planning and have a good working knowledge on substation construction and maintenance problems.

7225 *TROUBLEMAN, ELECTRIC

An employee with at least two (2) years of experience as a Lineman, engaged in performing any overhead and underground work in connection with maintaining electric service to the public, including the installation of all types of customer services, including risers and terminal connections when the service is to be underground, meters and materials, replacing line and transformer fuses; patrolling, switching, restoring service on "no light" and "no power" calls and operating unattended substations. Must be qualified to perform switching. May install Company-owned customer outdoor lighting service equipment, may make short secondary extension using bundle conductors and may perform emergency maintenance and/or repairs to overhead and underground secondary and primary circuits which he is equipped to handle. May do minor repairing on customer's equipment. Must be qualified to work with the public.

A Troubleman may work alone or may have additional personnel assigned to assist him. Troubleman when working in a two-man unit performing work as outlined above may have any one (1) of the following as an assistant: another Troubleman, a Lineman, or an Electric Serviceman. When installing services the assistant may be an Apprentice Lineman assigned for training as provided under the apprentice training program.

When working on work as outlined above in a three-man unit the Troubleman may be assisted by another Troubleman and one (1) Electric Serviceman or by two (2) Electric Servicemen.

If any other combination of three (3) or more persons is used or work is performed other than outlined above, the unit shall constitute a crew and will require a Working Foreman as part of the complement.

A Troubleman shall be required by Company to reside within a thirty-five (35) mile radius of the Company headquarters to which they regularly report.

9115	*UTILITY MATERIALS SPECIALIST

An employee who is qualified to perform, without direct supervision, and subordinate to the Working Foreman or Supervisor in charge, duties relating to the ordering, receiving, shipping, handling, storing, disbursing and salvaging of materials and supplies, and the taking of inventories. Shall be required to perform related clerical duties. May be required to operate equipment and/or Company vehicles within the scope of the foregoing duties. May be required to provide general direction to any classifications assigned him in performing work herein defined.

9116	*UTILITY MATERIALS SPECIALIST (GENERATION ONLY)

An employee who is qualified to perform, without direct supervision, and subordinate to the Working Foreman or Supervisor in charge, duties relating to the ordering, receiving, shipping, handling, storing, disbursing and salvaging of materials and supplies, and the taking of inventories. Shall be required to perform related clerical duties. May be required to operate equipment and/or Company vehicles within the scope of the foregoing duties. May be required to provide general direction to any classifications assigned him in performing work herein defined.

Employee shall automatically progress to the first step of Utility Materials Specialist I after three (3) years in this classification.

8842 *UTILITY MATERIALS SPECIALIST I

An employee with at least two (2) years of experience as a Utility Materials Specialist and who is qualified to perform, without direct supervision, and subordinate to the Working Foreman, or Supervisor in charge, duties relating to the ordering, receiving, shipping, handling, storing, disbursing and salvaging of materials and supplies, and the taking of inventories. Shall be required to transport supplies and equipment; load and unload truck, maneuver truck and operate fixed and attached equipment; responsible for keeping tools in good order. Will also be required to operate other equipment and/or Company vehicles in connection with foregoing duties. Will be required to perform related clerical duties. May be required to provide general direction to any classifications assigned him in performing work herein defined.

GENERATION ONLY: An employee with at least three (3) years of experience as a Utility Materials Specialist.

9118 *UTILITY MATERIALS SPECIALIST, TRAINEE

An employee not required to have prior warehouse experience and who, after passing a clerical battery and physical abilities test, will receive formal training in order to perform the duties of Utility Materials Specialist. Performs work as an assistant to or under direct supervision on jobs for which he has been trained and instructed. The employee must satisfactorily complete classroom training on basic inventory management, on-the-job training in computer operation, equipment operation, general material classification and become familiar with inventory management policies and procedures. Will be required to perform duties relating to the ordering, receiving, shipping, handling, storing, disbursing and salvaging of materials and supplies, and the taking of inventories. Shall be required to perform related clerical duties. Will be automatically reclassified to the title and beginning rate of Utility Materials Specialist after six (6) months of satisfactory job performance in the trainee classification.

8655 *UTILITYMAN, GAS

An employee with knowledge and experience of the operation and maintenance of gas distribution systems. This employee will be under the general supervision of a person in a higher classification and shall be required to perform duties which include the control of pressure and maintenance of the gas flow in the distribution system and operation and maintenance of the gas regulator stations. Must be able to operate, test and/or calibrate and perform scheduled maintenance on all equipment or instruments used in gas measurement and heating value of the gas. Will be required to change pressure and volume charts from various recorders and take readings and compute gas usage. May be assigned other duties as required to insure the safe and reliable operation of the gas system during peak loads or emergencies. Under supervision, will be required to perform all of the duties of the Gas Pressure Operator during his absence. Must be able to write legibly.

8420 *UTILITYMAN, MAINTENANCE, SENIOR

An employee who performs all types of skilled maintenance associated with building maintenance, including but not limited to, repairs and upkeep of mechanical equipment, electrical systems, changing filters, chemical treatment, plumbing, etc. He shall direct and train the work of others assisting him. Will be required to perform other related duties as necessary. Must have two (2) years' experience in working with mechanical/building equipment, or equivalent work experience with air handling system.

8888 *UTILITYMAN, SERVICE
An employee who is qualified to perform within a six-month period and without direct supervision, electric cut-ins and make electric and gas cut-outs and single-phase meter exchanges. Must be skilled in the craft for which he works. Must be qualified as a meter reader. May be asked to perform meter-reading duties. Will be required to inspect and report on tampered, inverted and switched electric meters and to report broken meter seals. Must be thoroughly familiar with Company Safety Rules.

7601 *UTILITYMAN, SUBSTATION

An employee who has successfully completed at least eighteen (18) months of the Apprentice Electrician training course or equivalent. Work will include but not be limited to changing substation meter charts (including fault recorders), record meter readings, record breaker, regulator and transformer operation counter, pressure and temperature, general inspection of substation for discrepancies and making sure substation is stocked with clearance tags, light bulbs and other miscellaneous equipment. Employee will be required to work alone. Employee will be required to use simple instruments such as voltmeters and ammeters to check for proper voltage and current at various locations within the substation.

8890 *UTILITYWORKER, COMMUNICATIONS

An employee who is qualified to provide quality customer service by installing, troubleshooting, repairing, testing, maintaining and verifying port connections and equipment for all types of Company operated telephone systems, including digital and analog terminations, distribution, cabling, fiber optics, network interface systems, circuit protective devices and other terminating and distribution equipment as directed. Is also required to provide quality customer service by resolving radio frequency interference complaints under the general supervision of a qualified employee. May be required to assist Journeyman Communications Technicians and perform other work as assigned.

9585	*UTILITYWORKER, UNIVERSAL
An employee who must have demonstrated, prior to the job award, proficiency in at least one of the required skills outlined in the requirements below and must attain and maintain the remaining skills while progressing timely through the six (6) month skill acquisition steps. Must successfully complete, to the company’s satisfaction, the required competencies at each step before the next wage step will be granted. Will be required to perform work as needed and as qualified. When assigned to a line crew, this position does not substitute for a journeyman lineman. Must have successfully completed the Clerical Battery Test prior to award. Requires DOT pre-employment Drug Test prior to job. Must obtain CDL license within 30 days from job award date.

Must be proficient in the following areas to progress through the wage steps. Required proficiencies:
-	Customer Services (system, collection, keyboard skills) (Minimum 2-3 day training program as required)
-	Warehousing (inventory, lifting, work orders) (Minimum 2-3 day training program as required)
-	Line Crew Work (qualified ground help, equipment operation/certification, appropriate driver’s licenses) (Minimum 40-hour training program)
-	Meter Reading (meter reading training, hand-held device training, dog bite prevention training, etc. as required by department)

7380 *WELDER, MECHANIC

An employee who is qualified to perform, under general supervision, all phases of SMAW, GTAW, GMAW, brazing and gas welding. Welder qualifications will be demonstrated through administered test(s) required by the corporate R-Stamp program. Periodic demonstration of qualifications will be required and administered according to the R-Stamp program. Must have completed and passed the ICS portion of the Apprentice Plant Mechanic training program. He must be familiar with and perform repairs of boilers, turbine, generators and all auxiliaries and perform these and other related duties with skill and efficiency. He is required to work from drawings and sketches, do layout work for fabrications of pipe and pipe hangers, know proper procedures for stress relieving and be thoroughly familiar with the Company's electrical and mechanical tagging and safety rules and be able to render first aid.

9250 *WORKER, BUILDING SERVICES, LEAD

An employee working with and directing other Building Services Workers in maintaining the building and surrounding areas, to which he is assigned. Must be familiar with all details of Building Services work and shall provide supervision and training to the Building Services staff. Will be required to maintain supplies and to see that Building Services equipment is kept in good working condition. Shall notify Supervisor when repairs are needed and when problems arise. Must have three (3) months’ experience as a Building Services Worker before assignment to the job. May be required to keep time slips and records. May be required to have a valid Health Department Work Permit.

ATTACHMENT II

EXHIBIT "B" (2)
(as Amended 3/1/2007)

DELETED/AMENDED/ADDED JOB CLASSIFICATIONS

The following classifications shall be deleted and the incumbents shall be reclassified as indicated:

1. 7628 Serviceman, Customer (District)
becomes
8888	Utilityman, Service

2. 9865 Specialist, Clerical
becomes
9861	Representative, Clerical

3. 7135 Technician, Communication, Class I
becomes
7133	Technician, Communications Systems

4. 7145 Technician, Communication, Class II and
7147 Technician, Communication, Class III
becomes
7146	Technician, Communications

5. 8830 Utilityman, Maintenance
becomes
8709 Grounds Maintenanceman

The following classifications shall be deleted:

1. 6021 Foreman, Communications, Working
2. 6396 Foreman, Hydro/Peaking, Working
3. 9165 Meter Reader/Collector Trainee
4. 8325 Operator, Hydro/Peaking
5. 8850 Operator, Hydro/Peaking, Assistant

The following classifications were amended:

1. 7653 Apprentice, Telecommunications Technician
2. 9730 Clerk, Remittance Processing, Senior
3. 8944 Draftsman
4. 8390 Draftsman, Senior
5. 6022 Foreman, Communication Systems, Working
6. 6820 Foreman, Support Services, Working
7. 6020 Foreman, Utility Fleet, Working
8. 6280 Foreman, Working, Heavy (Gas)
9. 6395 Foreman, Working, Light (Gas)
10. 7405 Inspector, Gas
11. 8774 Operator, Equipment II
12. 8771 Operator, Equipment II, Service
13. 8773 Operator, Equipment III
14. 8115 Operator, Gas Pressure
15. 9777 Representative, Accounts Payable
16. 9861 Representative, Clerical
17. 9776 Representative, Customer Services
18. 9735 Representative, Customer Services, Senior
19. 7380 Welder/Mechanic

The following classifications were added:

1. 8625 Facilities Locator, Senior
2. 7200 Inspector, Transmission (Traveling)
3. 7510 Operator, Assistant Distribution System
4. 7219 Operator, Distribution System
5. 7222 Operator, Emergency Relief (Grid)
6. 7221 Operator, Grid Reliability
7. 7220 Operator, Transmission System
8. 9725 Representative, Accounts Payable, Senior

ATTACHMENT III

LETTERS OF UNDERSTANDING

1.	CLERICAL BIDDING NOTES (See Attachment IV, Exhibit "C" (1), Bidding Notes)

2.	SICK LEAVE PAYOFF (See Title 15.9)

       3. COMMUNICATIONS TECHNICIAN, TELECOMMUNICATIONS
DEPARTMENT (Deleted 3/5/07)

3	EQUIPMENT OPERATOR EVALUATION COMMITTEE
(Deleted 1/1/98 - Reinstated 1/1/03)
A.
A committee, known as the Joint Equipment Operator Evaluation Committee, shall be established for the purpose of providing professional, objective evaluation of applicants or bidders who are being considered for placement or advancement to any position requiring operation of specialized construction equipment.

B.	The committee shall be composed of two (2) qualified management members appointed by the Company and two (2) qualified bargaining unit members appointed by the Union.
1.	One (1) management representative from the Safety and Training Department.
2.	One (1) management leader from the department into which the applicant will be placed.
3.
Two (2) Equipment Operator III’s or above from the department into which applicant will be placed; member must have a minimum of five (5) years’ experience in the specific type of equipment which evaluation is to be conducted.

4.	Departments will develop a list of qualified people who shall serve on the committee and will be selected on an “as available” basis at the time evaluation is needed.
C.
The committee will evaluate all applicants according to the requirements set forth by the Safety and Training Department, user department, CBA and any applicable laws or Department of Transportation Regulations.

D.
The committee will evaluate all applicants using test forms and field testing procedures designed by the Safety and Training Department. All evaluations will either be pass or fail based on a point system and will be documented; all documentation will be placed in applicant qualification file. (Added 1/1/03)

        5. EQUIPMENT OPERATOR PROGRAM (Deleted 1/1/98)

6.	EMERGENCY RESPONSE PROGRAM (See Attachment VIII)

        7. FAMILY SICK LEAVE PROGRAM (See Title 15.10)

        8. TELEPHONE ALLOWANCE

Employees receiving the telephone allowance as of May 1, 1991 will continue to receive one-half (1/2) of the base rate as long as they remain in a classification where the Company requires them to install and maintain a telephone in their home.

Effective May 1, 1991, no one will be added to the list of eligible employees, i.e., employees bidding to classifications where the Company may have previously required an employee to install and maintain a telephone in their home will no longer be eligible for the phone allowance.

         9. DEPARTMENTAL SENIORITY FOR LABORERS
(Deleted 1/1/95)

       10. YARD OPERATOR--POWER PRODUCTION

All incumbent employees in the Yard Operator classification shall be reclassified to Senior Yard Operator effective May 1, 1991.

        11. CLERICAL OCCUPATIONAL GROUP - CHANGING WORK HOURS (See Title 6.15)

        12.  ACCIDENT PREVENTION BOARD BUSINESS REPRESENTATIVE AS MEMBER
E-MAIL FOR UNION COMMUNICATIONS
NEW EMPLOYEE ORIENTATION PARTICIPATION BY UNION
(See Title 14.6)

13.	JOINT BENEFITS COMMITTEE ESTABLISHED
OPTIONAL LIFE INSURANCE
LONG-TERM DISABILITY BARGAINING UNIT INSURING
PLAN
(See Title 22)

14.	PART-TIME EMPLOYEES TERMS AND CONDITIONS
(See Titles 3.5 & 22)

15.	EQUIPMENT OPERATOR PROGRESSION GUIDELINES
(Added 1/1/98)

The Equipment Operator I performance test will generally consist of the following: Monthly evaluations by the Working Foreman or equivalent (a form entitled “Equipment Operator Evaluation” will be used for such evaluations). Additionally, the employee will be required to study and become knowledgeable of proper equipment safety and operating techniques as well as maintenance procedures for each piece of equipment he operates within the Equipment Operator I classification. This information is typically found in the equipment operator’s manual and/or in other publications which deal specifically with operating equipment.

Demonstration of Equipment Operator II skills and Journeyman skills, if applicable, will generally be determined through demonstrated proficiency, which will be evaluated and documented on the form entitled “Equipment Operator Evaluation”. These evaluation forms are to be completed at least quarterly by the Working Foreman or equivalent. The Equipment Operator II should have these skills evaluated by at least 75% of the Working Foreman in a given department over the course of the progression, which will help ensure a representative yet thorough appraisal of the operator’s skills is being achieved.

Demonstration of understanding and basic proficiency in the following Journeyman level skills will be required in order to progress to Equipment Operator III:

Gas Distribution Department-Polyethylene pipe fusion (including certification), facility locating, map and print reading, use of gas tapping equipment, leak repair techniques.

General Construction Department-Carpentry and forming techniques, reinforcing steel placement, concrete finishing, surveying techniques, map and print reading.

16.	WORK-AT-HOME SCHEDULE FOR CSR’s (BUSINESS OFFICE)
(Added 1/1/98)

This letter refers to the work-at-home schedule for Customer Services Representative employees in the Business Office, Clerical Occupational Group, Reno.

Under Section 6.15, the Company is proposing the following guidelines to provide a more useful and productive work environment with little impact to those working in the office. Perceived advantages that have been noted during the time employees have been working at home are; disaster recovery capabilities, outages, no commuting, scheduling flexibility, space in the office, reduced sick leave, and in some cases, increased call productivity. The following are stipulations that must be met in order for employees to work at home.

1.	If an employee falls under conditions set by the "Family & Medical Leave Act", the employee will be able to work at home.
2.	An office environment must be kept in the home during such time to promote an environment free from noise and outside distractions.
3.	The Customer Service Representative must be available to come into the office for safety meetings, staff meetings, or any other additional training that might be required.
4.
The productivity of the Customer Service Representative must remain consistent or better with what has been observed in the office. All monitoring and call statistics will continue to ensure quality customer service and expected performance standards.

5.
The office may request at any time for the Customer Service Representative to return to the office to work on a permanent basis with advance written notice and give reasonable verbal notice for temporary return for equipment malfunction, technical problems, or the like.

6.
If the Customer Service Representative chooses to use his/her own personal computer (not supplied by Sierra Pacific Power Company), Company will not be responsible for any damage to or malfunction of the computer. Company will maintain all equipment owned by Sierra Pacific Power Company.

7.	The employee will be required to work at least one (1) day a week in the office.
8.	The employee will provide a "date of return" to the supervisor based on the length of absence.
9.	The employee will sign a document stating agreement of the above with a listed date of return.

       17. GENERATION WORK SCHEDULES

Exhibit A Nine (9) Hour Work Schedule (Added 1/1/03)
This section will define and outline 9-hour work schedules. (Also see Title 6.2a)

The 9/80 work schedule will be considered the employees “regular” work hours as it applies in all sections of the Collective Bargaining Agreement (CBA), unless otherwise stated herein

1. Work Schedule:

a)
Change to a bi-weekly work schedule consisting of eight (8) days at nine (9) hours per day and one (1) day at eight (8) hours per day. Workweek schedule will begin at 1000 (10am) on Friday and end at 0959 (9:59am) the following Friday.

b)	On the scheduled eight (8) hour workday, all of the provisions of the CBA apply.

c)	Lunch will be scheduled from 1100 to 1130. Provisions of Section 6.4 will apply.

2. Expenses:

Overtime Meals
Overtime meal practices will occur in accordance with Sections 17.2, 17.3, and 17.4 of the CBA. I.e. if an employee’s regular work hours are extended, a meal will be earned 1 hour after the end of the workday on a 9-hour workday.

3. Overtime:

For the purpose of the 9/80 work schedule, Title 10, section 10.1(a)(2) of the Collective Bargaining Agreement, shall have “eight (8) hours” replaced by “nine (9) hours”.

4. Rest Periods:

a)	Change section 10.6(a)1. To read, “If he has worked six and one-half (6.5) hours or more at overtime rates…”

b)	Change Section 10.6(a)2. To read, “If he worked a minimum of two (2) hours at overtime rates and such work extends beyond eight (8) hours after his regular quitting time…”

5. Holidays:

It is agreed that there will be no increase to holiday hours available. When a Company holiday falls on an employee’s regularly scheduled work day, the employee will be given the day off and will be compensated for eight (8) hours of straight-time holiday pay for a regularly scheduled nine (9) hour work day. The extra one (1) hour can be charged to either Vacation, Floating holiday, or time off without pay.

Floating Holidays

Compensation for Floating Holidays can be taken in nine-hour (9) increments, but cannot exceed 24 hours total annually.

Exhibit B Ten (10) Hour Work Schedule (Added 1/1/03)
This section will outline and define the 10-hour workday agreement between the union and the company. Any sections of the Collective Bargaining Agreement that is not specifically mentioned in this section remain in force and unaltered with regard to this work group. (Also see Title 6.2a)

1. Work Schedule:

The work week will be comprised of four (4) 10 hour days during the hours of 0600 through 1700 with a half hour unpaid lunch. The flexibility in hours will account for the different start and end times as required for the different headquarters and or locations. The 10-hour day with lunch will be considered the groups “regular work day” as it applies in all sections of the Collective Bargaining Agreement unless stated otherwise herein. The company and the union agree that present work week start and end times as applicable with the 168 hour work week according to the different plant needs will be accepted.

2. Expenses:

Meals: Lunch will be from five (5) to five and one half (5.5) hours after the start time. Provisions of Section 6.4 will apply.

Overtime Meals: If the company requires an employee to perform work for one-half hour or more beyond his regular work hours, then the company will provide him with a meal approximately one-half hour after regular quitting time. Except as noted above in “lunch”, normal meal practices will apply in all other situations.

3. Overtime:

For the purpose of the 10-hour shift work in this section, Title 10, section 10.1(a)(2) of the collective bargaining agreement, shall have “eight (8) hours replaced by “ten (10) hours. Overtime will be paid for all time worked in excess of ten (10) hours per day and 40 hours per week. As defined in the workweek.

4. Rest Periods:

The Collective Bargaining Agreement will apply as written with the following additions;
Apply the following to section 10.6 (a) 1 “If he has worked six (6) hours or more at overtime rates…”
Apply the following to section10.6 (a) 2 “If he has worked a minimum of two (2) hours at overtime rates and such work extends beyond eight (8) hours after his regular quitting time…”.

5. Holidays:

Holiday hours available to this group will not be increased beyond the present Collective Bargaining Agreement. The extra 2 hours may be charged to either vacation or floating holiday or at the employees choice “off without pay”.

Floating Holidays

Compensation for floating holidays can be taken in 10-hour increments, but cannot exceed 24 hours total annually.

Exhibit C Twelve (12) Hour Work Schedule (Added 1/1/03)
This section will outline and define the 12-hour workday agreement between the union and the company. Any sections of the Collective Bargaining Agreement that is not specifically mentioned in this section remain in force and unaltered with regard to this work group. (Also see Title 6.2a)

1. Work Schedule:

All 12-hour shifts shall be considered equivalent to a 3-shift, 24-hour schedule as defined by this collective bargaining agreement. The Company and the Union will remain flexible to certain situations regarding employee needs and company needs as they arise through out the life of this agreement.

Shift Premiums

The shift premiums will be paid according to respective hours actually worked as first shift 0800 to 1600 no premium, second shift 1600 to 2400 2nd shift premium, third shift 2400 to 0800 3rd shift premium.

Grievances

Any grievances that may arise concerning the 12 hour shifts at the different stations shall be referred to the respective plants Union and Company in-house grievance committee’s that will consist of 2 bargaining unit employees as selected by the union representative, and 2 company representatives as selected by the company.
If there is no satisfactory resolution from the respective committees then the grievance will be directed to regular channels as outlined under Title 21 of the Collective Bargaining Agreement.

2. Expenses:

If the company requires an employee to perform work for more than (1) hour beyond regular work hours it shall provide him with a meal, and it shall provide him with a meal approximately four (4) hours but not more than five (5) hours as long as he continues to work, insofar as it is possible for the company to do so. Time necessary to consume meals provided shall be considered as time worked. An appropriate mealtime will be paid for meals provided in this section.

If an employee is called out to work on a regularly scheduled non-work day with less than 2 hours notice prior to the designated reporting time, he shall be given two (2) meals and one (1) mealtime. If an employee is called out to work with more than two (2) hours’ notice on a regularly scheduled non-work day he shall receive one meal time and one meal.

3. Overtime:

For the purpose of the 12-hour shift work in this section, Title 10, section 10.1(a)(2) of the collective bargaining agreement, shall have “eight (8) hours” replaced by “twelve (12) hours”.

4. Rest Period:

If the company requires an employee to perform work for more than 2 hours prior to or 2 hours after regular work hours on a regularly scheduled work day or on an overtime day, he shall then be entitled to a nine and one half (9.5) hour rest period.

5. Holidays:

a)
96 hours of scheduled holiday hours, which include floaters, will be credited to each employee at the beginning of the first payroll period of each respective year in lieu of holiday pay granted in the Collective Bargaining Agreement, Title 11, sections 11.3, 11.4, 11.5, and 11.6.

b)	An employee during his first calendar year of employment shall be entitled to holiday hours in accordance with the following:
i)
If an employee is hired between the first day of the pay period for a given year and June 30th of that same year, then that employee shall receive 24 floating holiday hours plus 8 hours for each of the recognized holidays remaining for the payroll year.

ii)	If an employee is hired after June 30th and before the end of the payroll year then that employee shall receive 12 floating holiday hours and 8 hours for each recognized holiday remaining for the payroll year.
c)	Scheduled holiday hours may be used to take time off from work in conjunction with vacation or as independent days off at the discretion of the company, subject to Title 12.14(c). (Amended 3/1/07)
d)
All scheduled holiday hours may be exchanged for regular pay at any time during the payroll calendar year. Shift employees will receive payment at straight time for all unused holiday time at the end of the payroll year.

e)	24 of the 96 scheduled holiday hours will be considered floating holiday hours. Compensation for floating holiday pay may be taken in 12-hour increments, but cannot exceed 24 hours annually.
f)	The 24-hour period between 2300 of the day before the recognized holiday and 2300 hours of the day of the recognized holiday shall be considered the holiday period or day.
g)	Recognized holidays remain as defined in the current Collective Bargaining Agreement.
h)	All overtime actually worked on any of the recognized holidays will be paid at the applicable overtime rates.
i)
Whenever an employee observes a holiday as a day off he may use 12 scheduled holiday hours. If he has no scheduled holiday hours remaining he may use 12 hours of vacation or at his option receive no compensation for the time off.

j)	Nothing herein contained shall be construed to increase or decrease the total number of hours of total holiday pay earned under the current Collective Bargaining Agreement.

6. Training:

For purposes of company required training that extends 4 or more days, the language of the Collective Bargaining Agreement section 6.9 will apply to the 12-hour work group.

18.	DEPARTMENT OF TRANSPORTATION HOURS OF SERVICE
(Added 1/1/03)

Company and Union agree that “Department of Transportation Hours of Service Regulations” may have affect on company operations. Company and Union further agree that implementation of procedures surrounding this issue shall not affect negotiated wages, benefits, or conditions of employment as outlined in the CBA or any documented agreement between the parties. Company and Union further agree to meet and confer to develop this procedure.

The Company agrees to hold harmless and indemnify in any civil action any employee who, as a result of a Company directive, exceeds the Hours of Service Regulations (49 CRF, Part 395) issued by the Federal Motor Carrier Safety Administration, Department of Transportation. (Added 3/1/07)

19.	NEUTRALITY AGREEMENT (Added 11/02/98 per Letter of Agreement)
(See next four pages)

  20. HIRING HALL AGREEMENT (Added 3/5/07)

The Company and IBEW Local 1245 recognize a need to utilize temporary employees to meet the interests of both parties.

Requests for temporary employment

When the Company determines it has a need for temporary Hiring Hall employees, the Company will request Local 1245 to refer applicants pursuant to this agreement. Requests shall be submitted in writing. Because of the special skills and abilities required for this work, the Company may request applicants by name.

Former Sierra Pacific employees who are ineligible to work at Sierra Pacific and other individuals deemed ineligible to work at Sierra Pacific shall be precluded from dispatch by the Union.

Classifications, Qualifications and Pay Rates

The hourly wages for a hiring hall Customer Service Representative, Clerical Representative, and Meter Reader are attached and are applicable for the life of this agreement. The company has the right to hire employees at other than entry-level wages.

In addition, the Company will pay a benefit substitute, which may be used, for purchase of any health care insurance offered to regular employees (pre-tax) or added to wage, dependent upon employee choice. The benefit substitute shall be $4.00 an hour for 2007, indexed to 82% of the cost of the current HMO premium for employee and spouse in 2008 and 2009.

Hiring Hall employees will be eligible for STIP payment in a percentage equal to that paid active employees represented by Local 1245. This will be calculated using actual regular/straight time hours worked in the measured period.

After one year of continuous employment, a temporary Hiring Hall employee will be subject to the holiday provisions set forth in Title 11 of the collective bargaining agreement.

After one year of continuous employment, a temporary Hiring Hall employee may take up to two weeks of unpaid leave in a calendar year, longer if operational needs as determined by the Company permit.

Candidate Rejection/Referral fee

The Company may reject an applicant for any reason; however, a fee of eight (8) hours pay will be paid if the individual accepts an assignment and is rejected prior to reporting to work.

Hiring Hall Employment Conditions

1.	Employees are subject to being released from work at the sole discretion of the Company.

2.	Employees shall not attain regular status or any regular status entitlements unless otherwise agreed to by the parties.

3.	Employees shall not be eligible for contractual fringe benefits except as specifically set forth herein.

4.
If subsequently hired by the Company into a regular position, an employee will be considered a new hire for all purposes unless otherwise agreed to in writing by the parties. The company will waive the contractual probationary period and waiting period for eligibility for benefits for any temporary Hiring Hall employee who is converted to regular employee status.

5.	An employee must notify the Company directly to be considered for regular employment.

6.	Employees may not be downgraded or upgraded in pay as a temporary Hiring Hall employee.

Duration of temporary employment

Utilization of a temporary Hiring Hall employee in accordance with this agreement shall not exceed three years.

If, due to lack of work, the Company chooses to lay off, reduce staffing levels, and it has hiring hall employees performing the same type of work normally performed by bargaining unit employees, the Company will release the hiring hall employees prior to regular employees.

The Company retains discretion as to who will perform and how it will staff the customer service and meter reading functions, including the use and hiring of hiring hall Customer Service Representatives, Clerical Representatives, and Meter Readers.

The number of hiring hall employees in all “Clerical Department” classifications will not exceed 40% of the aggregate number of employees in the “Inside Clerical Occupation Group” classifications.

The number of hiring hall Meter Readers will not exceed 40% of the aggregate number of all meter readers.

All employees will be included in the overtime agreements for the assigned departments.

The Company will not initiate any new automated meter reading program other than pilot programs of limited scope and duration to test technology prior to December 31, 2009.

Current PEPS Meter Readers will be converted to regular employee status upon ratification of this agreement.

The Company may use temporary Hiring Hall employees for any job within the Clerical Inside Occupational Group. During the life of this contract, the Company will not transfer any work normally performed by employees in the Clerical Inside Occupational Group to Nevada Power if the Company has used temporary Hiring Hall employees to perform that function. Further, the Company may transfer peak work to Nevada Power based on operational needs.

ATTACHMENT IV

EXHIBIT "C" (1)
(As Amended January 1, 2003)

LINES OF PROGRESSION FOR BIDDING AND DEMOTIONAL
PURPOSES BY OCCUPATIONAL GROUPS

DEFINITION OF OCCUPATIONAL GROUPS

Occupational Groups shall be defined as those separate divisions of the applicable Company "Departments" shown above. In those "Departments" where there is no such division, the entire "Department" shall be considered as an Occupational Group.

"A" Bid - Same classification or higher than job posted using group seniority. (Amended 1/1/95)

"B" Bid - Next lower classifications in group seniority. Classifications shown on chart above at the reverse end of arrows shall be considered next lower to those to which the arrow points. (Amended 1/1/95)

"C" Bid - Same classification in any other group using Company seniority.

"D" - Any classification in same group as job being posted using group seniority.

"E" - Any classification in any group using Company seniority.

Lines of Progression (see FOLD-OUT)

BIDDING NOTES

1.	(Deleted 1/1/95)

2.   (Deleted 1/1/98)

3.   (Deleted 1/1/95)

4.	Classifications labeled (4) shall be considered as Lineman for bidding purposes.

4a.  Any bids to Troubleman Electric shall be awarded by group seniority.
(Added 1/1/98)

5.	(Deleted 1/1/95)

6.	(Deleted 1/1/95)

7.	(Deleted 1/1/95)

8.
Serviceman, Equipment bidding to Plant Mechanic Apprentice shall not suffer a wage reduction if he has been in that classification for six (6) months or more. His wages will be red-circled until such time as his step rate in his new classification exceeds his red-circled wage rate. (Added 5/1/86)

Service Utility Operators and Scrubber Utility Operators cross-bidding to either position may use the total amount of time in both positions to establish themselves in the appropriate wage step but in no event higher than the 24-month step. Once the employee has established himself in the new position he will be moved to the upgradeable wage step once all the upgradeable requirements have been met. (Added 6/1/99 by Letter of Agreement)

9.	(Deleted 3/1/07)

10.	(Deleted 3/1/07)

11.	(Deleted 3/1/07)

12.	Classifications labeled (12) need not be posted and are considered non-bid jobs.

13. (Deleted 5/1/81)

14. (Deleted 5/1/68)

15. (Deleted 5/1/68)

16.	Awards to these jobs shall require successful completion of screening examination.

17.	(Deleted 1/1/95)

18.  (Deleted 5/1/71)

19.  (Deleted 5/1/71)

20.  (Deleted 5/1/74)

21.
Classifications labeled (21) shall be considered as "B" bids to Working Foreman subject to the time limits provided in the Working Foreman job description. A Storekeeper who is awarded a Reno Utility Materials Specialist vacancy shall assume the vacancy of his present Storekeeper rate of pay. Said wage rate shall remain in effect until (1) such time as it may be surpassed by the wage schedule of the Utility Materials Specialist classification as the result of continuous time spent in the Utility Materials Specialist classification or (2) until such time as it may be surpassed by the wage schedule of Utility Materials Specialist classification through the normal process of collective bargaining between Company and Union. A Utility Materials Specialist who is awarded a Storekeeper vacancy shall assume the vacancy at the wage step of the Storekeeper wage schedule which is next higher to the Utility Materials Specialist's present rate of pay. (Amended 5/1/76)

22.	(Deleted 1/1/95)

23.
The successful bidder must meet the respirator fit-test requirements as outlined by OSHA before the job award can be made. This will require the employee to be clean shaven for the test. (Added 5/1/88)

24.
If a Clerical Representative in the Mail Room has progressed through the wage steps of that classification and is awarded a Mail Inserter Operator vacancy, he will start at the six-month wage step. (Amended 3/1/07)

25.	(Deleted 1/1/95)

26.
Clarifier Operator bidding to Apprentice Lab Technician shall not suffer a wage reduction if he has been in that classification for twenty-four (24) months or more. His wage will be red-circled until such time as his step rate in his new classification exceeds his red-circled wage rate. (Added 1/1/95)

27.   (Deleted 1/1/95)

28	Sr. Control Technician will be red-circled when going to a Substation Technician. (Effective 4/11/94; Added 1/1/98)

29.	Sr. Control Technician will be a “D” bidder to Control Working Foreman and Substation Technician to Control Working Foreman will be a “B” bidder. (Effective 4/11/94; Added 1/1/98)

30.	Clerical Bidding Notes

A.
Generally speaking, Clerical employees will be hired at the minimum of the range. In exceptional cases, experience elsewhere will be counted in determining the starting rate. In no case will experience elsewhere be given more weight in determining the starting rate than if it had been with the Company.

B.
When a Clerical employee is in a wage progression and is promoted from one (1) job classification to another, his rate of pay shall be the starting rate for new classification or his present rate, whichever is higher. In the case of an employee who bids laterally to a job classification with the same wage progression, or an employee who bids downward to a job classification with a lower wage progression, his rate of pay shall be the starting rate for such classification, except that allowance shall be made by the Company for previous experience in the new classification. When a Clerical employee bids from one (1) Department, District or Sub-District to another in the same classification, his rate of pay shall remain the same.

C. (Deleted 5/1/91)
D.
Employees in the Clerical Occupational Group job classifications listed below, who were hired prior to the 1986 contract ratification date, will be red-circled in their current wage progression (at the wage rate in effect May 1, 1986) and will continue to receive general wage increases based on that wage progression.

Clerical Representative
Clerical Specialist
Meter Reader-Collector
Customer Services Representative

When an employee whose wage progression is red-circled becomes eligible to receive their final step increase under the red-circled wage progression, they will receive the top wage step of the red-circled wage progression or top wage step of the current book rate, whichever is higher. (Added 5/1/86)

E.  (Deleted 1/1/95)

31. (Deleted 3/5/07)

32.
Any full-time, regular General Foreman, Working shall be treated under the CBA as if he were above the top position in his Line of Progression and Occupational Group. The General Foreman, Working shall be paid at a rate ten percent (10%) above the highest wage rate in his Line of Progression and Occupational Group. (Added 1/1/03)

33.	(Deleted 3/1/07)

34.	Storekeeper/Buyer/Planner (Ft. Churchill) shall be treated exactly as Storekeeper for bidding, layoff and demotion purposes. (Added 1/1/03)

35.	When an Electrician and/or a Substation Inspector are awarded a Control Technician position, they will be paid at the six (6) month wage rate. (LOA 1/29/03)

36.
When bidding as a Clerical Representative, all group seniority in Clerical Inside, Support Services and the deleted Reprographics and Distribution occupational groups will be applied. A Clerical Representative may use this combined occupational group seniority in any group where a Clerical Representative exists. (Added 3/1/07)

37.	Intent of this bid is:
9162 is “B” bidder to 9745, 8888 and 6813
9745 is “B” bidder to 6813 and 8888
9745 is “A” bidder to 9162
8888 and 6183 are “A” bidders to 9745 and 9162

"E" BIDDERS
Clerk
Clerk, Field
Coordinator, Fleet Repair License
Driver, Truck
Driver, Truck, Heavy
Garageman
Helper
Janitor (Power Prod)
Laborer
Messenger, Outside
Repairman, Tool
Utilityworker, Universal
Worker, Building, Services, Lead
(Amended 1/1/03)

INSERT M/D/V PLAN COMPARISON HERE

ATTACHMENT VI
OUT-OF-TOWN WORK ASSIGNMENT GUIDELINES
(Added January 1, 1995)

A.	PURPOSE

Due to growth and operational changes which have occurred in our service area over the last few years, it has become more common to send employees away from their permanent work location to work in other areas. In most cases these temporary assignments are beneficial to both the Company and its employees. As the number of out-of-town assignments increases, however, so does the potential for disruption of family life and personal inconvenience of our employees.

B. NOTIFICATION OF WORK ASSIGNMENT
As soon as a Supervisor learns that some of his employees will be needed on an out-of-town project or job he should make his employees aware of the following factors:

1.	Number of employees required in each classification from his work location for the job or project.
2.	Scope of work of the job or project (build new line, general maintenance, plant overhaul, etc.).
3.	Starting date and expected duration.
4.	Job location and reporting place.
5.	Expected working hours (overtime, if expected).\
6.	Any other information available and of interest to employees, e.g., is there a special project agreement with the Union for the job?

Keep in mind that employees appreciate being kept informed and effective, timely communications improve morale. THE SUPERVISOR SHOULD GIVE EMPLOYEES ASSIGNED OUT-OT-TOWN WORK AS MUCH ADVANCE NOTICE AS POSSIBLE.

C. MANNING OUT-OF-TOWN WORK ASSIGNMENTS

1. VOLUNTARY:

a. If possible, the Supervisor should attempt to use volunteers in each job classification, with the skill level required.
b. If there are more volunteers than are required for the job assignment then employees should be selected on the basis of 1) qualifications, 2) accumulated overtime, 3) accumulated number of nights out-of-town, 4) Occupational Group Seniority from top to bottom, 5) operational needs.
c. Unless otherwise agreed to, volunteers will be expected to work through the entire project from start to finish. Supervisors should discuss this issue with employees at the earliest possible date.

2. NON-VOLUNTARY:

a. If volunteers are not available to fill the manpower requirements of a project, assignments will be made on a non-voluntary basis. Employees will be selected on the basis of 1) qualifications, 2) accumulated overtime, 3) accumulated number of nights out-of-town, 4) Occupational Group Seniority from bottom to top, 5) operational needs.
b. On the next mandatory job assignment, the next employees on the Out-of-Town Assignment List should be selected. By assigning employees in this order, all employees will share equally in performance of out-of-town assignments.
c. If an employee volunteers for an out-of-town assignment, he should be considered as doing so on his own accord, and will still be required to take his turn at non-voluntary assignments based on Section C (2)(a).
d. If an employee is unable to work his out-of-town assignment when selected due to illness, personal hardship, or any other reason of a temporary nature, he shall be replaced on the list as the first to go when his problems are resolved.
e. Any new employee reporting to a work location will be placed on the Headquarters' Out-of-Town Assignment List and will be assigned out-of-town work when his turn arrives based on Section C (2)(a).
f. Employees should be kept informed where they stand on the Out-of-Town Assignment List, as this will give them additional time to plan in advance for out-of-town assignments.

D. PERSONAL HARDSHIP

1.
When an employee feels that an out-of-town assignment will create a personal hardship he should explain all the facts to his Supervisor. The Supervisor should listen to the employee, evaluate the situation and make a decision whether to send the employee on a non-voluntary basis or not. These decisions will have to be made on a case-by-case basis, relying on the information supplied by the employee as well as other facts which may be known to the Supervisor.

2.
If a non-voluntary job assignment lasts more than eight (8) weeks the Supervisor should consider rotating personnel to complete that job assignment. (If for example, the Supervisor knows that an out-of-town work assignment will last for ten (10) weeks, he might consider sending two (2) different groups for five (5) weeks each.)

E. OTHER CONSIDERATIONS

1.	Continuity - Is it better to have the same group of employees do the full job rather than changing in the middle of the project?
2.
Project Length - Eight (8) weeks is not necessarily the ideal maximum assignment for some projects. Some might be shorter, depending on the travel required, working conditions, equalization of overtime, etc.

3.	Job Location - If the assigned job locations are so far away that employees cannot return home on weekends, consideration should be given to making shorter assignments and rotating employees.
4.	Productivity - Employees away from home on an involuntary basis for long periods of time may become less productive. Harmony and efficiency in the operation should be considered by Supervisors.
5.
Skills Required - Certain employees with special skills may be required at certain projects for the duration of the project, or they may be required to remain at their home location regardless, of the provisions of these guidelines. This will depend on job requirements.

6.  Reporting Place - When board and lodging are provided by the Company, the reporting place will be the Company designated lodging of the local headquarters.

ATTACHMENT VII
JOB SITE REPORTING
(Added 1/1/98 - Cancelled by the Union on 10/24/02)

ATTACHMENT VIII
EMERGENCY RESPONSE PROGRAM

Consistent with the provisions and obligations of Section 2.1, Title 2 of the Collective Bargaining Agreement between Sierra Pacific Power Company and Local Union No. 1245 of the International Brotherhood of Electrical Workers, the parties hereby agree to the following:

The Company and Union recognize there may arise situations in various departments of the Company where availability of some key classifications becomes imperative in the rendering of service to the customer and for the safe, effective operation of facilities. To assure availability of these key people, the Company and Union mutually agree to the following conditions that will apply to both parties for Positive Emergency Response.

A. Conditions Applicable to Company

1.	The Company will provide an appropriate radio-equipped vehicle to the following job classifications for commute purposes:
Customer Serviceman
Gas Inspector
Gas Pressure Operator
General Foreman
Leak Surveyor
Troubleman
Other employees may be provided a radio-equipped vehicle at the discretion of the Company. (Amended 3/1/07)
2.	The Company will provide a pager or hand-held radio/telephone to improve the employee's mobility and communication.
3.	Normal work hours will prevail during employee's regular work days.
4.
Availability schedule will apply from the end of employee's shift on Friday until the beginning of employee's shift on Monday, during holidays and such other times when adequate emergency coverage is not available (Amended 1/1/98)

5.	The Company shall provide an option for either (1) availability premium to employee of:
$4.36/hour, effective 3/1/2007
$4.53/hour, effective 1/1/08
$4.71/hour, effective 1/1/09
for every hour employee is available for duty exclusive of employee's normal pay for regular scheduled hours worked. (Amended 3/1/07) or (2) “time in lieu” at the following rates:
All non-holiday hours will be factored at the .127/hour accrual rate. Example—2-day weekend -from 1530 Friday to 0700 Monday = 63.5 hours X .127 = 8 hours.
Example: work week from 1530 Monday through 0700 Friday = 15.5 hours X 4 days = 62 hours X .127 = 8 hours
All holiday hours will be factored at the .334/hour accrual rate.
Example—Christmas Day—from 1530 Christmas
Eve day to 0700 the day after Christmas=15.5 hours  X .127 hours + 24 hours X .334 = 10 hours.  (Amended 3/1/07)
Note: The availability premium will be adjusted each January 1, beginning January 1, 1996. The adjustment will be made by a percentage equal to the general wage increase. (Added 1/1/95)
6.  The Company shall compensate the employee at the applicable overtime rate as provided in Title 10 of the Agreement for any hours worked outside normally scheduled hours during the availability period plus the availability premium for all hours available.
7.  In any payroll year, an employee may use a maximum of 200 time-in-lieu hours earned via pager duty.. (Amended 3/1/07)
8. Employees may cash out all, or any portion, of their accumulated time-in-lieu hours at the end of any pay period. (Added 3/1/07)
9. On the last paycheck of the payroll year, the Company will cash out all accumulated time-in-lieu hours in excess of 200 hours. (Added 3/1/07)

B. Conditions Applicable to Employee

1.	Employee must live within the sub-district boundaries and be available to receive communication to qualify for emergency availability scheduled.
2.	Employee must be in physical condition to perform assigned duties when emergency situations arise.
3.	The employee must respond to a page within ten (10) minutes of the notification and report within a reasonable time thereafter.
4.	Substitutions of coverage may be arranged only with the approval of the Supervisor in charge, and the substitute employee must be qualified to perform the assigned duties.
5.	The employee on duty will have first opportunity to fill availability schedule. If a substitute employee is required, accumulated overtime will prevail. (Amended 1/1/95)

C. (Deleted 1/1/95)

D.	If, in the event there is no duty employee, a departmental procedure to administer the Emergency Response Program must be established in writing and agreed to by the Company and Union. (Added 1/1/98)

ATTACHMENT IX
COMPANY STATEMENT RE: CONTINUATION OF
POST RETIREMENT MEDICAL COVERAGE
(Amended 3/1/07)

Letter of Agreement
Local 1245 VEBA Trust Funding

The Company agrees to fund the VEBA Trust over the next eight years beginning January 1, 2007 up to an amount that the PUCN has allowed in its most recent General Rate Case unless to do so would cause the Company to violate debt covenants, or create an unfavorable tax consequence.

1. Confirm that under the proposal, SPR will fund 100% of the January 1, 2015 Accumulated Projected Benefit Obligation (APBO) by January 1, 2015.
This is confirmed.

2. Confirm that under the proposal, annual funding will at a minimum, be determined on a relatively level basis over 8 years.
This is confirmed.

3. Our actuary has estimated that level annual funding of the VEBA may be in the range of $10-$15 million each year. Is this consistent with SPR’s expectations of the required annual funding level?
The retiree medical program is currently the subject of negotiations. The program that is in effect at the close of the negotiations will determine the level of annual funding that is required for the VEBA.

4. SPR has proposed to limit Local 1245 VEBA funding “up to an amount that the PUCN has allowed in its most recent General Rate case.” (a) Fully describe this restriction.
Sierra requests recovery of post retirement medical expenses in its biennial general rate case filings. As described in the question, SPR would limit its annual cash funding to the Local 1245 VEBA trust to an amount equal to or less than the VEBA expense component in Sierra’s most recent general rate case. The limiting amount would change each time a new rate case has been concluded.

Sierra’s general rate cases include the expense amount provided by the most current annual actuarial study. For example, Sierra’s 2005 GRC included the VEBA expense as determined by an actuarial study performed in late 2004, which specified expenses to be recognized in 2005. Pursuant to the described procedures and because the results of the 2005 GRC were known in May 2006, the cash funding for years 2006 and 2007 would be based on an actuarial study that quantified expenses for 2005.

(b) Under this restriction at the present time, what is the maximum annual amount SPR could fund the Local 1245 VEBA?
Sierra’s 2005 Nevada GRC included $5.1 million in VEBA expense.

(c) If required VEBA contributions are in the $10-$15 million range, would this restriction limit the annual VEBA contribution?
Yes. If we cap our obligation at a specific number (such as $5.1 million) then we cannot contribute funds the VEBA trust beyond that amount. The exception to this are “catch up” contributions which we carry as a liability in our accounting systems.

(d) Is it expected that this restriction will limit full funding of the VEBA in any year prior to 2015?
No, because the Company has committed to catch up funding over and above the amount allowed in the GRC.

5. SPR has proposed to limit Local 1245 VEBA funding so as not to “cause the company to violate debt covenants.” (a) Fully describe this restriction.
As disclosed on page 61 of the Sierra Pacific Resources 2005 Form 10-k filed with the Securities and Exchange Commission, “Each of NPC’s $500 million Second Amended and Restated Revolving Credit Agreement and SPC’s $250 million Amended and Restated Revolving Credit Agreement, dated November 4, 2005, contains two financial maintenance covenants. The first requires that the Utility maintain a ratio of consolidated indebtedness to consolidated capital, determined as of the last day of each fiscal quarter, not to exceed 0.68 to 1. The second requires that the Utility maintain a ratio of consolidated cash flow to consolidated interest expense, determined as of the last day of each fiscal quarter for the period of four consecutive fiscal quarters, not to be lass than 2.0 to 1. As of December 31, 2005, both companies were in compliance with these covenants.

In addition, with respect to SPR, as disclosed on page 62, “The terms of SPR’s $335 million 8 5/8% Senior Unsecured Notes due2014, its $99.1 million 7.803% Senior Notes due 2012, and its 6.75% Senior Notes due 2017 restrict SPR and any of it’s Restricted Subsidiaries (NPC and SPPC) from incurring any additional indebtedness unless:
1.	at the time the debt is incurred, the ratio of consolidated cash flow to fixed charges for SPR’s most recently ended four quarter period on a pro forma basis is at least 2 to 1 or
2.
the debt incurred is specifically permitted under the terms of the applicable series of notes, which permit the incurrence of certain credit facility or letter of credit indebtedness, obligations incurred to finance property construction or improvement, indebtedness incurred to refinance existing indebtedness, certain intercompany indebtedness, hedging obligations, indebtedness incurred to support bid, performance or surety bonds, and certain letters of credit supporting SPR’s or any Restricted Subsidiary’s obligations to energy suppliers, or

3.	the indebtedness is incurred to finance capital expenditures pursuant to NPC’s 2003 Integrated Resource Plan and SPPC’s 2004 Integrated Resource plan.
If the applicable series of notes are upgraded to investment grade by both Moody’s and S&P, these restrictions will be suspended and will be no longer in effect so long as the applicable series of notes remain investment grade.”
Based on SPR’s March 31, 2006 financial statements, assuming an interest rate of 6%, SPR’s indebtedness restrictions would allow SPR and utilities to issue up to approximately $262 million of additional indebtedness in the aggregate, unless the indebtedness being issued is specifically permitted under the terms of SPR’s indebtedness.

(b) Under this restriction at the present time, what is the maximum annual amount SPR could fund the Local 1245 VEBA?
Based upon the March 31, 2006 additional indebtedness limitation of $262 million, SPR would be capable of currently funding the annual VEBA contribution in the $10 to $15 million range as indicated in clause (c)
(c) If required VEBA contributions are in the $10-$15 million range, would this restriction limit the annual VEBA contribution? Please refer to the response to clause (a).

6. SPR has proposed to limit Local 1245 VEBA funding so as not to “accelerate a pending insolvency.” (a) fully describe this restriction. (b) Is there any pending insolvency or any indication that an insolvency may occur before January 1, 2015? Based on the proposed annual funding amounts and the company’s current financial status, there are no insolvencies anticipated. Therefore the Company is willing to withdraw this restriction. (c) How can the agreement be strengthened to provide accelerated funding in advance of a pending insolvency? Our legal group advises us that we cannot accelerate funding to the VEBA in advance of any pending insolvency.

7. SPR has proposed to limit Local 1245 VEBA funding so as not to “create an unfavorable tax consequence.” (a) fully describe this restriction. Under a collectively bargained VEBA, the over funding of said VEBA is essentially the only unfavorable tax consequence. Contributions to VEBA’s are fully deductible, however, contributions in excess of the amount required to fully fund a collectively bargained VEBA are not tax deductible. (b) Under this restriction at the present time, what is the maximum amount SPR could fund the Local 1245 VEBA? The maximum amount that could be funded cannot exceed the current unfunded APBO of the VEBA. (c) If required VEBA contributions are in the $10-$15 million range, would this restriction limit the annual VEBA contribution? No.

Is it expected that this restriction will limit full funding of the VEBA in any year prior to 2015? No.

IBEW LOCAL UNION 1245

By: ____________________________________

SIERRA PACIFIC POWER COMPANY

By: ____________________________________

Date: __________________________________